As filed with the Securities and Exchange Commission on January 13, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS OF FLORIDA, INC.

(Name of Registrant as specified in its charter)

Florida	6712	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1101 First Street South, Winter Haven, Florida 33880 (863) 293-2600

(Address and telephone number of principal executive offices)

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202, Winter Haven, Florida 33880 (863) 291-3900

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Phone: (407) 843-7300; Facsimile (407) 843-2448

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Joint Proxy Statement-Prospectus included herein to the shareholders of CenterState Banks of Florida.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $.01 par value	320,000 shares (1)	Not applicable	$8,997,410	$963

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein.

(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee based upon the book value at December 31, 2005, of the securities to be received by the Registrant if the proposed share acquisition described herein is consummated.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED JANUARY 13, 2006

PROXY STATEMENT OF	PROSPECTUS OF CENTERSTATE
CENTERSTATE BANK MID FLORIDA	BANKS OF FLORIDA, INC.

CenterState Bank Mid Florida’s board of directors has unanimously approved a merger transaction in which CenterState Bank will be acquired by CenterState Holding Company. CenterState Bank’s board believes this transaction provides CenterState Bank with growth and strategic opportunities that would not have been available to CenterState Bank on a stand-alone basis. In addition, it provides CenterState Bank shareholders with the opportunity to participate as a shareholder in a rapidly growing banking organization. While CenterState Holding Company and CenterState Bank have similar names, CenterState Bank is a financial institution independent of CenterState Holding Company, as CenterState Holding Company owns none of the outstanding shares of CenterState Bank. In this proxy statement/prospectus, CenterState Banks of Florida, Inc. is referred to as CenterState Holding Company, and CenterState Bank Mid Florida is referred to as CenterState Bank.

In the merger, each of the shares of CenterState Bank common stock will be converted into cash of $4.35 plus a fraction of a share of CenterState Holding Company common stock (rounded to four decimals) equal to the quotient obtained by dividing $10.15 by the average closing price of the CenterState Holding Company common stock for the ten trading days ending on the fifth business day immediately preceding the closing of the merger.

In order to complete this merger, CenterState Bank needs the approval of its shareholders. This document is being furnished to you in connection with the solicitation of proxies by CenterState Bank’s board of directors for use at its special meeting of shareholders.

The special meeting of CenterState Bank’s shareholders will be held at                                     , at          a.m. on                     , 2006. At the special meeting, you will be asked to consider and vote upon the merger agreement.

The board of directors of CenterState Bank believe that the merger is in the best interests of its shareholders and encourages them to vote “FOR” approval of the merger agreement. CenterState Bank has received from its own financial advisor an opinion to its board of directors that the consideration to be received by the shareholders of CenterState Bank under the merger agreement is fair from a financial point of view.

Investing in the shares of CenterState Holding Company involves risks. See “ Risk Factors” beginning on page 23. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. It is illegal to tell you otherwise.

The shares of CenterState Holding Company to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of CenterState Holding Company, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The shares of CenterState Holding Company are traded on the Nasdaq National Market System under the symbol CSFL.

The date of this proxy statement/prospectus is                     , 2006, and it is being mailed or otherwise delivered to shareholders on or about that date.

-i-

-ii-

Page
EXPERTS	84

OTHER MATTERS	84

WHERE YOU CAN FIND MORE INFORMATION	84

APPENDICES:

Appendix A -	Agreement and Plan of Merger
Appendix B -	Opinion of The Carson Medlin Company
Appendix C -	Dissenters Provisions of Florida Banking Code
Appendix D -	CenterState Banks of Florida, Inc. Form 10-K for 2004
Appendix E -	CenterState Banks of Florida, Inc. Form 10-Q for September 30, 2005
Appendix F -	CenterState Banks of Florida, Inc. Unaudited Financial Statements for September 30, 2005

-iii-

QUESTIONS AND ANSWERS ABOUT THE CENTERSTATE HOLDING

COMPANY/CENTERSTATE BANK MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement entered into between CenterState Holding Company and CenterState Bank and the merger contemplated by the merger agreement. In the merger, CenterState Bank will be acquired by merging into a successor bank subsidiary to be formed by CenterState Holding Company. After the merger is completed, CenterState Bank operations will be conducted by successor bank, as a wholly owned subsidiary of CenterState Holding Company.

Q:	What will I receive in the merger?

A:	If the merger is completed, CenterState Bank shareholders will receive for each share of CenterState Bank Common Stock owned by them $4.35 cash plus a fraction of a share of CenterState Holding Company common stock (rounded to four decimals) equal to the quotient obtained by dividing $10.15 by the average closing price of the CenterState Holding Company common stock for the ten trading days ending on the fifth business day immediately preceding the closing of the merger. CenterState Holding Company will not issue factional shares. Instead, CenterState Bank shareholders will receive a cash payment for any factional shares. The shares of CenterState Holding Company common stock held by CenterState Holding Company shareholders will not change as a result of the merger.

Q:	Does the CenterState Bank Board support the merger?

A:	Yes. The CenterState Bank Board of Directors has unanimously determined that the merger is fair to, and in the best interest of, its shareholders and recommends that shareholders vote for approval and adoption of the merger agreement. The directors and executive officers of CenterState Bank have indicated that they intend to vote for the approval of the merger agreement.

Q:	When and where are the special meetings of shareholders?

A:	The CenterState Bank special meeting will take place on , 2006, at a.m., local time, at .

Q:	Who can vote at the special meetings of shareholders?

A:	You can vote at the special meetings if you own shares of CenterState Bank common stock at the close of business on , 2006. As of the close of business on that date, approximately 1,000,050 shares of CenterState Bank common stock were outstanding.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of CenterState Bank common stock outstanding on the record date. Shareholders will have one vote for each share of CenterState Bank common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the special meeting to be held on , 2006.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of CenterState Bank, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q	Should I send in my CenterState Bank stock certificates now?

A:	No. After the merger is completed, CenterState Holding Company will send you written instructions explaining how you should exchange your CenterState Bank stock certificates.

Q	When do you expect the merger to be completed?

A:	We expect the merger to be completed during the first quarter of 2006. We are working towards completing the merger as quickly as possible. To do so, the shareholders of CenterState Bank must approve the merger agreement and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q:	Can I exercise dissenters rights in connection with the merger?

A:	CenterState Bank shareholders are entitled to dissenter’s rights in connection with the merger. To exercise your dissenter’s rights, you must comply with the procedures described on page 55 of this proxy statement/prospectus.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	CenterState Bank shareholders should contact Timothy A. Pierson, at CenterState Bank Mid Florida, 1211 West North Blvd., Leesburg, Florida 34748, telephone (352) 323-9000.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on page 84 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. CenterState Bank and CenterState Holding Company encourage you to read the merger agreement because it is the legal document that governs the merger.

Information regarding CenterState Holding Company and CenterState Bank

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202

Winter Haven, FL 33880

(863) 293-2600

CenterState Holding Company is a Florida based bank holding company which commenced operations on June 30, 2000. CenterState Holding Company currently conducts its activities through four subsidiary banks: First National Bank of Osceola County, which is based in Kissimmee, Florida; First National Bank of Polk County, which is based in Winter Haven, Florida; CenterState Bank West Florida N.A., which is based in Zephyrhills, Florida, and CenterState Bank of Florida, which is based in Winter Haven, Florida. CenterState Holding Company has announced its intention to merge CenterState Bank of Florida with First National Bank of Polk County during the first quarter of 2006. As of September 30, 2005, CenterState Holding Company had total assets of approximately $848 million. For additional information regarding CenterState Holding Company, see “Business of CenterState Holding Company,” and the Form 10-K of CenterState Holding Company for the year ended December 31, 2004 which is attached as Appendix D to this proxy statement/prospectus, the Form 10-Q for CenterState Holding Company for the period ended September 30, 2005 which is attached as Appendix E to this proxy statement/prospectus, and CenterState Holding Company’s financial statements for the period ending September 30, 2005 which are attached as Appendix F to this proxy statement/prospectus.

CenterState Bank Mid Florida

1211 West North Blvd.

Leesburg, Florida 34748

(352) 323-9000

CenterState Bank is a Florida state bank which commenced operations in January 2004. CenterState Bank’s principal office is located in Leesburg, Florida and it operates branches in Clermont, Florida and Groveland, Florida. At September 30, 2005, CenterState Bank had total assets of $71 million. For additional information regarding CenterState Bank Mid Florida, see “Business of CenterState Bank.”

CenterState Holding Company will own CenterState Bank (see page 33)

CenterState Bank will be acquired by CenterState Holding Company. CenterState Bank thus will become a wholly-owned subsidiary of CenterState Holding Company. The directors and officers of CenterState Bank in office before the merger will continue to serve as the directors and officers of CenterState Bank after the merger. Additionally, up to two persons from the CenterState

Bank board of directors as selected by the board of directors of CenterState Holding Company, will also become directors of CenterState Holding Company after the merger.

The merger consideration will be shares of CenterState Holding Company shares and $4.35 for each CenterState Bank share (see pages 46 and 47)

When the merger is complete, each share of CenterState Bank common stock will be converted into cash of $4.35 plus a fraction of a share of CenterState Holding Company common stock (rounded to four decimals) equal to the quotient obtained by dividing $10.15 by the average closing price of the CenterState Holding Company common stock for the ten trading days ending on the fifth business day immediately preceding the closing of the merger. This is referred to as the average closing price. In the case of fractional shares, you will receive cash instead of a fractional share.

For example, if you hold 1,000 shares of CenterState Bank common stock, then you will received 298 shares of CenterState Holding Company common stock plus $4,350. You also will receive cash instead of the 0.5 fractional share interest. This assumes an average closing price of $34 per share.

Share information and market prices of CenterState Holding Company common stock

CenterState Holding Company common stock is traded on the NASDAQ National Market System. For additional information regarding the market prices of CenterState Holding Company common stock, see pages 56 and 57.

Generally, with the exception of cash received, the merger will be a tax-free transaction for CenterState Bank shareholders (see pages 43 to 47)

CenterState Holding Company expects that you will not recognize any gain or loss in the merger for United States federal income tax purposes, except in connection with $4.35 per share cash amount that you receive and also the cash that you receive instead of a fractional share of CenterState Holding Company common stock or as a result of the exercise of dissenters’ rights. Your holding period for the CenterState Holding Company common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of CenterState Holding Company common stock, generally will include your holding period for the CenterState Bank common stock exchanged in the merger.

CenterState Bank and CenterState Holding Company have received an opinion that the federal income tax treatment will be as described in this document (see pages 43 to 45)

This tax treatment may not apply to certain CenterState Bank shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within CenterState Holding Company’s control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences for you.

The CenterState Bank board unanimously recommends that its shareholders approve the merger agreement (see pages 34 and 35)

The CenterState Bank board believes that the merger is in its shareholders’ best interests and has unanimously approved the merger agreement. The board of directors recommends that its shareholders vote “FOR” approval of the merger agreement. The directors and executive officers of CenterState Bank have indicated that they intend to vote for the approval of the merger agreement.

CenterState Bank’s financial advisor says the consideration to be received by CenterState Bank shareholders under the merger agreement, is fair to its shareholders from a financial perspective (see pages 35 to 42)

The Carson Medlin Company, the financial advisor to CenterState Bank in connection with the merger, has delivered an opinion to the CenterState Bank board that the consideration to be received by CenterState Bank shareholders under the merger agreement is fair from a financial perspective. A copy of The Carson Medlin Company’s opinion is attached to this proxy statement/prospectus as Appendix B. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by financial advisors in providing this opinion.

The Carson Medlin Company will receive fees of approximately $20,000, plus reimbursement of its expenses, for its services as financial advisor to CenterState Bank in connection with the merger.

Special meeting to be held on                     , 2006 (see pages 31 and 32)

The special meeting of CenterState Bank shareholders will be held at          a.m. on                     , 2006. The special meeting will be held at                                              . At the special meeting, you will be asked to consider and vote on the merger agreement which provides for the acquisition of CenterState Bank by CenterState Holding Company.

Record date set at                     , 2006; Majority vote of outstanding shares is required to approve merger (see pages 31 and 32)

You can vote at the special meeting if you owned CenterState Bank common stock at the close of business on                     , 2006. As of that date, there were 1,000,050 shares of CenterState Bank common stock outstanding and entitled to be voted at the CenterState Bank special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval of the CenterState Bank shareholders. The directors and executive officers of CenterState Bank beneficially owned, as of the record date, and are entitled to vote approximately 226,400 of the outstanding shares of CenterState Bank common stock, which represents approximately 22.6% of the outstanding shares of CenterState Bank common stock. The directors and executive officers of CenterState Holding Company also owned as of the record date 110,200 shares or 11.0%, of the outstanding shares of CenterState Bank common stock. The CenterState Bank and CenterState Holding Company directors and executive officers have indicated that they intend to vote their shares for approval of the merger agreement.

CenterState Bank’s stock options will be assumed (see page 47)

At the effective time of the merger, CenterState Holding Company will assume each outstanding option to purchase shares of CenterState Bank common stock. These options will become the right to purchase a number of shares of CenterState Holding Company common stock equal to the number of shares of CenterState Bank common stock that were subject to the option multiplied by a fraction which we refer to as the “option ratio.” The option ratio means $14.50 divided by the average closing price of the CenterState Holding Company common stock for the ten trading days ending on the fifth business day immediately preceding closing of the merger. The exercise price of the CenterState Bank options following the merger will be equal to the current exercise price divided by the option ratio. The other terms and conditions of the options will remain the same. As of the date of this proxy statement/prospectus, CenterState Bank had issued options covering 98,430 shares of its common stock. Under the terms of the merger agreement, these options will be converted into options to acquire 41,977 shares of CenterState Holding Company common stock on the effective date of the merger. This assumes an average closing price of $34 per share.

Dissenters’ rights (see page 55 and 56)

Under Florida law, if you vote against the merger agreement or you give written notice to the President of CenterState Bank prior to the CenterState Bank special meeting that you dissent from the merger agreement and you properly and timely exercise your rights to dissent to the merger, you may demand a cash payment for the “value” of your shares of CenterState Bank common stock. To exercise these rights, you must comply with all procedural requirements of the Florida Banking Code, the relevant sections of which are attached as Appendix C to this proxy statement/prospectus.

CenterState Holding Company will use purchase accounting treatment (see page 54)

CenterState Holding Company will account for the merger as a purchase for financial reporting purposes.

Certain persons have interests in the merger (see page 46)

Some of the directors and officers of CenterState Bank and CenterState Holding Company have interests in the merger that are different from, or in addition to, their interests as shareholders, as follows:

•	Five directors of CenterState Bank, collectively own 15,659 shares of the common stock of CenterState Holding Company.

•	Five directors of CenterState Holding Company, collectively own 108,200 shares of the common stock of CenterState Bank.

•	CenterState Holding Company has agreed that for a period of four years after the merger it will indemnify the directors and officers of CenterState Bank against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extend authorized by Florida law.

•	Certain of the directors, officers and employees of CenterState Bank hold stock options which entitle them to purchase, in the aggregate, up to 98,430 shares of CenterState Bank’s common stock. Under the terms of the merger agreement, these options will be assumed by CenterState Holding Company and converted into options to acquire shares of CenterState Holding Company’s common stock after taking into account the exchange ratio in the merger.

•	Upon the consummation of the merger, the board of directors of CenterState Holding Company will be expanded to add two persons from the CenterState Bank board selected by the board of directors of CenterState Holding Company.

The board of CenterState Bank were aware of these interests and took them into account in approving the merger.

CenterState Holding Company common stock issued in the merger will be freely transferable by non-affiliates (see page 54)

CenterState Holding Company common stock issued in the merger will be freely transferable by you unless you are deemed to be an “affiliate” of CenterState Bank under applicable federal securities laws. Generally, “affiliates” include directors, certain executive officers and 10% or greater shareholders.

Conditions that must be satisfied for the merger to occur (see pages 51 and 52)

Completion of the merger is subject to various conditions which include:

•	approval and adoption of the merger agreement by CenterState Bank shareholders.

•	receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger.

•	other customary contractual conditions set forth in the merger agreement.

Regulatory approvals CenterState Holding Company must obtain for the merger (see page 53)

CenterState Holding Company cannot complete the merger unless it is approved by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of Florida Office of Financial Regulation. CenterState Holding Company has filed applications with these agencies. CenterState Holding Company cannot be certain that it will obtain the approval from these agencies. However, CenterState Holding Company does not know of any reason why it should not obtain this approval in a timely manner.

Termination of the merger agreement (see page 52)

CenterState Bank and CenterState Holding Company can mutually agree at any time to abandon the merger and terminate the merger agreement, even if CenterState Bank shareholders have approved it. Also, the board of either CenterState Bank or CenterState Holding Company can decide, without the consent of the other, to abandon the merger if any of the following occur:

•	the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days.

•	the merger has not been completed by April 30, 2006.

CenterState Bank can terminate the merger if the average closing price of CenterState Holding Company common stock for the 10 trading days ending on the fifth business day prior to the closing of the merger transaction is less than $28.00. If this occurs, then CenterState Bank and CenterState Holding Company can agree that CenterState Holding Company may increase the $4.35 cash portion of the purchase price for the shares of CenterState Bank common stock such that the combination of such revised cash amount and the CenterState Holding Company shares, valued at that average trading price, shall at least equal $14.50 per share.

In addition, CenterState Holding Company and CenterState Bank may abandon the merger if CenterState Bank shareholders do not approve the merger agreement, or if the CenterState Bank board withdraws its recommendation to approve the merger or modifies its recommendation in a manner adverse to the interests of the other.

Selected Financial Data of CenterState Holding Company

The table below presents selected historical financial data for CenterState Holding Company. CenterState Holding Company derived the historical financial data from its unaudited financial statements for the nine months ended September 30, 2005 and 2004 and its audited financial statements for the years ended December 31, 2004 and 2003. This data should be read in conjunction with the audited and unaudited consolidated financial statements of CenterState Holding Company, including the notes to the financial statements, included elsewhere in this proxy statement/prospectus.

CenterState Holding Company

	Nine months ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(dollars in thousands, except per share data)
Interest income	$28,871	$21,072	$29,088	$25,802
Interest expense	8,282	5,621	7,874	7,532
Net interest income	20,589	15,451	21,214	18,270
Provision for loan losses	795	900	1,270	1,243
Non-interest income	4,067	3,685	4,932	4,687
Gain on sale of branches	—	1,844	1,844	—
Non-interest expense	16,688	14,690	19,780	17,547
Income tax provision	2,678	2,000	2,567	1,541

Net income	$4,495	$3,390	$4,373	$2,626

Basic earnings per share	$1.00	$0.93	$1.17	$0.78
Diluted earnings per share	$0.97	$0.91	$1.14	$0.77

Selected Financial Data of CenterState Bank

The table below presents selected historical financial data for CenterState Bank. CenterState Bank derived the historical financial data from its unaudited financial statements for nine months ended September 30, 2005 and 2004 and its audited financial statements for the years ended December 31, 2004 and 2003. This data should be read in conjunction with the financial statements of CenterState Bank, including the notes to the financial statements, included elsewhere in this proxy statement/prospectus.

CenterState Bank

(dollars in thousands, except per share data)

	Nine months ended September 30,		From inception (January 12, 2004) through December 31, 2004
	2005	2004
	(dollars in thousands, except per share data)
Interest income	$2,282	$972	$1,502
Interest expense	691	278	449
Net interest income	1,591	694	1,053
Provision for loan losses	180	45	105
Non-interest income	213	185	284
Non-interest expense	1,687	1,408	1,941

Income tax expense (benefit)	(26)	(216)	(267)

Net income	($37)	($358)	($442)

Basic (loss) per share	($0.04)	($0.36)	($0.44)
Diluted (loss) per share	($0.04)	($0.36)	($0.44)

PRO FORMA FINANCIAL INFORMATION

Pro Forma Per Share Data

The following table summarizes the historical consolidated and pro forma net earnings and net worth of CenterState Holding Company and CenterState Bank for the year ended December 31, 2004, and the nine months ended September 30, 2005, after giving effect to the proposed merger. The pro forma data is based on the issuance of 298,515 shares of CenterState Holding Company common stock pursuant to the merger. The CenterState Holding Company common stock is valued at an aggregate of $10,150,000, or $34.00 per share. CenterState Bank shares will be exchanged for CenterState Holding Company common stock, using an exchange ratio of 0.2985 shares of CenterState Holding Company for each CenterState Bank share, plus $4.35. The information presented below is provided for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future. This information should be read in conjunction with the separate financial statements and notes thereto of both CenterState Holding Company and CenterState Bank, the respective Management’s Discussion and Analysis of Financial Condition and Results of Operations of both CenterState Holding Company and CenterState Bank and the other unaudited pro forma financial information, included elsewhere in this proxy statement/prospectus.

(dollars are in thousands, except per share data)	At and for the nine months ended September 30, 2005	At and for the year ended December 31, 2004
CenterState Holding Company common shares outstanding at end of period:
CenterState Holding Company, before merger	5,249,886	4,068,713
Estimated shares to be issued pursuant to merger	298,515	298,515

Pro forma shares outstanding, after merger	5,548,401	4,367,228
Consolidated net income:
CenterState Holding Company - historical	$4,495	$4,373
CenterState Bank - historical	(37)	(442)
Adjustments for the merger	43	(1,158)

Pro forma combined entity, after merger	$4,501	$2,773
Consolidated stockholders’ equity:
CenterState Holding Company - historical	$96,439	$57,664
CenterState Bank - historical	9,002	9,069
Net issuance of CenterState Holding Company common stock (a)	10,150	10,150
Adjustments for the merger (b)	(8,726)	(8,793)

Combined entity – pro forma after merger	$106,865	$68,090

	Basic	Diluted	Basic	Diluted
Consolidated net earnings (loss) per share, basic and diluted:
CenterState Holding Company - historical ( c )	$1.00	$0.97	$1.17	$1.14
CenterState Bank - historical (d)	($0.04)	($0.04)	($0.44)	($0.44)

Pro forma CenterState Holding Company, after merger (e)	$0.94	$0.91	$0.68	$0.67
Dividends per share:
CenterState Holding Company		$0.21		$0.26
CenterState Bank		none		none

(dollars are in thousands, except per share data)	At and for the nine months ended September 30, 2005	At and for the year ended December 31, 2004
Consolidated book value per share:
CenterState Holding Company - historical (f)	$18.37	$14.17
CenterState Bank - historical (g)	$9.00	$9.07
Pro forma CenterState Holding Company, after merger (h)	$19.26	$15.59

(a)	Represents the portion of the purchase price to be paid in CenterState Holding Company stock pursuant to the agreement attached hereto as appendix A.

(b)	Represents the elimination of stockholders’ equity of CenterState Bank ($9,002 and $9,069, at September 30, 2005 and December 31, 2004, respectively) net of the estimated cost of acquiring CenterState Bank employee stock options outstanding, net of deferred income tax ($276).

(c)	Computed using the weighted average shares outstanding as listed below:

		Basic	Diluted
	Nine months ended September 30, 2005	4,485,902	4,622,710
	Year ended December 31, 2004	3,750,158	3,828,154

(d)	Computed using the weighted average shares outstanding as listed below:

		Basic	Diluted
	Nine months ended September 30, 2005	1,000,000	1,000,000
	Year ended December 31, 2004	1,000,000	1,000,000

(e)	Computed using the weighted average shares outstanding as listed below:

		Basic	Diluted
	Nine months ended September 30, 2005	4,485,902	4,622,710
	Additional shares assumed issued pursuant to merger	298,515	298,515

	Pro forma after merger	4,784,417	4,921,225
	Year ended December 31, 2004	3,750,158	3,828,154
	Additional shares assumed issued pursuant to merger	298,515	298,515

	Pro forma after merger	4,048,673	4,126,669

(f)	Computed using the shares outstanding as listed below:

	At September 30, 2005	5,249,886
	At December 31, 2004	4,068,713

(g)	Computed using the shares outstanding as listed below:

	At September 30, 2005	1,000,050
	At December 31, 2004	1,000,000

(h)	Computed using the shares outstanding as listed below:

	At September 30, 2005	5,249,886
	Additional shares assumed issued pursuant to merger	298,515

	Pro forma after merger	5,548,401
	At December 31, 2004	4,068,713
	Additional shares assumed issued pursuant to merger	298,515

	Pro forma after merger	4,367,228

Pro Forma Condensed Combined Balance Sheet and Pro Forma Condensed Combined Statement of Operations

The following pro forma condensed combined balance sheet reflect the consolidated balance sheet of CenterState Holding Company as of September 30, 2005 after giving effect to the proposed merger.

The following pro forma condensed combined statements of operations reflect the consolidated results of operations of CenterState Holding Company for the nine month period ending September 30, 2005 and for the year ended December 31, 2004, after giving effect to the proposed acquisition of all of the outstanding stock of CenterState Bank by CenterState Holding Company

The transaction will be accounted for as a purchase and is based on assumptions explained in this section and in the notes to pro forma condensed combined balance sheet and statement of operations. The pro forma condensed combined statements of operations do not necessarily reflect the results of operations as they would have been if CenterState Holding Company and CenterState Bank had constituted a single entity during the nine months ended September 30, 2005 or the year ended December 31, 2004. The information presented below should be read in conjunction with the separate financial statements and notes thereto of CenterState Holding Company and CenterState Bank, the Management Discussion and Analysis of Financial Condition and Results of Operations of CenterState Holding Company and the other unaudited pro forma financial information, included elsewhere in this proxy statement/prospectus.

Pro Forma Condensed Combined Balance Sheet

at September 30, 2005

(dollars in thousands)

	CenterState Holding Company	CenterState Bank		Adjustments for acquisition				Pro forma
				Debit		Credit
ASSETS
Cash and due from banks	$28,086	$2,204	a			4,550	p,q	$25,740
Federal funds sold and money market accounts	57,401	12,588	a					69,989
Securities available for sale, at fair value	224,092	11,405	a					235,497

Loans	504,783	40,830	a			356	g	545,257
Less: allowance for loan losses	(6,426)	(541	)a					(6,967)

Net loans	498,357	40,289						538,290

Premises and equipment, net	28,483	2,640	a	699	e			31,822
Accrued interest receivable	3,246	229	a					3,475
Deferred income taxes, net	2,330	573	a	730	d,h,o	1,130	f,j,m,u	2,503
Goodwill	4,675	—	a	5,752	k,t			10,427
Core deposit intangible (CDI)	497	1,346	a	1,69	1i	1,346	c	2,188
Other assets	994	153	a			120	x	1,027

Total Assets	$848,161	$71,427						$920,958

LIABILITIES AND STOCKHOLDER’S EQUITY

Deposits:
Demand - non interest bearing	201,749	9,437	b					211,186
Demand - interest bearing	100,990	14,016	b					115,006
Savings and money market accounts	145,437	4,711	b					150,148
Time deposits	247,945	34,140	b			66n,l		282,151

Total Deposits	696,121	62,304						758,491

Securities sold under agreement to repurchase	39,741	—						39,741
Corporate debenture	10,000	—						10,000
Other borrowings	3,000	—						3,000
Accrued expenses and other liabilities	2,740	121	b					2,861

Total Liabilities	751,602	62,425						814,093

Minority interest	120			120	w			—

Stockholder’s equity:
Common stock	52	5,000		5,000		3	r	55
Additional paid-in capital	74,995	4,945		4,945		10,423	s,v	85,418
Retained earnings	22,487	(874)				874		22,487
Accumulated other comprehensive loss	(1,095)	(69)				69		(1,095)

Total stockholder’s equity	96,439	9,002						106,865
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$848,161	$71,427						$920,958

Pro Forma Condensed Combined Statement of Operations

Nine month period ended September 30, 2005

(dollars in thousands)

			Adjustments for Acquisition
	CenterState Holding Company	CenterState Bank	Debit		Credit		Pro forma
Interest income:
Loans	$23,443	$1,876			66	a	$25,385
Securities	4,223	179					4,402
Federal funds sold and money markets	1,205	227					1,432

Total interest income	28,871	2,282					31,219
Interest expense:
Deposits	7,124	691	77	b	130	b	7,762
Securities sold under agreement to repurchase	654	—					654
Other borrowed funds	504	—					504

Total interest expense	8,282	691					8,920
Net interest income	20,589	1,591					22,299
Provision for loan losses	795	180					975

Net interest income after provision for loan losses	19,794	1,411					21,324
Noninterest income:
Service charges on deposit accounts	2,413	113					2,526
Other service charges and fees	1,654	100					1,754

Total non interest income	4,067	213					4,280
Noninterest expense:
Salaries and employee benefits	9,183	759					9,942
Occupancy expenses	2,050	298					2,348
Depreciation of premises and equipment	1,214	144					1,358
Stationery, printing, and supplies	392	24					416
Marketing expenses	328	15					343
Data processing expenses	721	95					816
Legal, accounting, and professional fees	402	38					440
Core deposit intangible (CDI) amortization	—	154	230	c	154	c	230
CDI amortization, CSB merger	64	—					64
Other expenses	2,334	160					2,494

Total non interest expenses	16,688	1,687					18,451
Income before income taxes	7,173	(63)					7,153
Provision for income taxes	2,678	(26)					2,652

NET INCOME	$4,495	($37)					$4,501

Earnings (loss) per share
Basic	$1.00	($0.04)					$0.94
Diluted	$0.97	($0.04)					$0.91
Common stock used in the calculation of earnings (loss) per share
Basic	4,485,902	1,000,000					4,784,417
Diluted	4,622,710	1,000,000					4,921,225

Pro Forma Condensed Combined Statement of Operations

Twelve month period ended December 31, 2004

(dollars in thousands)

			Adjustments for Acquisition
	CenterState Holding Company	CenterState Bank	Debit		Credit		Pro forma
Interest income:
Loans	$25,434	$1,303			88	a	$26,825
Securities	2,940	100					3,040
Federal funds sold and money markets	714	99					813

Total interest income	29,088	1,502					30,678
Interest expense:
Deposits	7,185	449	144	b	174	b	7,604
Securities sold under agreement to repurchase	193	—					193
Other borrowed funds	496	—					496

Total interest expense	7,874	449					8,293
Net interest income	21,214	1,053					22,385
Provision for loan losses	1,270	105					1,375

Net interest income after provision for loan losses	19,944	948					21,010
Noninterest income:
Service charges on deposit accounts	3,113	136					3,249
Other service charges and fees	1,819	148					1,967
Gain on sale of branches	1,844	—	1,844	d			—

Total non interest income	6,776	284					5,216
Noninterest expense:
Salaries and employee benefits	10,440	910					11,350
Occupancy expenses	2,419	335					2,754
Depreciation of premises and equipment	1,526	154					1,680
Stationery, printing, and supplies	456	51					507
Marketing expenses	378	32					410
Data processing expenses	864	108					972
Legal, accounting, and professional fees	626	26					652
Core deposit intangible (CDI) amortization	0	181	307	c	181	c	307
CDI amortization, CSB merger	86	—					86
Other expenses	2,985	144					3,129

Total non interest expenses	19,780	1,941					21,847
Income before income taxes	6,940	(709)					4,379
Provision for income taxes	2,567	(267)			694	d	1,606

NET INCOME	$4,373	($442)					$2,773

Earnings (loss) per share
Basic	$1.17	($0.44)					$0.68
Diluted	$1.14	($0.44)					$0.67
Common stock used in the calculation of earnings (loss) per share
Basic	3,750,158	1,000,000					4,048,673
Diluted	3,828,154	1,000,000					4,126,669

Pro forma condensed balance sheets and statement of operations as of and for the periods ending December 31, 2004 and September 30, 2005 explanation of adjustments and journal entries

1.	The merger will be accounted for using the purchase method of accounting. CenterState Holding Company will purchase CenterState Bank for $14.50 per share. The consideration will be a combination of $4.35 per share in cash and $10.15 in CenterState Holding Company stock. For the purpose of these pro forma statements we have assumed an average closing price, as defined in the merger agreement (Appendix A), to be $34 per share. The resulting exchange ratio is 0.2985 shares of CenterState Holding Company stock for each share of CenterState Bank stock outstanding. There are 1,000,050 shares of CenterState Bank stock outstanding, resulting in the issuance of approximately 298,515 shares of CenterState Holding Company common stock, pursuant to the merger.

2.	CenterState Bank has employee and director stock options outstanding for 98,430 shares of CenterState Bank common stock at an exercise price of $10 per share. These options will be converted to CenterState Holding Company stock options at the transaction date. For the purposes of these pro forma statements, it is assumed the cost of these options to be $4.50 per share ($14.50 transaction price - $10 exercise price), or approximately $443,000.

3.	Fixed Assets: CenterState Bank leases its main office and owns its two branch offices (Clermont branch and Groveland branch). An independent appraiser has estimated the market value of the land and buildings for these two branch offices at $2,900,000. Their aggregate book value as of 9/30/05 was $2,201,000 resulting in a fair market value adjustment of $699,000. The main office lease was initiated in January 2004, and is assumed to approximate market value. The book value of the furniture and equipment is assumed to approximate market value.

4.	Branch sales: CenterState Holding Company sold the two branches discussed above (Clermont branch and Groveland branch) to CenterState Bank in February 2004, one month after CenterState Bank opened for business. CenterState Holding Company recognized a gain from the sale of these branches of $1,844,000 ($1,150,000 after tax) during 2004.

5.	Loans: Variable rate loans adjust frequently to market rates, and as such, their book value is assumed to approximate market value. A discounted cash flow analysis was used to value fixed rate loans. CenterState Bank reported $18,317,000 fixed rate loans outstanding at 9/30/05. The discounted cash flow analysis used to estimate a market value resulted in an estimated fair market value write down of approximately $356,000. The market value adjustment will be amortized to interest income over the estimated lives of the underlying loans. It is assumed the amortization schedule will be as follows:

year 1	$88,000
year 2	$80,000
year 3	$75,000
year 4	$65,000
year 5	$48,000

Total	$356,000

6.	Securities: CenterState Bank accounts for its securities in an “available for sale” portfolio consistent with Statement of Financial Accounting Statement No. 115. As such, the securities are marked to market each balance sheet date. No further market value adjustment is required.

7.	Deposits: Interest rates on money market accounts, savings accounts and interest bearing checking accounts can adjust to market rates on a daily basis. As such, the book values of these types of deposit accounts are assumed to approximate market value. A discounted cash flow analysis was used to value time deposits, resulting in an estimated market value greater than the book value. Because this is a liability account, the increase in market value is represented by a write-up in basis of a liability. The amortization of this account results in periodic credits (or reduction) to the corresponding interest expense over the contractual life of the time deposits. The basis adjustment at the pro forma dates is assumed to be $236,000 and will be amortized to interest expense (as a credit) as follows:

year 1	$174,000
year 2	$48,000
year 3	$14,000

Total	$236,000

8.	A core deposit intangible (“CDI”) valuation was performed by a third party consultant as of 11/30/05, resulting in a valuation of approximately $1,691,000. This value is used as of the pro forma dates. It is assumed the pro forma CDI will be amortized to expense over a ten year period as follows:

Year 1	$307,000
Year 2	$239,000
Year 3	$188,000
Year 4	$149,000
Year 5	$135,000
Year 6	$135,000
Year 7	$135,000
Year 8	$135,000
Year 9	$134,000
Year 10	$134,000

9.	For pro forma basis, we have assumed the cost of the transaction to approximate $200,000.

10.	CenterState Bank is a 20% owner of a second tier 80% owned subsidiary of CenterState Holding Company. CenterState Holding Company will own 100% of C.S. Processing as an effect of the proposed acquisition transaction. The adjustment for acquisition entry related to this event is to eliminate the $120,000 minority shareholder of C.S. Processing on CenterState Holding Company’s consolidated books against the $120,000 investment in C.S. Processing on CenterState Bank’s books.

11.	Goodwill is the difference between the cost (purchase price plus the transaction cost) and the fair market value of the tangible and identifiable intangible net assets as of the merger date. Goodwill is not amortizable, but will be measured for impairment periodically, consistent with Statement of Accounting Standards No. 142 and No. 141. Goodwill at the pro forma dates are assumed as follows:

Pro forma date:	Sept 30, 2005
Purchase price	$14,500,000
Estimated transaction costs	200,000
Estimated cost of assumed stock options	443,000

Estimated total cost of transaction	15,143,000
Less: estimated fair market value of net assets acquired (from below)	(9,391,000)

Pro forma goodwill	$5,752,000

Total assets of CenterState Bank	$71,427,000
Less: intangibles relating to branch purchase	(1,346,000)
adjust related deferred income taxes	507,000
Book to market value adjustment - land and buildings	699,000
Related deferred income taxes	(263,000)
Book to market value adjustment – loans	(356,000)
Related deferred income taxes	134,000
Core deposit intangible (CDI)	1,691,000
Related deferred income taxes	(636,000)

Fair market value of acquired assets	$71,857,000

Total liabilities of CenterState Bank	$62,425,000
Less: market value adjustment related to branch purchase	(170,000)
adjust related deferred income taxes	64,000
Book to market value adjustment - time deposits	236,000
Related deferred income taxes	(89,000)

Fair market value of acquired liabilities	$62,466,000

Fair market value of net assets acquired	$9,391,000

Adjustments for acquisition - pro forma balance sheet September 30, 2005

	Debit		Credit
Total assets of CenterState Bank (recorded individually)	71,427,000	a
Intangibles relating to branch purchases			1,346,000	c
Deferred income taxes - related to branch purchases intangibles	507,000	d
Mark to market - land and buildings	699,000	e
Deferred income taxes - related to land and buildings			263,000	f
Mark to market - loans			356,000	g
Deferred income taxes - related to loans	134,000	h
Core deposit intangible (CDI)	1,691,000	i
Deferred income taxes - related to CDI			636,000	j
Goodwill	5,309,000	k
Total liabilities of CenterState Bank (recorded individually)			62,425,000	b
Time deposit market value adjustment related to branch purchases	170,000	l
Deferred income taxes - related to above			64,000	m
Mark to market - time deposits			236,000	n
Deferred income taxes - related to time deposit mark to market	89,000	o
Cash - payments to CenterState Bank shareholders			4,350,000	p
Cash - payments for transaction costs			200,000	q
Common Stock, par value - issue shares to CenterState Bank stockholders	3,000	r
Additional paid-in capital - issue shares to CenterState Bank stockholders	10,147,000	s
Goodwill (stock options)	443,000	t
Deferred income taxes - related to stock options acquired			167,000	u
Additional paid-in capital - related to stock options acquired record stock options acquired pursuant to merger agreement, see #2 above			276,000	v
Minority shareholder in C.S. Processing	120,000	w
Investment in C.S. Processing See note 10 above			120,000	x

Adjustments for acquisition - pro forma statement of operations - nine months ended September 30, 2005

	Debit		Credit
Unamortized market value adjustment - loans	66,000
Interest income - loans			66,000	a
recognized nine months of amortization of market value adjustment see note 5 above for explanation and pro forma amortization schedule ($88,000 x 9/12 = $66,000)
Interest expense - time deposits	77,000	b
Unamortized market value adjustment - relating to 2004 branch purchase			77,000
Interest expense - time deposits			130,000	b
Unamortized market value adjust - relating to proposed transaction	130,000
see note 7 above for explanation and amortization schedule ($174,000 x 9/12 =$130,000)
CDI - balance sheet account relating to 2004 branch purchases	154,000
CDI - reverse amortization taken relating to 2004 branch purchases			154,000	c
CDI - amortization relating to proposed transaction	230,000	c
CDI - balance sheet account relating to proposed transaction			230,000
see notes 4 and 8 above for explanation and pro forma amortization schedule ($307,000 x 9/12 =$230,000)

Adjustments for acquisition - pro forma statement of operations - year ended December 31, 2004

	Debit		Credit
Unamortized market value adjustment - loans	88,000
Interest income - loans			88,000	a
recognize amortization of market value adjustment see note 5 above for explanation and pro forma amortization schedule
Interest expense - time deposits	144,000	b
Unamortized market value adjustment - relating to 2004 branch purchase			144,000
Interest expense - time deposits			174,000	b
Unamortized market value adjust - relating to proposed transaction	174,000
see note 7 above for explanation and amortization schedule
CDI - balance sheet account relating to 2004 branch purchases	181,000
CDI - reverse amortization taken relating to 2004 branch purchases			181,000	c
CDI - amortization relating to proposed transaction	307,000	c
CDI - balance sheet account relating to proposed transaction see notes 4 and 8 above for explanation and pro forma amortization schedule			307,000
Gain on sale of branches	1,844,000	d
Provision for income taxes			694,000	d
Various balance sheet accounts relating to sale of branches			1,150,000
Reverse gain on sale of branches on CenterState Holding Company books see note 4 above for explanation

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, CenterState Bank shareholders should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting of shareholders.

Risks Related to CenterState Holding Company’s Business

CenterState Holding Company’s business strategy includes the continuation of significant growth plans, and its financial condition and results of operations could be negatively affected if it fails to grow or fail to manage its growth effectively

CenterState Holding Company intends to continue pursuing a significant growth strategy for its business. CenterState Holding Company’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. CenterState Holding Company cannot assure CenterState Bank shareholders that CenterState Holding Company will be able to expand its market presence in its existing markets or successfully enter new markets or that any such expansion will not adversely affect its results of operations. Failure to manage its growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Also, if CenterState Holding Company’s growth occurs more slowly than anticipated or declines, its operating results could be materially adversely affected.

CenterState Holding Company’s ability to successfully grow will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. While CenterState Holding Company believes it has the management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed.

CenterState Holding Company’s business is subject to the success of the local economies where it operates

CenterState Holding Company’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which CenterState Holding Company operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, CenterState Holding Company’s business may not succeed. Adverse economic conditions in CenterState Holding Company’s specific market area could reduce its growth rate, affect the ability of its customers to repay their loans to it and generally affect its financial condition and results of operations. CenterState Holding Company is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, CenterState Holding Company cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

Any adverse market or economic conditions in the State of Florida may disproportionately increase the risk CenterState Holding Company’s borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of September 30, 2005, approximately 77% of CenterState Holding Company’s loans held for investment were secured by real estate. Of this amount, approximately 55% were commercial real estate loans, 37% were residential real estate loans and 8% were construction and development loans. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Florida could adversely affect the value of CenterState Holding Company’s assets, its revenues, results of operations and financial condition.

CenterState Holding Company may face risks with respect to future expansion

CenterState Holding Company may acquire other financial institutions or parts of those institutions in the future and it may engage in additional de novo branch expansion. CenterState Holding Company may also consider and enter into new lines of business or offer new products or services. CenterState Holding Company also may receive future inquiries and have discussions with potential acquirors. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	CenterState Holding Company’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	the diversion of CenterState Holding Company’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where it lacks experience;

•	the introduction of new products and services into CenterState Holding Company’s business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on CenterState Holding Company’s results of operations; and

•	the risk of loss of key employees and customers.

CenterState Holding Company may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, CenterState Holding Company may issue equity securities, including common stock and securities convertible into shares of its common stock in connection with future acquisitions, which could cause ownership and economic dilution to its shareholders. There is no assurance that, following any future mergers or acquisition, CenterState Holding Company’s integration efforts will be successful or it, after giving effect to the acquisition, will achieve profits comparable to or better than its historical experience.

If the value of real estate in CenterState Holding Company’s core Florida market were to decline materially, a significant portion of its loan portfolio could become under-collateralized, which could have a material adverse effect on it

With most of CenterState Holding Company’s loans concentrated in Central Florida, a decline in local economic conditions could adversely affect the values of its real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on CenterState Holding Company’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, CenterState Holding Company’s subsidiary banks often secure loans with real estate collateral. At September 30, 2005, approximately 77% of the banks’ loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If CenterState Holding Company is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected.

An inadequate allowance for loan losses would reduce CenterState Holding Company’s earnings

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require CenterState Holding Company to increase the allowance for loan losses as a part of their examination process, its earnings and capital could be significantly and adversely affected.

The building of market share throughout CenterState Holding Company’s de novo branching strategy could cause its expenses to increase faster than revenues

CenterState Holding Company intends to continue to build market share in Central Florida through its de novo branching strategy. CenterState Holding Company has opened one new branch during 2005 in a temporary facility. It plans to construct a permanent facility for this branch during 2006. In addition, CenterState Holding Company expects to open three to four additional branches during 2006 and 2007. There are considerable costs involved in opening branches and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, CenterState Holding Company’s new branches can be expected to negatively impact its earnings for some period of time until the branches reach certain economies of scale. CenterState Holding Company’s expenses could be further increased if CenterState Holding Company encounters delays in the opening of any of its new branches. Finally, CenterState Holding Company has no assurance its new branches will be successful even after they have been established.

CenterState Holding Company’s recent results may not be indicative of its future results

CenterState Holding Company may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, CenterState Holding Company’s recent and rapid growth may distort some of its historical financial ratios and statistics. In the future, CenterState Holding Company may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, a strong residential mortgage market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit its ability to expand its market presence. If CenterState Holding Company experiences a significant decrease in its historical rate of growth, its results of operations and financial condition may be adversely affected due to a high percentage of its operating costs being fixed expenses.

CenterState Holding Company’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed

CenterState Holding Company is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. CenterState Holding Company anticipates its capital resources will satisfy its capital requirements for the foreseeable future. CenterState Holding Company may at some point, however, need to raise additional capital to support its continued growth.

CenterState Holding Company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, CenterState Holding Company cannot assure CenterState Bank shareholders of CenterState Holding Company’s ability to raise additional capital if needed on terms acceptable to it. If CenterState Holding Company cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

Increases in interest rates may negatively affect CenterState Holding Company’s earnings and the value of its assets.

Changes in interest rates may affect CenterState Holding Company’s level of interest income, the primary component of its gross revenue, as well as the level of its interest expense, CenterState Holding Company’s largest recurring expenditure. In a period of rising interest rates, CenterState Holding Company’s interest expense could increase in different amounts and at different rates while the interest that it earns on its assets may not change in the same amounts or at the same rates. Accordingly, increases in interest rates could decrease CenterState Holding Company’s net interest income.

Changes in the level of interest rates also may negatively affect CenterState Holding Company’s ability to originate real estate loans, the value of its assets and its ability to realize gains from the sale of its assets, all of which ultimately affect CenterState Holding Company’s earnings. A decline in the market value of CenterState Holding Company’s assets may limit its ability to borrow additional funds or result in its lenders requiring additional collateral from it under its loan agreements. As a result, CenterState Holding Company could be required to sell some of its loans and investments under adverse market conditions, upon terms that are not favorable to it, in order to maintain its liquidity. If those sales are made at prices lower than the amortized costs of the investments, CenterState Holding Company will incur losses.

Competition from financial institutions and other financial service providers may adversely affect CenterState Holding Company’s profitability

The banking business is highly competitive and CenterState Holding Company experiences competition in each of its markets from many other financial institutions. CenterState Holding Company competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in CenterState Holding Company’s primary market areas and elsewhere.

CenterState Holding Company competes with these institutions both in attracting deposits and in making loans. In addition, CenterState Holding Company has to attract its customer base from other existing financial institutions and from new residents. Many of CenterState Holding Company’s competitors are well-established, larger financial institutions. While CenterState Holding Company believes it can and does successfully compete with these other financial institutions in its primary markets, CenterState Holding Company may face a competitive disadvantage as a result of its smaller size, lack of geographic diversification and inability to spread its marketing costs across a broader market. Although CenterState Holding Company competes by concentrating its marketing efforts in its primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, CenterState Holding Company can give no assurance this strategy will be successful.

CenterState Holding Company is subject to extensive regulation that could limit or restrict its activities

CenterState Holding Company operates in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. CenterState Holding Company’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. CenterState Holding Company is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

The laws and regulations applicable to the banking industry could change at any time, and CenterState Holding Company cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, its cost of compliance could adversely affect its ability to operate profitably.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to CenterState Holding Company, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, CenterState Holding Company may experience greater compliance costs.

CenterState Holding Company’s directors and executive officers own a significant portion of CenterState Holding Company’s common stock

CenterState Holding Company’s ten directors and two non-director executive officers, as a group, beneficially owned approximately 17.7% of CenterState Holding Company’s outstanding common stock as of December 31, 2005. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to CenterState Holding Company’s shareholders for approval, including the election of directors.

CenterState Holding Company is dependent upon the services of its management team

CenterState Holding Company’s future success and profitability is substantially dependent upon the management and banking abilities of its senior executives. CenterState Holding Company believes that its future results will also depend in part upon its attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and CenterState Holding Company cannot assure CenterState Bank shareholders that CenterState Holding Company will be successful in retaining such personnel. CenterState Holding Company also cannot guarantee that members of its executive management team will remain with it. Changes in key personnel and their responsibilities may be disruptive to CenterState Holding Company’s business and could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to An Investment in CenterState Holding Company’s Common Stock

Future capital needs could result in dilution of shareholder investment

CenterState Holding Company’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState Holding Company’s common stock. New investors may also have rights, preferences and privileges senior to CenterState Holding Company’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState Holding Company’s common stock has been low and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock

CenterState Holding Company’s common stock is thinly traded. The average daily trading volume of its shares on The Nasdaq National Market during the first nine months of 2005 was approximately 5,400 shares. Thinly traded stock can be more volatile than stock trading in an active public market. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, CenterState Holding Company’s shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.

CenterState Holding Company cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState Holding Company therefore can give no assurance sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

CenterState Holding Company’s ability to pay dividends is limited and it may be unable to pay future dividends

CenterState Holding Company’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of CenterState Holding Company’s four bank subsidiaries to pay dividends to it is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to national banks and state banks that are regulated by the FDIC. If CenterState Holding Company does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState Holding Company’s junior subordinated debentures have rights that are senior to those of its common stockholders

CenterState Holding Company has supported its continued growth through the issuance of trust preferred securities from a special purpose trust and accompanying junior subordinated debentures. At September 30, 2005, CenterState Holding Company had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $10 million. Payments of the principal and interest on the trust preferred securities of this special purpose trust are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState Holding Company issued to the special purpose trust are senior to CenterState Holding Company’s shares of common stock. As a result, CenterState Holding Company must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState Holding Company’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState Holding Company’s common stock. CenterState Holding Company has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of CenterState Holding Company or CenterState Bank. These statements may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. When considering these forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement/prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to CenterState Holding Company’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

•	post-merger costs or difficulties related to the combination of the businesses of CenterState Holding Company and CenterState Bank are greater than expected.

•	retaining key personnel is more difficult than expected.

•	post-merger income is lower than expected.

•	competitive pressure among financial institutions increases significantly.

•	deposit attrition, customer loss, or revenue loss following the merger are larger than expected.

•	effects of changes in interest rates on interest margins, loan volumes and asset valuations.

•	general economic conditions or conditions in target markets are less favorable than expected.

•	legislation or regulatory changes adversely affect the businesses of CenterState Holding Company or CenterState Bank.

SPECIAL MEETING

This proxy statement/prospectus is being provided to you in connection with the solicitation of proxies by the board of directors of CenterState Bank for use at its special meeting of shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at                                                                  . The special meeting will be held on                     , 2006. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the acquisition of CenterState Bank by CenterState Holding Company.

CenterState Holding Company is also providing this proxy statement/prospectus to CenterState Bank shareholders as a prospectus in connection with the offer and sale by CenterState Holding Company of its shares of common stock as a result of CenterState Bank’s acquisition by CenterState Holding Company.

Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

Record Date

The close of business on                     , 2006 is the record date for determining the CenterState Bank shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 1,000,050 outstanding shares of CenterState Bank common stock held by approximately 245 holders of record. Only holders of record of CenterState Bank common stock as of the record date are entitled to notice of and to vote at the special meetings.

Quorum

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement.

The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-votes”) will not be counted as votes cast on it.

Proxies

Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the CenterState Bank board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted “FOR” approval of the merger agreement and in the discretion of the proxies as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

Directors, officers and other employees of CenterState Bank may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. CenterState Bank will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and will reimburse these persons for their reasonable out-of-pocket expenses.

Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

•	giving written notice of revocation to the Secretary of CenterState Bank,

•	properly submitting a duly executed proxy bearing a later date, or

•	voting in person at the special meeting.

You should address all written notices of revocation and other communications with respect to revocation of proxies to CenterState Bank Mid Florida, 1211 West North Blvd., Leesburg, Florida 34748, Attention: Timothy A. Pierson, President and Chief Executive Officer. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Secretary or other person responsible for tabulating votes on behalf of CenterState Bank, before the shares are voted.

Vote Required

The affirmative vote of the holders of a majority of the votes entitled to be cast by CenterState Bank shareholders on the merger agreement is required for approval. Each share of CenterState Bank common stock is entitled to one vote on each matter submitted to the meeting.

As of the record date, the directors and executive officers of CenterState Holding Company were the beneficial owners of 110,200 shares of CenterState Bank common stock which represents approximately 11.0% of the outstanding shares of CenterState Bank common stock. The directors and executive officers of CenterState Bank owned, as of the record date, and are entitled to vote 226,400 of the outstanding shares of CenterState Bank common stock, which represents approximately 22.6% of the outstanding shares of CenterState Bank common stock. The directors and executive officers of CenterState Holding Company and CenterState Bank who also own shares of CenterState Bank common stock have indicated that they intend to vote those shares for the approval of the merger agreement.

Recommendation of Board of Directors

The CenterState Bank board has unanimously approved the merger agreement, believes that the merger is in the best interests of its shareholders and recommend that its shareholders vote “FOR” approval of the merger agreement. See “The Merger — CenterState Bank’s Reasons for the Merger.”

MERGER

Background of the Merger

In 2003, Ernest S. Pinner, Mr. Pierson and other individuals commenced the process for the formation of CenterState Bank, which opened in Leesburg, Florida. In January 2004, Mr. Pierson became President and Chief Executive Officer of CenterState Bank Mid Florida. The organization of CenterState Bank was undertaken with the desire that the CenterState Holding Company and CenterState Bank would assess following the opening of CenterState Bank the possibility that the bank would become a part of the CenterState Holding Company organization, as a wholly owned subsidiary similar to CenterState Holding Company’s other banks, however, there was no oral or written agreement or understanding that such a transaction would take place.

From time to time following the opening of CenterState Bank, Messrs. Pinner and Pierson, and other directors and representatives of CenterState Holding Company and CenterState Bank had discussions regarding the timing and terms of a possible acquisition of CenterState Bank by CenterState Holding Company. In May 2005, Mr. Pierson contacted counsel to discuss issues that organizations should address in connection with a possible acquisition transaction. Mr. Pierson also talked with a representative of The Carson Medlin Company regarding possible combination issues. On June 15, 2005, Mr. Pierson presented to CenterState Board an outline of a timetable for a possible combination transaction. On July 20, 2005, Mr. Pierson reported to the board of directors that he was scheduled to meet with a representative of The Carson Medlin Company in the early part of August 2005. At the same meeting, the CenterState Bank board approved retaining The Carson Medlin Company to serve as financial advisor to the Bank. The Carson Medlin Company reviewed financial information of CenterState Holding Company and its subsidiary banks, as well as CenterState Bank. The Carson Medlin Company held a meeting with the directors of CenterState Bank on August 29, 2005 to review the financial valuation of CenterState Bank, as well as to discuss the potential terms of a transaction with CenterState Holding Company. During September, CenterState Bank performed a due diligence review of CenterState Holding Company. Also during the first several weeks of September 2005, legal counsel prepared and reviewed drafts of a form of agreement for consideration by directors of CenterState Holding Company and CenterState Bank. During this period, CenterState Holding Company and CenterState Bank representatives continued discussions on a conversion ratio in connection with the proposed transaction.

On September 29, 2005, the board of directors of CenterState Holding Company approved the merger agreement. On September 30, 2005, the board of directors of CenterState Bank met. Its management reported on updated financial information regarding CenterState Bank Holding Company. Legal counsel reviewed with the board the proposed terms of the acquisition agreement. As a part of the meeting of the CenterState Bank board of directors, the directors heard a presentation from a representative of The Carson Medlin Company. The representative advised the board that it was the opinion of The Carson Medlin Company that the consideration to be received by CenterState Bank shareholders in the merger is fair from a financial point of view. Following the discussions at its meeting, the board of directors of CenterState Bank unanimously approved the merger agreement.

Following the approvals by the CenterState Bank and CenterState Holding Company boards of directors, CenterState Bank and CenterState Holding Company signed the acquisition agreement.

CenterState Holding Company’s Reasons for the Merger

CenterState Holding Company’s board of directors approved the transaction based on the board’s consideration of the following factors:

•	the exchange ratio of the proposed merger.

•	information concerning the business, financial condition, results of operations and prospects of CenterState Bank and CenterState Holding Company.

•	the benefits of a combination of CenterState Holding Company and CenterState arising from the integration of their operations.

•	the ability of CenterState Bank to operate as a local community bank in the manner contemplated in CenterState Holding Company’s business strategy.

•	the background and experience of CenterState’s management.

Based on these factors, CenterState Holding Company’s board determined that the transaction is in the best interests of CenterState Holding Company and its shareholders.

CenterState Bank’s Reasons for the Merger

The CenterState Bank board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are a result of arm’s-length negotiations between the representatives of CenterState Bank and CenterState Holding Company. In reaching its conclusion that the transaction is in the best interest of CenterState Bank and its shareholders, the CenterState Bank board of directors carefully considered the following material factors:

•	the exchange ratio of the proposed merger.

•	a comparison of the terms of the proposed merger with comparable transactions.

•	information concerning the business, financial condition, results of operations and prospects of CenterState Bank and CenterState Holding Company.

•	competitive factors and trends towards consolidation in the banking industry.

•	the review by the CenterState Bank board of directors with its financial advisor of the consideration to be received by CenterState Bank shareholders in the merger.

•	the opinion rendered by The Carson Medlin Company to the CenterState Bank board of directors that the consideration to be received by the shareholders of CenterState Bank under the merger agreement is fair to the CenterState Bank shareholders from a financial perspective.

•	that the merger affords an opportunity to minimize the potential displacement of CenterState Bank employees due to the lack of overlap in the banking offices of CenterState Bank and CenterState Holding Company.

•	alternatives to the merger, including continuing to operate CenterState Bank as an independent banking organization.

•	the value to be received by the CenterState Bank shareholders in the merger in relation to the historical book value, earnings and dividends per share of CenterState Bank common stock.

The CenterState Bank board of directors believes that by becoming part of a larger organization with greater resources, CenterState Bank will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Lake County and the Central Florida area.

While each member of the CenterState Bank board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The CenterState Bank board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of CenterState Bank’s shareholders.

CenterState Bank’s board unanimously recommends that CenterState Bank shareholders vote “FOR” the merger agreement.

Opinion of Financial Advisor to CenterState Bank

CenterState Bank has engaged The Carson Medlin Company to serve as its financial adviser and to render its opinion as to the fairness, from a financial point of view, of the consideration received by the shareholders of CenterState Bank pursuant to the merger agreement. CenterState Bank selected The Carson Medlin Company as its financial adviser on the basis of its experience in advising community banks in similar transactions. The Carson Medlin Company is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, The Carson Medlin Company is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither The Carson Medlin Company nor any of its affiliates has a material relationship with CenterState Bank or CenterState Holding Company or any material financial interest in CenterState Bank or CenterState Holding Company

Representatives of The Carson Medlin Company provided analysis to CenterState Bank’s board of directors at a meeting held on September 30, 2005, during which the terms of the transaction were discussed and approved. The Carson Medlin Company delivered its written opinion as of that date that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of CenterState Bank. The Carson Medlin Company subsequently confirmed its opinion in writing as of January     , 2006, the most recent practicable date prior to the printing of this proxy statement.

You should consider the following when reading the discussion of The Carson Medlin Company opinion in this document:

•	The summary of the opinion of The Carson Medlin Company set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Carson Medlin Company in connection with its opinion.

•	The Carson Medlin Company’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by CenterState Bank’s board, nor does it address the decision by CenterState Bank’s board to proceed with the merger.

•	The Carson Medlin Company’s opinion to CenterState Bank’s board of directors rendered in connection with the merger does not constitute a recommendation to any CenterState Bank shareholder as to how he or she should vote at the special meeting.

No limitations were imposed by CenterState Bank’s board of directors or its management upon The Carson Medlin Company with respect to the investigations made or the procedures followed by The Carson Medlin Company in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, The Carson Medlin Company performed a variety of financial analyses. The Carson Medlin Company believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of The Carson Medlin Company’s opinion.

In performing its analyses, The Carson Medlin Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CenterState Bank and may not be realized. Any estimates contained in The Carson Medlin Company’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

The Carson Medlin Company has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. The Carson Medlin Company did not undertake any independent evaluation or appraisal of the assets and liabilities of CenterState Bank or CenterState Holding Company nor was it furnished with any appraisals.

The Carson Medlin Company is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of CenterState Bank or CenterState Holding Company; and it has assumed that the allowances of CenterState Bank and CenterState Holding Company are in the aggregate adequate to cover potential losses. The Carson Medlin Company’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, The Carson Medlin Company made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on CenterState Bank, CenterState Holding Company or on the anticipated benefits of the merger;

•	that CenterState Bank had provided it with all of the information prepared by CenterState Bank or its other representatives that might be material to The Carson Medlin Company in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of CenterState Bank as to the future operating and financial performance of CenterState Bank.

In connection with its opinion dated September 30, 2005, The Carson Medlin Company reviewed:

•	the merger agreement;

•	the audited financial statements of CenterState Holding Company for the five years ended December 31, 2004;

•	the audited financial statements of CenterState Bank for the year ended December 31, 2004;

•	the unaudited financial statements of CenterState Holding Company for the six months ended June 30, 2005;

•	the unaudited financial statements of CenterState Bank for the six months ended June 30, 2005; and

•	financial and operating information with respect to the business, operations and prospects of CenterState Holding Company and CenterState Bank.

In addition, The Carson Medlin Company:

•	held discussions with members of management of CenterState Holding Company and CenterState Bank regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of CenterState Holding Company;

•	compared the results of operations of CenterState Holding Company and CenterState Bank with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as The Carson Medlin Company deemed appropriate.

Valuation Methodologies

The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its written opinion provided to CenterState Bank’s board of directors as of September 30, 2005. The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company.

Summary of Merger and Analysis

The Carson Medlin Company reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of CenterState Holding Company (“CSFL”) common stock and the price paid to CenterState Bank shareholders pursuant to the proposed merger. Under the terms of the merger agreement, CenterState Bank shareholders will receive $14.50 per share in cash and CSFL stock for each share of CenterState Bank. At the effective date, the CenterState Bank shareholders will receive $4.35 per share in cash and $10.15 per share in CSFL based on CSFL’s 10 day average trading price.

The Carson Medlin Company calculated that the indicated consideration paid to CenterState Bank shareholders represented:

•	186.5% of CenterState Bank’s tangible book value at June 30, 2005;

•	216.4% of CenterState Bank’s adjusted book value at June 30, 2005 (assuming normalized capital at 8.5% of assets);

•	21.3% of CenterState Bank’s total assets at June 30, 2005;

•	24.6% of CenterState Bank’s total deposits at June 30, 2005; and

•	a 14.7% premium on CenterState Bank’s core deposits at June 30, 2005 (representing the premium paid over tangible equity divided by total deposits excluding CD’s greater than $100,000).

Industry Comparative Analysis

In rendering its opinion The Carson Medlin Company also compared selected operating results of CenterState Holding Company to those of 69 traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review™, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991. The Carson Medlin Company considers this group of financial institutions more comparable to CenterState Holding Company than larger, more widely traded regional financial institutions. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of CenterState Holding Company to these financial institutions. The Carson Medlin Company noted the following performance based on results at or for the nine months ended June 30, 2005 (most recent available) and September 23, 2005 pricing data:

	Centerstate Banks	Average for Peer Group
Price to Earnings (trailine 12 mos) (X)	31.9	18.6
Price to Book Value (X)	192.4	198.5
Price to Assets (%)	21.0	17.8
Dividend Yield (%)	0.8	1.6
Return on Average Assets (%)	0.69	1.08
Return on Average Equity (%)	9.0	11.7
Net Interest Margin (%)	3.67	4.25
Equity to Assets (%)	10.9	9.3
Nonperforming Assets/(Loans+OREO) (%)	0.10	0.41
Efficiency Ratio (%)	68.5	60.8

The Carson Medlin Company noted that CenterState Holding Company financial performance was below the peer group for profitability and operating efficiency but above the peer group for capitalization, asset quality and operating efficiency. CenterState Holding Company common stock traded at a slight discount to peer group average on a book value and asset basis but as a premium to the peer group based on trailing 12 months earnings. CenterState Holding Company had a lower dividend yield than the peer group.

Comparable Transaction Analysis

The Carson Medlin Company reviewed certain information related to the following selected merger transactions involving commercial banks in the Southeast United States announced since January 1, 2004 with assets between $50 million and $100 million:

COMPARABLE TRANSACTIONS

Seller Name	Seller State
Coquina Bank	FL
Liberty Bancorporation	FL
Citizens Bancshares, Inc.	FL
First Bradenton Bank	FL
Eagle National Bank	GA
Friendship Bancshares, Inc.	TN
Futurus Financial Services, Inc.	GA
Community Bank of Smith County	TN
New Commerce BanCorp	SC
Smith River Community Bank	VA
Consolidated Bank & Trust Co.	VA
Tippins Bankshares, Inc.	GA
Sweet Water State Bank	AL
SunBancshares, Inc.	SC

Buyer Name	Buyer State
Alabama National BanCorporation	AL
Investor Group	FL
ABC Bancorp	GA
First National Bankshares of FL, Inc.	FL
United Community Banks, Inc.	GA
FSB Bancshares, Inc.	TN
Crescent Banking Company	GA
Wilson Bank Holding Company	TN
SCBT Financial Corporation	SC
Argentum Capital Management	NC
Abigail Adams National Bancorp, Inc.	DC
GB Bank Group, Inc.	GA
Tombigbee Bancshares, Inc.	AL
SCBT Financial Corporation	SC

The Carson Medlin Company also reviewed certain information related to the following selected merger transactions involving commercial banks in Florida announced since January 1, 2003 with assets between $50 million and $100 million:

COMPARABLE TRANSACTIONS

Seller Name	Seller State
Coquina Bank	FL
Liberty Bancorporation	FL
Citizens Bancshares, Inc.	FL
First Bradenton Bank	FL

Buyer Name	Buyer State
Alabama National BanCorporation	AL
Investor Group	FL
ABC Bancorp	GA
First National Bankshares of FL, Inc.	FL

In evaluating these transactions, The Carson Medlin Company considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. The Carson Medlin Company compared the transaction prices at the time of announcement to the tangible and adjusted book value, 2006 estimated earnings, total assets, total deposits and core deposit premiums of the acquired institutions.

COMPARABLE TRANSACTION ANALYSIS

Value Per Share Indicated by Average Valuations in Comparable Transactions

	Tangible Book Value	Adj Book (1)	2006E EPS	Total Assets	Total Deposits	Core Deposit Premium (2)	Wtd Avg Values
Florida Trans (<$100 million)	238.4%	258.2%	27.3	22.6%	26.0%	17.6%
Indicated Value	$18.53	$16.92	$10.09	$15.35	$15.29	$15.79

Weighting	12.5%	12.5%	25%	25.0%	12.5%	12.5%

Weighted Factors	$2.32	$2.11	$2.52	$3.84	$1.91	$1.97	$14.68
SE Trans ($50-$100 million)	204.9%	202.0%	20.6	20.6%	17.1%	19.4%
Indicated Value	$15.93	$13.67	$7.63	$14.03	$10.09	$16.62

Weighting	12.5%	12.5%	25%	25.0%	12.5%	12.5%

Weighted Factors	$1.99	$1.71	$1.91	$3.51	$1.26	$2.08	$12.45
Value Offered by CFSL	$14.50	$14.50	$14.50	$14.50	$14.50	$14.50
Indicated Multiple	186.5%	216.4%	39.2	21.3%	24.6%	14.7%

(1)	Adjusted at 8.5% of assets; Indicated Value= Peer Group Indicator*Adjusted Book Value + Excess Capital over 8.5% of assets

(2)	Core Deposits = Total Deposits - CDs>$100,000, Indicated Value= Peer Group Indicator * Core Deposits + Tangible Book Value

The Carson Medlin Company calculated a weighted average value for CenterState Bank’s common stock based on these factors. This analysis indicated that the weighted average value based on merger transactions in Florida was $14.68 per share which is slightly above the indicated consideration of $14.50 per share. The weighted average price per share based on the Southeast transactions was $12.45 compared to the merger consideration of $14.50 per share.

Under the terms of the merger, CenterState Bank shareholders will receive $14.50 per share, or 186.5% of tangible equity. This consideration is slightly below the average for the Southeast comparable transactions and below the average for the Florida comparable transactions. CenterState Bank shareholders will receive 216.4% of adjusted book value. This consideration is above the average for the Florida comparable transactions. The price to earnings multiple implied by the merger is 39.2 which is well above the average for both Southeast and Florida comparable transactions. The purchase price as a percentage of total assets implied by the merger is 21.3% and the price as a percentage of total deposits implied by the merger is 24.6%. Both of these multiples are above the average of the Southeast comparable transactions but slightly below the average for the Florida comparable transactions. The premium to core deposits implied by the merger is 14.7%, which is slightly above the average for Southeast comparable transactions but below the average for the Florida comparable transactions.

No company or transaction used in The Carson Medlin Company’s analyses is identical to CenterState Bank, CenterState Holding Company or the proposed merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CenterState Bank, CenterState Holding Company and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis

The Carson Medlin Company calculated the present value of CenterState Bank assuming that CenterState Bank remained an independent bank for at least five years. For purposes of this analysis, The Carson Medlin Company utilized certain projections of CenterState Bank’s future growth of assets, earnings and dividends. The Carson Medlin Company assumed a terminal price to earnings value multiple from 21.0 to 25.0 times and a price to book multiple from 1.50 to 2.50. These values were then discounted to present value utilizing a discount rate of 15%. This rate was selected because, in The Carson Medlin Company’s experience, they represent the rates that investors in securities such as CenterState Bank’s common stock would demand in light of the potential appreciation and risks.

PRESENT VALUE ANALYSIS

(per share)

Price to Earnings Multiples

	21.0	22.0	23.0	24.0	25.0
15.0%	$12.38	$12.97	$13.56	$14.14	$14.73

Price to Book Value Multiples

	1.50	1.75	2.00	2.25	2.50
15.0%	$10.11	$11.80	$13.49	$15.17	$16.86

On the basis of these assumptions, The Carson Medlin Company calculated that the present value of CenterState Bank as an independent bank ranged from $10.11 per share to $16.86 per share. The consideration to be paid to CenterState Bank shareholders is $14.50 per share which is above the average and in the high end of the range indicated under the present value analysis.

The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

Historical Stock Performance Analysis

The Carson Medlin Company reviewed and analyzed the historical trading prices and volumes of CenterState Bank and CenterState Holding Company common stock over recent periods. CenterState Holding Company’s stock trades on NASDAQ’s National Market System and was trading at $34.50 per share immediately prior to the merger announcement. CSFL has traded in a range from $26.25 per share to $40.85 per share in the 52 weeks preceding the merger announcement. CenterState Holding Company’s stock trading volume has been modest over the period analyzed averaging 4,406 shares per day. In June 2005, CenterState Holding Company completed a public offering of 1,000,000 shares at a price of $32.50 per share.

CenterState Bank’s common shares are not traded on NASDAQ or any other market or exchange. CenterState Bank sold 1,000,000 shares of common stock at $10.00 per share through a private placement offering in the fourth quarter of 2003.

Based on the results of the various analyses described above, The Carson Medlin Company concluded that the consideration to be received by CenterState Bank’s shareholders under the merger agreement is fair, from a financial point of view, to the shareholders of CenterState Bank.

The opinion expressed by The Carson Medlin Company was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of CenterState Bank or CenterState Holding Company, could materially affect the assumptions used in preparing the opinion.

In connection with its opinion, dated as of the date of this Proxy Statement, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its September 30, 2005 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

The Carson Medlin Company will receive fees of approximately $20,000 for all services performed in connection with the sale of CenterState Bank and the rendering of the fairness opinion. In addition, CenterState Bank has agreed to indemnify The Carson Medlin Company and its directors, officers and employees, from liability in connection with the transaction, and to hold The Carson Medlin Company harmless from any losses, actions, claims, damages, expenses or liabilities related to any of The Carson Medlin Company’s acts or decisions made in good faith and in the best interest of CenterState Bank.

Effective Time of the Merger

The merger will be consummated if it is approved by shareholders of CenterState Bank and, unless waived, CenterState Holding Company and CenterState Bank obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time set forth in the certificate of merger reflecting the merger issued by the Florida Office of Financial Regulation. CenterState Holding Company and CenterState Bank have generally agreed to cause the effective date to occur as soon as practicable after the last of the conditions to the completion of the merger has been satisfied or waived or any other date to which CenterState Holding Company and CenterState Bank agree in writing.

CenterState Holding Company and CenterState Bank each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by April 30, 2006.

Distribution of CenterState Holding Company Stock Certificates

As promptly as practical after the effective date of the merger, CenterState Holding Company will send transmittal materials to CenterState Bank shareholders for use in exchanging certificates representing shares of CenterState Bank common stock for shares of CenterState Holding Company common stock. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions. CenterState Holding Company will deliver certificates for CenterState Holding Company common stock and/or a check for the cash portion of the purchase price and any fractional share interest or dividends or distributions once it receives your CenterState Bank common stock certificates. CenterState Holding Company will not be liable to any former CenterState Bank shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CenterState Holding Company is not required to pay any dividends or other distributions on CenterState Holding Company common stock with a record date occurring after the effective time to any former CenterState Bank shareholder who has not delivered the shareholder’s CenterState Bank stock certificate for exchange. Holders of unexchanged certificates will not be eligible to vote until the shareholder’s certificates are exchanged for CenterState Holding Company common stock certificates. All paid dividends and other distributions and a check for any amount representing the cash portion of the purchase price and any fractional share interest will be delivered to each shareholder who has exchanged the shareholder’s certificates, in each case without interest.

There will be no transfers of shares of CenterState Bank common stock on CenterState Bank stock transfer books after the effective time. CenterState Bank common stock certificates presented for transfer after the effective time will be canceled and exchanged for CenterState Holding Company common stock certificates and a check for any amount to be paid for any fractional shares.

Fractional Shares

CenterState Holding Company will not issue any fractional shares of CenterState Holding Company common stock. Instead, CenterState Bank shareholders will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by average closing price over the 10 day trading period ending five business days prior to the closing of the merger. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Federal Income Tax Consequences

The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of CenterState Bank common stock as capital assets and is the opinion of Crowe Chizek and Company LLC, advisor to CenterState Holding Company. This section does not address state, local or foreign tax consequences of the merger.

This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any tune, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger which may apply to your particular circumstances. This section does not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions.

•	insurance companies.

•	tax-exempt organizations.

•	dealers in securities or currencies.

•	traders in securities that elect to mark to market.

•	persons who hold CenterState Bank common stock as part of a straddle or conversion transaction.

•	persons who are not for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust;

•	persons who acquired or acquire shares of CenterState Bank common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	persons who do not hold their shares of CenterState Bank common stock as a capital asset.

In connection with the preparation of this document, CenterState Holding Company and CenterState Bank have received an opinion of Crowe Chizek and Company LLC. The opinion states that:

•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

•	each of CenterState Bank, successor bank and CenterState Holding Company will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code.

This opinion is dated as of the date of this proxy statement/prospectus and will be updated as of the effective date of the merger. This tax opinion is not binding on the Internal Revenue Service. Neither CenterState Holding Company nor CenterState Bank has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

CenterState Bank shareholders who exchange all of their shares of CenterState Bank common stock for shares of CenterState Holding Company common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	no gain or loss will be recognized by a CenterState Bank shareholder, except with respect to the $4.35 cash payment to be received from CenterState Holding Company in the merger and also with respect to a CenterState Bank shareholder who receives cash instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights.

•	the aggregate tax basis of CenterState Holding Company common stock received by a CenterState Bank shareholder will be the same as the aggregate tax basis of the CenterState Bank common stock exchanged therefor, reduced by any amount of cash received, and increased by any gain recognized on the exchange.

•	the holding period of shares of CenterState Holding Company common stock received by a CenterState Bank shareholder will include the holding period for the CenterState Bank common stock exchanged in the merger, provided the shares of CenterState Bank common stock are held as capital assets at the effectiveness of the merger.

Cash received by a CenterState Bank shareholder instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights will be treated as received in redemption of the fractional share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the CenterState Bank common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the CenterState Bank shareholder’s holding period in the shares of CenterState Bank common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.

Management and Operations after the Merger

CenterState Holding Company will be the parent corporation of successor bank, the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of Florida and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time.

Each of the persons serving as a director of CenterState Holding Company before the merger will continue to serve as a director following the merger. In addition, up to two persons who currently serve as directors of CenterState Bank will become directors of CenterState Holding Company.

The persons who serve as officers of CenterState Holding Company before the merger will continue to serve as officers of CenterState Holding Company after the merger.

Post-Merger Compensation and Benefits

CenterState Holding Company currently intends to provide employee benefits to employees of CenterState Bank on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CenterState Holding Company to similarly situated employees of its subsidiary banks. Prior to the time that these benefits are provided, the employees of CenterState Bank will continue to receive benefits under employee benefit plans which in the aggregate are substantially comparable to those currently provided by CenterState Bank.

Interests of Certain Persons in the Merger

Some of the directors and officers of CenterState Bank and CenterState Holding Company, have interests in the merger in addition to the interests they may have as shareholders generally. These interests are as follows:

•	Five directors of CenterState Bank, collectively own 15,659 shares of the common stock of CenterState Holding Company.

•	Five directors of CenterState Holding Company, collectively own 108,200 shares of the common stock of CenterState Bank.

•	CenterState Holding Company has agreed that for a period of four years after the merger it will indemnify the directors and officers of CenterState Bank against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extend authorized by Florida law.

•	Certain of the directors, officers and employees of CenterState Bank hold stock options which entitle them to purchase, in the aggregate, up to 98,430 shares of CenterState Bank’s common stock. Under the terms of the merger agreement, these options will be assumed by CenterState Holding Company and converted into options to require shares of CenterState Holding Company’s common stock after taking into account the exchange ratio in the merger.

•	Upon the consummation of the merger, the board of directors of CenterState Holding Company will be expanded to add up to two persons selected by the board of directors of CenterState Bank.

MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All shareholders are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

Structure of the Merger. At the effective time of the merger, CenterState Bank will be acquired by CenterState Holding Company by merging into a successor bank subsidiary to be formed by CenterState Holding Company. As a result, CenterState Bank will become a wholly owned subsidiary of CenterState Holding Company immediately after the merger. CenterState Holding Company and CenterState Bank intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Effective Time of the Merger. The closing of the merger will occur as soon as practicable after the fulfillment or waiver of the conditions described below under “—Conditions to the Completion of the Merger,” unless CenterState Holding Company and CenterState Bank agree in writing upon another time or date. The merger will become effective upon the filing of articles of merger with the Florida Secretary of State. The filing of the articles of merger will take place at the time of the closing of the merger.

Merger Consideration. The merger agreement provides that each share of

CenterState Bank common stock that is outstanding prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive cash of $4.35 plus a fraction of a share of CenterState Holding Company common stock (rounded to four decimals) equal to the quotient obtained by dividing $10.15 by the average closing price of the CenterState Holding Company common stock for the ten trading days ending on the fifth business day immediately preceding the closing of the merger.

Cancellation of Shares. Each share of CenterState Bank common stock held by CenterState Bank as treasury stock will be automatically canceled, and CenterState Holding Company will not exchange those shares for any securities of CenterState Holding Company or any other consideration.

Procedure for Surrender of Certificates; Fractional Shares. After the closing of the merger, CenterState Holding Company will send a letter of transmittal, which is to be used to exchange CenterState Bank stock certificates for CenterState Holding Company stock certificates, to each former CenterState Bank shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering CenterState Bank stock certificates. CENTERSTATE BANK SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CenterState Bank shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of CenterState Holding Company common stock into which their shares of CenterState Bank common stock have been converted in the merger plus the cash portion of the purchase price.

After the merger, each certificate that previously represented shares of CenterState Bank common stock will represent only the right to receive the shares of CenterState Holding Company’s common stock and cash into which those shares of CenterState Bank common stock have been converted.

CenterState Holding Company will not pay dividends to holders of CenterState Bank stock certificates in respect of the shares of CenterState Holding Company common stock into which the CenterState Bank shares represented by those certificates have been converted until the CenterState Bank stock certificates are surrendered to CenterState Holding Company.

After the merger becomes effective, CenterState Bank will not register any further transfers of CenterState Bank shares. Any certificates for CenterState Bank shares that you present for registration after the effective time of the merger will be exchanged for CenterState Holding Company shares.

CenterState Holding Company will not issue fractional shares in the merger. Instead, CenterState Holding Company shall pay to each of those shareholders otherwise entitled to a fractional share of CenterState Holding Company common stock an amount in cash determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the average closing price over the 10 day trading period ending five business days prior to the closing of the merger.

Assumption of CenterState Bank Stock Options

At the effective time of the merger, the right to receive shares of CenterState Bank common stock pursuant to each outstanding option to purchase shares of CenterState Bank common stock will become the right to purchase a number of shares of CenterState Holding Company common stock equal to the number of shares of CenterState Bank common stock that were subject to the option multiplied by a fraction which we refer to as the “option ratio.” The option ratio means $14.50 divided by the average closing price of the CenterState Holding Company common stock for the 10 trading days ended on the fifth business day immediately preceding the closing of the merger. The exercise price of the CenterState Bank options following the merger will be equal to the current exercise price divided by the option ratio. The other terms and conditions of the options will remain the same.

Covenants

CenterState Holding Company and CenterState Bank have each undertaken certain covenants in the merger agreement.

The following summarizes the more significant of these covenants:

Acquisition Proposals. CenterState Bank shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of its board of directors, furnish any nonpublic information relating to or participate in any negotiations or transactions concerning, any tender offer or exchange offer for or any proposal for the acquisition or purchase of all or a substantial portion of its assets, or a substantial equity interest in it, or any merger or other business combination other than the merger contemplated by the merger agreement.

Operations of CenterState Bank Pending Closing. CenterState Bank has undertaken that it will not:

•	declare, make or pay any dividend, or declare or make any distribution on, any shares of its capital stock.

•	combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

•	enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with past practice) or pay or agree to pay any bonus to any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date of the merger agreement.

•	enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder or the right to exercise any employee stock options outstanding thereunder.

•	dispose of or discontinue any portion of any material assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice).

•	merge, consolidate or enter into a business combination with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure m the ordinary course of business, consistent with past practice).

•	amend its articles of incorporation or bylaws.

•	take any action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, significantly changing asset liability sensitivity, making loans which are not consistent with past practice or otherwise changing its credit policies or standards, purchasing or selling securities except for purchases and sales of investment securities in the ordinary course of business consistent with past practice, entering into any material contract, incurring any indebtedness for borrowed money, changing its capital structure, changing its business practices and changing its accounting methods or practices.

•	agree or commit to do or take any of the foregoing actions.

Best Efforts Covenant. Each of CenterState Holding Company and CenterState Bank have agreed to use their best efforts to take or cause to be taken all actions necessary, proper or desirable so as to permit consummation of the merger at the earliest possible date.

Compliance with Takeover Laws. CenterState Bank has agreed not to take any action that could cause the merger to be subject to Florida takeover laws and to take all necessary steps to exempt the merger from Florida takeover laws, including challenging the validity or applicability of such takeover laws with respect to the merger.

Regulatory Applications. CenterState Holding Company and CenterState Bank have agreed to use their respective best efforts to cause the merger to be consummated, including without limitation promptly preparing and filing any and all regulatory applications and disclosure documents.

Monthly Information. CenterState Bank has agreed to provide CenterState Holding Company, on a monthly basis, with a list of all loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner.

Representations and Warranties

The merger agreement contains certain generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power.

•	corporate authorization to enter into and carry out obligations under the merger agreement, the enforceability of the merger agreement and actions by the CenterState Holding Company and CenterState Bank board of directors with respect to the merger agreement.

•	governmental consents, approvals, orders and authorizations required in connection with the merger.

•	absence of a breach of the articles of incorporation, by-laws, law or material agreements as a result of the merger.

•	capitalization.

•	financial statements.

•	litigation.

•	compliance with laws.

•	absence of defaults.

•	regulatory matters.

•	qualification of the merger as a reorganization under the Internal Revenue Code.

•	disclosure matters.

•	regulatory matters.

•	payment of fees to finders and financial advisors in connection with the merger agreement.

In addition, CenterState Bank has made certain representations and warranties to CenterState Holding Company related to:

•	material contracts.

•	assets.

•	allowance for loan losses.

•	affiliate transactions.

•	real property matters.

•	personal property matters.

•	ownership of subsidiaries.

•	tax matters.

•	insurance matters.

•	employee benefit matters.

•	labor matters.

•	environmental matters.

•	absence of certain material changes or events since December 31, 2004.

•	intellectual property matters.

•	dissenters’ rights.

•	disclosure matters.

The representations and warranties contained in the merger agreement will not survive the effective time of the merger.

Additional Covenants

Indemnification. CenterState Holding Company is obligated, for a period of four years after the merger, to indemnify and hold harmless each person who is a director of CenterState Bank with respect to acts or omissions by them in their capacities as directors or taken at the request of CenterState Bank at any time on or prior to the effective time of the merger, to the extent permitted under applicable law.

Expenses. CenterState Holding Company and CenterState Bank have agreed to each pay their own costs and expenses incurred in connection with the merger agreement and the merger, except that CenterState Holding Company has agreed to reimburse CenterState Bank for expenses incurred, not to exceed $30,000 in the aggregate, if CenterState Bank terminates the merger agreement because the transaction has not closed by April 30, 2006 or if the average closing price of the CenterState Holding Company common stock for the 10 trading days ending on the fifth business day immediately preceding the closing of the merger is less than $28.00. However, CenterState Holding Company is not obligated to reimburse CenterState Bank for such expenses if at the time of the termination, CenterState Bank is in breach of the merger agreement.

Conditions to the Completion of the Merger

The respective obligations of CenterState Holding Company and CenterState Bank to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	approval and adoption of the merger agreement by the shareholders of CenterState Bank in accordance with Florida law.

•	holders of no more than 8% of CenterState Bank shares of common stock shall have elected to exercise their dissenters’ rights.

•	the receipt of all required approvals or consents of any governmental authority required for consummation of the merger, without the imposition of any condition or requirement which would materially and adversely impact the economic or business benefits to CenterState Holding Company or CenterState Bank or their respective shareholders as a result of the merger.

•	the receipt of all required approvals or consents of any third party required for consummation of the merger, except where the failure to obtain any such consents and approvals would not reasonably be expected to have a material adverse effect on CenterState Holding Company or CenterState Bank.

•	expiration of the applicable statutory waiting periods.

•	the election or appointment of up to two CenterState Bank directors to the board of CenterState Holding Company in accordance with the terms of the merger agreement.

•	the truth and correctness of the representations and warranties contained in the merger agreement as of the closing date of the merger, as if they were made on that date, unless they were by their express provisions made as of a specific date, in which case they need be true and correct only as of that specific date, unless their failure to be true and correct would not have a material adverse effect on the merger.

•	each party’s performance and compliance in all material respects with all required obligations to be performed by it prior to the closing of the merger.

•	the shareholders’ equity on the last day of the calendar month immediately preceding the merger effective date of CenterState Bank shall not be less than $8.8 million.

•	the allowance for loan losses on the last day of the calendar month immediately preceding the merger effective date of CenterState Bank shall not be less than 1.25% of its total loans.

•	the absence of any law, injunction, order or decree applicable to the merger, including any pending or threatened law, injunction, order or decree, that restrains, enjoins or otherwise prohibits or makes illegal consummation of the merger or which could reasonably be expected to result in a material diminution of the benefits of the merger to CenterState Holding Company or CenterState Bank.

•	Timothy A. Pierson, Rodney Drawdy and Elizabeth Bowen shall have amended their existing change in control agreements such that the consummation of the merger does not constitute the entitlement of a receipt of a change in control payment and, in return for amending such agreements, CenterState Holding Company will provide the three officers new change in control agreements to provide for change in control benefits upon a change in control of CenterState Holding Company.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the consummation of the merger in any of the following ways:

•	by the mutual consent of CenterState Holding Company and CenterState Bank.

•	by either CenterState Holding Company or CenterState Bank:

•	if the merger is not completed as of April 30, 2006; however, that date may be extended by the mutual written consent of CenterState Holding Company and CenterState Bank; or

•	if there has been a material breach by the other party of any of the party’s representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy one or more of the conditions to the merger and the breach has not been cured within 30 days after written notice was received by the company in breach; or

•	if CenterState Bank shareholders do not approve the merger agreement at the special meetings; or

•	the CenterState Bank’s board of directors fails to recommend the merger agreement to its shareholders or withdraws, modifies or changes its approval or recommendation of the merger agreement and the merger in any adverse manner; or

•	if there shall have occurred a material adverse effect with respect to the other; or

•	in the case of CenterState Bank, if the closing average trading price of CenterState Holding Company common stock over the 10 day trading period ending five business days prior to the closing of the merger is less than $28.00; provided, however, if mutually agreed upon by CenterState Bank and CenterState Holding Company during the five day period commencing with CenterState Holding Company’s receipt of such notice, CenterState Holding Company shall have the option to elect to increase the $4.35 cash portion of the purchase price such that the combination of the increased cash payment and the CenterState Holding Company common stock value at the closing average trading price shall at least equal $14.50 per share.

Amendments and Waiver

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefitted by the provision or amended or modified by an agreement in writing between CenterState Holding Company and CenterState Bank, except that after the CenterState Bank and CenterState Holding Company shareholders approve the merger agreement, the consideration to be received by the CenterState Bank shareholders may not be decreased.

Regulatory Approvals

Federal Reserve and FDIC. The merger is subject to prior approval by the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956 (the “BHCA”) and the FDIC. Federal law requires the Federal Reserve and FDIC, when considering a transaction such as this merger, to take into account the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve must consider the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by the institution.

The BHCA also prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to federal law, the merger may not be consummated until 30 days after Federal Reserve’s approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s and the FDIC’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days.

Florida Office of Financial Regulation. The merger is subject to prior approval by the Florida Office of Financial Regulation under Section 658.28 of the Florida Banking Code. Under this provision, the Florida Office of Financial Regulation may not approve the change of control of CenterState Bank that would result from the merger unless it determines that CenterState Holding Company is qualified by reputation, character, experience and financial responsibility to control and operate CenterState Bank in a legal and proper manner. The Florida Office of Financial Regulation must also determine that the interests of CenterState Bank’s shareholders, as well as those of the depositors and other creditors of CenterState Bank and the public generally, will not be jeopardized by the proposed transaction.

CenterState Holding Company has filed applications with the foregoing agencies for approval of the merger. CenterState Holding Company expects to receive final approval from these agencies during the first quarter of 2006.

Accounting Treatment

CenterState Holding Company expects to account for the merger as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of CenterState Bank as of the effective time will be recorded at their respective fair values and added to those of CenterState Holding Company. Any excess of the value of CenterState Holding Company common stock issued for CenterState Bank common stock over the fair value of CenterState Bank’s net assets will be recognized as goodwill. Financial statements of CenterState Holding Company issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState Bank.

Resales of CenterState Holding Company Common Stock

All shares of CenterState Holding Company common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except shares received by “affiliates” of CenterState Bank at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” would typically include directors, executive officers, and beneficial owners of 10% or more of CenterState Bank’s common stock.

This proxy statement/prospectus does not cover resales of CenterState Holding Company common stock to be received by any person who may be deemed to be an affiliate of CenterState Bank. CenterState Bank has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an “affiliate” of CenterState Bank to execute and deliver to CenterState Holding Company an agreement. Under these agreements, CenterState Bank’s affiliates have agreed not to offer to sell, transferor otherwise dispose of any of the shares of CenterState Holding Company common stock issued to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. CenterState Holding Company may place restrictive legends on certificates representing CenterState Holding Company common stock issued to all persons who are deemed to be “affiliates” of CenterState Bank under Rule 145.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to dissenters’ rights available under Florida law. This description is qualified by the full text of the relevant provisions the Florida Banking Code, which are reprinted in entirety as Appendix C to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the Florida Banking Code and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under the Florida Banking Code (“FBC”), shareholders of CenterState Bank have the right to dissent from the merger, and obtain payment of the value of their shares. If the merger is completed, holders of CenterState Bank common stock as of the                     , 2006 record date who follow the procedures specified by Florida law will be entitled to receive in cash the value of their stock as of the effective time of the merger. Shareholders who elect to follow such procedures are called “dissenting shareholders” in this document.

A vote in favor of the merger agreement by a holder of CenterState Bank common stock will result in the waiver of the shareholder’s right to demand payment for his or her shares under Florida law.

Under Florida law, a shareholder of CenterState Bank may dissent from the merger by following each of the following procedures:

•	the dissenting shareholder must vote against the merger agreement or deliver to the President of CenterState Bank, prior to the special meeting, written notice that the shareholder dissents from the merger agreement; and

•	the dissenting shareholder must refrain from voting in favor of the merger;

A shareholder may dissent as to less than all of the shares of CenterState Bank common stock held by the shareholder, and in such event, the shareholder is treated as two separate shareholders.

On or promptly after the effective time of the merger, CenterState Bank may fix an amount which it considers to be not more than the fair market value of the CenterState Bank shares and which it will pay to dissenting shareholders. If CenterState Bank fixes an amount, it must offer to pay the amount to all dissenting shareholders. Dissenting shareholders who accept the offer are entitled to receive the amount offered in cash upon surrender of their certificates for CenterState Bank common stock at any time within 30 days after the effective time of the merger.

If dissenting shareholders have not accepted the offer of CenterState Bank, then the value of their shares will be determined as of the effective time of the merger by three appraisers. One of the appraisers will be selected by the owners of at least two-thirds of the dissenting shares, one will be selected by the board of directors of CenterState Bank, and the third will be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If one or more of the appraisers is not selected within 90 days after the effective time of the merger for any reason, or if the appraisers fail to determine the value of the shares held by dissenting shareholders, then the Florida Office of Financial Regulation will cause an appraisal of the dissenting shares to be made. This appraisal will be final and binding on all parties. The expenses of the appraisal will be paid by CenterState Bank. Where the value of the shares have been determined by an appraisal, the dissenting shareholders are entitled to receive the value of their shares in cash upon surrender of their stock certificates for CenterState Bank common stock at any time within 30 days after the value of the shares has been determined by appraisal.

The right of a dissenting shareholder to be paid the value of the shareholder’s shares will cease if the proposed merger is abandoned, or the shareholder does not comply with the process for exercising dissenters’ rights.

COMPARATIVE MARKET PRICES AND DIVIDENDS

CenterState Bank

Shares of CenterState Bank common stock are not actively traded, and such trading activity, as it occurs takes place in privately negotiated transactions. Since January 12, 2004, the date CenterState Bank commenced operations, the only sales of CenterState Bank common stock of which CenterState Bank had knowledge involved four transactions for a total of 4,450 shares at prices ranging between $10.50 and $12.00 per share. The last sale of CenterState Bank common stock of which CenterState Bank had knowledge was for 1,000 shares on December 27, 2005 at a price of $12.00 per share. The following sets forth the trading prices for the shares of CenterState Bank common stock that have occurred since January 12, 2004 for transactions in which the trading prices are known to management of CenterState Bank:

	Price Per Share of Common Stock
	High	Low	Volume Shares
2004
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	$10.50	$10.50	2,500
2005
First Quarter	10.50	10.50	750
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	$12.00	$12.00	1,200

CenterState Bank has not paid any dividends.

CenterState Holding Company

The shares of CenterState Holding Company common stock are traded on The Nasdaq National Market System under the symbol “CSFL.” The last reported sale price of CenterState Holding Company common stock on September 29, 2005 (the day preceding public announcement of the merger) was $34.50, and on December 30, 2005 was $34.50. The table below sets forth for the period indicated, the high and low sales price of CenterState Holding Company common stock as reported by The Nasdaq National Market and the dividends declared per share on its common stock. The trading in CenterState Holding Company common stock has been limited and occurred at varying prices and may not have created an active market for CenterState Holding Company common stock. Thus, the prices at which trades occur may not be representative of the actual value of the CenterState Holding Company common stock. On a number of days during this period, there were no trades at all.

	High	Low	Cash Dividends Declared Per Share
2005 Quarter Ended:
Fourth quarter	$34.95	$33.50	$.07
Third quarter	34.94	32.50	.07
Second quarter	40.85	33.50	.06
First quarter	34.50	29.82	.06
2004 Quarter Ended:
Fourth quarter	$34.60	$25.20	$.06
Third quarter	27.00	23.02	.06
Second quarter	24.99	19.25	.06
First quarter	19.80	18.80	.06
2003 Quarter Ended:
Fourth quarter	$20.00	$18.78	$.06
Third quarter	20.25	18.96	.06
Second quarter	20.37	19.05	.05
First quarter	19.76	17.08	.05

As of September 30, 2005, CenterState Holding Company had 5,249,886 shares of its common stock outstanding.

Dividends are paid at the discretion of CenterState Holding Company’s board of directors. CenterState Holding Company has paid regular quarterly cash dividends on its common stock, and its board of directors presently intends to continue the payment of regular quarterly cash dividends, but the amount and frequency of cash dividends, if any, will be determined by CenterState Holding Company’s board of directors after consideration of its earnings, capital requirements and its financial condition and will depend on cash dividends paid to it by its subsidiary banks. As a result, CenterState Holding Company’s ability to pay future dividends will depend upon the earnings of its subsidiary banks, their financial condition and their need for funds.

Moreover, there are a number of federal and state banking policies and regulations that restrict CenterState Holding Company’s ability to pay dividends. In particular, because each of its subsidiary banks is a depository institution and its deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, the subsidiary banks are subject to regulations which impose certain minimum capital requirements that affect the amount of cash available for distribution to CenterState Holding Company. Lastly, under Federal Reserve policy, CenterState Holding Company is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to its subsidiary banks and to commit resources to support the banks. In addition, federal and state agencies have the authority to prevent it from paying a dividend to its shareholders. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that CenterState Holding Company can declare and pay to its shareholders in the future.

DESCRIPTION OF CENTERSTATE HOLDING COMPANY’S

CAPITAL STOCK

CenterState Holding Company’s authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share. As of December 31, 2005, there were 5,250,386 shares of CenterState Holding Company’s common stock issued and outstanding. CenterState Holding Company also is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

Common Stock

Holders of CenterState Holding Company’s common stock are entitled to receive ratably dividends, if any, declared by CenterState Holding Company’s board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of CenterState Holding Company, holders of CenterState Holding Company’s common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all the debts and liabilities of CenterState Holding Company.

Holders of common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which CenterState Holding Company may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of the date of this proxy statement/prospectus, no CenterState Holding Company preferred stock was issued or outstanding. The board of directors of CenterState Holding Company is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of stock constituting any such series and the designation thereof and to increase or decrease the number of stock of such series subsequent to the issuance of stock of such series but not below the number of stock then outstanding. The board of directors, without shareholder approval, can issue preferred stock with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of common stock. CenterState Holding Company has no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change of control.

Anti-Takeover Provisions

General. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of CenterState Holding Company. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of CenterState Holding Company’s shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for CenterState Holding Company’s common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of CenterState Holding Company’s incumbent management more difficult. These provisions may enable a minority of CenterState Holding Company’s directors and the holders of a minority of CenterState Holding Company’s outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable CenterState Holding Company’s board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of CenterState Holding Company.

Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of CenterState Holding Company, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of CenterState Holding Company and its subsidiaries, on the communities and geographical areas in which they operate. CenterState Holding Company’s board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and CenterState Holding Company’s then current value in a freely negotiated transaction. CenterState Holding Company’s board of directors believes that these provisions are in the long-term best interests of CenterState Holding Company and its shareholders.

Control Share Acquisitions. CenterState Holding Company is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power;

•	or acquisitions of shares possessing a majority of more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

Transactions with Interested Shareholders. CenterState Holding Company is subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of merger s or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire CenterState Holding Company.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida company is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable related to payment of dividends or other distributions or repurchases of shares in violation of such Act, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. CenterState Holding Company currently maintains liability insurance for its directors and officers. There is no assurance that CenterState Holding Company will continue to maintain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling CenterState Holding Company pursuant to the foregoing provisions, CenterState Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company currently acts as transfer agent and registrar for the shares of CenterState Holding Company common stock.

Limited Liability and Indemnification

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

•	the director breached or failed to perform his duties as a director; and

•	a director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly,

•	a circumstance under which an unlawful distribution is made,

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Shares Eligible For Future Sale

Upon the completion of the merger, CenterState Holding Company will have approximately 5,549,000 shares of common stock outstanding ( assuming an average closing price of $34 per share, and assuming none of CenterState Bank shareholders exercise any dissenters rights). Except for shares held by affiliates of CenterState Holding Company and former affiliates of CenterState Bank, almost all of CenterState Holding Company’s outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933.

CERTAIN DIFFERENCES IN THE RIGHTS OF CENTERSTATE HOLDING

COMPANY SHAREHOLDERS AND CENTERSTATE BANK SHAREHOLDERS

CenterState Bank shareholders will automatically become a CenterState Holding Company shareholder at the effective time of the merger, unless they properly exercise dissenters rights. The rights as a CenterState Holding Company shareholder will be determined by CenterState Holding Company’s articles of incorporation, CenterState Holding Company’s bylaws and Florida law. The following is a summary of the material differences in the rights of shareholders of CenterState Holding Company and CenterState Bank. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, CenterState Bank’s articles of incorporation, CenterState Holding Company’s articles of incorporation and the bylaws of each corporation.

Authorized Capital

CenterState Holding Company. CenterState Holding Company is authorized to issue 20,000,000 shares of common stock with par value of $.01 per share and 5,000,000 shares of preferred stock. As of December 31, 2005, there were 5,250,386 shares of CenterState Holding Company common stock outstanding and no shares of preferred stock were outstanding.

CenterState Bank. CenterState Bank is authorized to issue 2,000,000 shares of common stock with par value of $5.00 per share. As of the record date, 1,000,050 shares of CenterState Bank common stock were outstanding.

Amendment of Articles of Incorporation

CenterState Holding Company. The Florida Business Corporation Act (“FBCA”) generally requires most amendments to a Florida corporations articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present. The FBCA also permits the Board of Directors to amend or repeal the bylaws unless otherwise required by the FBCA or the stockholders. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

CenterState Bank. The foregoing provision of the FBCA are similar to the provisions that govern amendments to CenterState Bank’s articles of incorporation.

Notice of Meetings of Shareholders

CenterState Holding Company. The CenterState Holding Company bylaws provide that CenterState Holding Company must notify its shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. CenterState Holding Company must briefly describe the purpose or purposes of a special meeting.

CenterState Bank. The CenterState Bank bylaws contain shareholder meeting notice requirements which are substantially the same as those contained in CenterState Holding Company’s bylaws, except that holders of not less than one-fourth of all of the shares entitled to vote may request a special meeting of shareholders.

Special Meetings of Shareholders

CenterState Holding Company. A special meeting of the shareholders of CenterState Holding Company maybe held when directed by the chairman, president, the board of directors, or when requested in writing by the holders of not less than one-third of all the shares entitled to vote at such meetings.

CenterState Bank. CenterState Bank’s bylaws contain provisions regarding special meetings which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Record Date

CenterState Holding Company. CenterState Holding Company’s board of directors must fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days in advance of the relevant determination and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

CenterState Bank. CenterState Bank’s bylaws contain provisions regarding the establishment of record dates which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Removal of Directors

CenterState Holding Company. A director of CenterState Holding Company may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

CenterState Bank. A CenterState Bank director similarly may be removed with or without cause by a vote of holders of a majority of the shares entitled to vote at the election of directors.

Indemnification

CenterState Holding Company. CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

CenterState Bank. CenterState Bank’s bylaws contain indemnification provisions which are substantially the same as those set forth in the bylaws of CenterState Holding Company. Likewise, CenterState Bank is required to indemnify a director, officer, employer, agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interest of the corporation.

Shareholder Inspection Rights; Shareholder Lists

CenterState Holding Company. Under Florida law, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of shareholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.

CenterState Bank. The inspection rights provided under Florida law are also available to the shareholders of CenterState Bank.

BUSINESS OF CENTERSTATE HOLDING COMPANY

CenterState Holding Company was incorporated under the laws of the State of Florida on September 20, 1999. CenterState Holding Company is a registered bank holding company under the Bank Holding Company Act of 1956. CenterState Holding Company owns First National Bank of Osceola County, First National Bank of Polk County, CenterState Bank West Florida N.A., and CenterState Bank of Florida.

CenterState Holding Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState Holding Company include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, CenterState Holding Company makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. CenterState Holding Company provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState Holding Company also offers internet banking services to its customers. In addition to the foregoing services, the offices of CenterState Holding Company provide customers with extended banking hours. CenterState Holding Company does not have trust powers and, accordingly, no trust services are provided. CenterState Holding Company also offers other financial products to its customers, including mutual funds, annuities and other products, through its “Money Concepts” relationship.

The revenues of CenterState Holding Company are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for CenterState Holding Company’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState Holding Company are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, CenterState Holding Company’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState Holding Company faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

At September 30, 2005, CenterState Holding Company’s primary assets were its ownership of stock of each of the four banks. At September 30, 2005, CenterState had total consolidated assets of $848 million, total consolidated deposits of $696 million, and total consolidated stockholders’ equity of $96 million.

Directors

The following sets forth information regarding each of the directors of CenterState Holding Company:

Director, Year First Elected a Director, and Age	Information About Director
James H. Bingham, 57 1999	President of Concire Centers, Inc., a commercial real estate company

G. Robert Blanchard, Jr., 42 2005	Chairman and President of WRB Enterprise, Inc. (diversified holding company), Director of The Bank of Tampa

Terry W. Donley, 58 1999	President of Donley Citrus, Inc. (citrus harvesting and production)

Director, Year First Elected a Director, and Age	Information About Director
Bryan W. Judge, 78 1999	Self-employed, farming (1994-present); Chief Executive Officer of Judge Farms (1965- 1994)

Samuel L. Lupfer, 50 2005	Insurance Executive, Divisional President of Bouchard Insurance, previously President and majority owner of Lupfer-Frakes Insurance

Lawrence W. Maxwell, 61 2002	Chairman, Century Realty Funds, Inc., a residential and commercial real estate company

George Tierso Nunez II, 52 2004	President, GT Nunez & Associates, P.A. (certified public accounting firm)

Thomas E. Oakley, 63 2002	President, Oakley Groves, Inc., Director of Alico, Inc., a public company (citrus business) (1992 - February 2005)

Ernest S. Pinner, 58 2002	Chairman of CenterState Holding Company (2004 to present), First National Bank of Osceola County, First National Bank of Polk County and Community National Bank of Pasco County (2002 to present); Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2002) of CenterState Holding Company; President and Chief Executive Officer of CenterState Bank of Florida (2000 to 2003); Chairman of CenterState Bank of Florida (2003 to present); Chairman of CenterState Bank Mid Florida (2004 to present); Area President and Senior Vice President of First Union National Bank (1986 to 1999)

J. Thomas Rocker, 63 1999	Investor, CEO and owner of Arctic Services, Inc. (1970-2001); Church Business Administrator Volunteer (2002-2004)

Executive Officers

The following lists the executive officers of CenterState Holding Company, all positions held by them in CenterState Holding Company, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows CenterState Holding Company’s annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Executive Officers	Information About Executive Officers
Ernest S. Pinner, 58	Chairman of First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County and CenterState Bank of Florida (2002 to present); Chairman of Board of CenterState Holding Company (2004 to present); Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; President and Chief Executive Officer of CenterState Bank of Florida (2000 to 2003); Chairman of CenterState Mid Florida (2004 to present); Area President and Senior Vice President of First Union National Bank (1986 to 1999)

George H. Carefoot, 62	Senior Vice President and Chief Operating Officer (2006 to present) and Treasurer of CenterState Holding Company; President and Chief Executive Officer of First National Bank of Polk County

James J. Antal, 54	Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998)

Principal Shareholders

As of December 30, 2005, CenterState Holding Company had issued and outstanding 5,250,386 shares of common stock. Each such share is entitled to one vote. In addition, as of that date, approximately 238,000 shares of CenterState Holding Company common stock were subject to issuance upon exercise of options pursuant to CenterState Holding Company’s stock option plans.

The following table indicates for each director and executive officer of CenterState Holding Company, as well as each person known to it to own more than 5% of its common stock, the number of shares of outstanding CenterState Holding Company common stock beneficially owned as of the date of this proxy statement/prospectus:

	Beneficial ownership (a)
Name (and address of 5% shareholders)	Number of shares		Percentage ownership (a)
Directors and executive officers:
James H. Bingham	66,942	(b)	1.27%
Robert G. Blanchard, Jr.	162,161	(c)	3.08%
Terry W. Donley	58,674	(d)	1.12%
Bryan W. Judge	57,754	(e)	1.10%
Samuel L. Lupfer	26,289	(f)	0.50%
Lawrence W. Maxwell	411,236	(g)	7.83%
Mountain Lake
Route 17
Lake Wales, FL 33853
George Tierso Nunez II	-0-		-0-
Thomas E. Oakley	77,789	(h)	1.48%
Ernest S. Pinner	92,014	(i)	1.72%
J. Thomas Rocker	28,645	(j)	0.55%
All directors and executive officers as a group (12 persons)	1,063,753		20.46%
Other 5% shareholders:
Wellington Management Co., LLP	503,471	(k)	9.59%
75 State Street
Boston, MA 02109
Keefe Managers LLC	274,266	(l)	5.22%
375 Park Avenue
New York, New York 10152

(a)	Information relating to beneficial ownership of CenterState Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, directors possessed sole voting and investment power as to all shares of CenterState Common Stock set forth opposite their names.

(b)	Includes 27,566 shares held as trustee, 988 shares held jointly with his spouse, 242 shares held by his spouse, 1,311 shares held by a company he controls, 184 held by a dependent child and 36,651 shares held individually.

(c)	Includes 940 shares owned individually, 154,517 shares owned by a corporation he controls and presently exercisable options for 6,704 shares.

(d)	Includes 1,970 shares held by his dependent child, 50,000 shares owned individually, and presently exercisable options for 6,704 shares.

(e)	Includes 480 shares owned individually and 57,274 shares held jointly with his spouse.

(f)	Includes 23,408 shares held as trustee, 2,681 shares held jointly with spouse, and 200 shares held by dependent child.

(g)	Includes 6,704 shares owned individually and 404,532 shares owned jointly with spouse.

(h)	Includes 32,395 shares owned individually, 38,690 shares held jointly with spouse and presently exercisable options for 6,704 shares.

(i)	Includes 7,424 shares owned individually and presently exercisable options for 84,590 shares.

(j)	Includes 15,392 shares owned individually, 4,050 shares held jointly with his spouse and 9,203 shares owned by his spouse.

(k)	As reported by Nasdaq.com as of September 30, 2005.

(l)	As reported by Nasdaq.com as of September 30, 2005.

Executive Compensation and Benefits

The following table sets forth all cash compensation for CenterState Holding Company’s Chief Executive Officer, its Senior Vice President, Chief Financial Officer and Corporate Secretary, and its Senior Vice President and Chief Operations Officer for services to CenterState Holding Company and its subsidiary banks in 2005.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
Annual Compensation						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)	Options/ SARs	LTIP Payouts	All Other Compensation
Ernest S. Pinner	2005	$210,000	$28,500	$5,852	(1)	-0-	-0-	-0-	$4,596	(2)
Chief Executive	2004	$190,000	$20,000	$4,573	(1)	-0-	-0-	-0-	$3,987	(2)
Officer	2003	$175,400	$6,400	$662	(1)	-0-	-0-	-0-	$3,412	(2)
James J. Antal	2005	$132,425	$10,000	$9,339	(1)	-0-	-0-	-0-	$4,455	(2
Senior Vice President,	2004	$115,500	$6,500	$8,119	(1)	-0-	-0-	-0-	$3,912	(2)
Chief Financial Officer	2003	$109,000	$3,800	$3,883	(1)	-0-	-0-	-0-	$3,412	(2)
and Corporate Secretary
George H. Carefoot	2005	$153,700	$17,000	$12,061	(1)	-0-	-0-	-0-	$3,845	(2)
Senior Vice President,	2004	$147,818	$16,000	$11,653	(1)	-0-	-0-	-0-	$3,811	(2)
and Chief Operations Officer (2006 to present) formerly President and CEO of one of the Company’s subsidiary banks	2003	$143,513	$7,664	$11,272	(1)	-0-	-0-	-0-	$3,780	(2)

(1)	Represents 401(k) employer contribution.

(2)	Represents country club dues and certain group term life insurance premiums paid by CenterState.

Stock Option Plans. Centerstate Holding Company has authorized 365,000 common shares for employees of its subsidiary banks under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options become 25% vested immediately as of the grant date and continue to vest at a rate of 25% on each anniversary date thereafter. At September 30, 2005, there were 72,230 shares available for future grants. In addition to the 1999 Plan, the Company has assumed and converted the stock option plans of its four subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At September 30, 2005, they represented exercisable options on 73,739 shares of CenterState Holding Company’s common stock.

In 2004, CenterState Holding Company shareholders authorized an employee stock purchase plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 200,000, which amount shall be increased on December 31 of each calendar year for an amount equal to 6% of the increase in the outstanding shares of common stock from January 1 of each calendar year (from February 27, 2004 for the 2004 calendar year). During July 2004, the Company granted options on 30,607 shares of common stock pursuant to the ESPP. The options vested at the date of grant. The exercise price was $20.31 per share and the options expired on June 30, 2005. As of September 30, 2005, there were no grants outstanding pursuant to this plan.

A summary of the status of CenterState Holding Company’s stock option plans at September 30, 2005 and December 31, 2004, and the changes during the periods ended on those dates is presented below:

	September 30, 2005		December 31, 2004
	Number	Weighted Average Exercise price	Number	Weighted Average Exercise price
Stock Options
Options outstanding, beginning of period	344,333	$19.96	245,086	$14.25
Granted	17,500	34.06	122,000	29.98
Exercised	(8,624)	17.34	(19,503)	12.11
Forfeited	(2,250)	18.23	(3,250)	13.16

Options outstanding, end of period	350,959	$20.73	344,333	$19.96

Options exercisable at end of period	237,709	$16.50	232,208	$16.07

Weighted-average fair value of options granted during the period per share	$16.31		$13.45

Employee Stock Purchase Plan
Options outstanding, beginning of period	26,404	$20.31	—	—
Granted	—	—	30,607	$20.31
Exercised	(22,549)	20.31	(4,203)	20.31
Forfeited	(3,855)	20.31	—	—

Options outstanding, end of period	—	—	26,404	$20.31

Options exercisable at end of period	—	—	26,404	$20.31

Weighted-average fair value of options granted during the period per share	—		$4.97

The following table provides information on the values of each named executive officer’s unexercised options at December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End

Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/ SARs at FY-End($) Exercisable/ Unexercisable
Ernest S. Pinner	—	—	85,840/51,250	$893,332/$193,750
James J. Antal	—	—	18,750/6,250	$290,612/$36,238
George H. Carefoot	739	$9,045	10,135/-0-	$219,543/-0-

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	73,739	$13.72	-0-
Officer and employee stock option plan	279,720	22.74	69,230
Employee Stock Purchase Plan	-0-	-0-	284,502
Equity compensation plans not approved by security holders:	-0-	-0-	-0-

Total	353,459	$20.86	353,732

Change in Control Provisions. CenterState Holding Company has adopted resolutions that provide for payments to its executive officers, as well as the executive officers of its subsidiary banks, if within one year following a change in control (as defined in the resolutions), the employment of the executive is terminated (i) by CenterState Holding Company or its subsidiary bank for any reason other than cause (as defined) or the death of the executive, or (ii) by the executive for good reason (as defined). In such circumstances, the executive is entitled to receive a lump sum cash amount (subject to applicable payroll and taxes required to be withheld) equal to 2.99 times the current annual base salary (in the case of CenterState Holding Company executive officers and the president and chief executive officers of CenterState Holding Company’s subsidiary banks) and one times the annual base salary in the case of all other executive officers. The executives also are entitled to the foregoing amounts if the employment is terminated (i) by the executive for good reason (as defined) or (ii) CenterState Holding Company or its subsidiary bank for any reason other than cause (as defined) or the death of the executive, and the termination occurs after the first anniversary of the change in control. These payments to the executive after the first anniversary of a change in control are reduced by one-sixth for each three months of employment of the executive by CenterState Holding Company or its subsidiary bank subsequent to such first anniversary of the change in control. In addition to the foregoing payments, the executive is entitled to reimbursement for COBRA health insurance coverage.

Split-Dollar Agreements. CenterState Holding Company, through its subsidiary banks, has entered into split-dollar agreements with several of its officers, including Ernest S. Pinner (President, Chief Executive Officer and Chairman of the Board of Directors), James J. Antal (Senior Vice President, Chief Financial Officer and Corporate Secretary), and George H. Carefoot (Senior Vice President, Treasurer and Chief Operations Officer) effective January 11, 2006.

CenterState Holding Company, through its subsidiary banks, has purchased single premium life insurance on the three executives. If the executive dies while still employed with the Company or the banks, the executive’s beneficiary is entitled to a benefit equal to

50% of the net death proceeds, as defined in the split-dollar agreement. If death occurs after separation from service, and if, pursuant to the split-dollar agreement, the executive has a vested insurance benefit (as defined in the agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to 10% of the net death proceeds.

As of January 11, 2006, the net death proceeds for the three executives were as follows:

		Death occurs prior to separation from service		Death occurs subsequent to separation from service
	Net Death Proceeds	Company’s Share	Executive’s Beneficiary’s Share	Company’s Share	Executive’s Beneficiary’s Share
Ernest S. Pinner	$821,000	$410,500	$410,500	$738,900	$82,100
James J. Antal	$546,700	$273,350	$273,350	$492,030	$54,670
George H. Carefoot	$550,000	$275,000	$275,000	$495,000	$55,000

Certain Transactions

CenterState Holding Company’s subsidiary banks have outstanding loans to certain CenterState Holding Company directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectibility or present other unfavorable features.

Additional Information

Additional information regarding CenterState Holding Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2004, its quarterly report on Form 10-Q for the nine months ended September 30, 2005, and its unaudited financial statements for the nine months ended September 30, 2005, which are included in this document as Appendices D, E and F, respectively.

BUSINESS OF CENTERSTATE BANK

General

CenterState Bank was organized as a Florida banking corporation in January 2004. CenterState Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState Bank include: demand interest bearing, NOW accounts, money market deposit accounts, savings accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, CenterState Bank makes commercial real estate, single family real estate, construction, mobile home, commercial, and consumer loans and issues stand-by letters of credit. CenterState Bank provides automated teller machine (“ATM”) cards, as a part of the

HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of CenterState Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for CenterState Bank’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState Bank are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, CenterState Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Lending Activities

CenterState Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank’s market area. CenterState Bank’s total loans at September 30, 2005 and December 31, 2004 were $40.8 million, or 57% of total assets, and $30.4 million, or 63% of total assets, respectively. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. CenterState Bank has no foreign loans or loans for highly leveraged transactions.

CenterState Bank’s loans are concentrated in the following areas: commercial real estate loans, residential real estate loans, construction loans, commercial loans, consumer/other loans. At September 30, 2005, 37%, 34%, 17%, 9%, and 3% and at December 31, 2004, 34%, 42%, 13%, 5% and 3% of CenterState Bank’s loan portfolio consisted of commercial real estate, residential real estate, construction, commercial, consumer/other loans, respectively. In excess of 95% of CenterState Bank’s loans at September 30, 2005 and December 31, 2004, respectively, were made on a secured basis. As of September 30, 2005 and December 31, 2004, approximately 88% and 89% of the loan portfolio, respectively, consisted of loans secured by mortgages on real estate.

CenterState Bank’s commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Lake County and surrounding areas for working capital, equipment purchases, and various other business purposes. A majority of CenterState Bank’s commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

CenterState Bank’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. CenterState Bank generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of five years generally have adjustable interest rates. CenterState Bank’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

CenterState Bank’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed- and variable-interest rates, and are often based on up to a five-year amortization schedule.

CenterState Bank has a policy and practice that loans to its executive officers, directors or shareholders owning more than 10% of CenterState Bank common stock, must be approved, in advance, by a majority of the entire board of directors with the interested party abstaining from the vote. Any loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those existing at the time for comparable transactions with persons who are not affiliated with the bank. Loans to executive officers, directors and principal shareholders also must not involve more than the normal risk of repayment or present other unfavorable features. The Bank may pay an overdraft on an account of a director, provided the payment is in accordance with a written, preauthorized, interest bearing extension of credit specifying a method of repayment or a written preauthorized transfer of funds from another account. As to transactions, other than loans, with directors and principal shareholders, CenterState Bank requires that any such transaction be on terms and under circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions involving other parties who are not affiliated with the Bank. If there are no comparable prevailing transactions, then the transaction with the director or principal shareholder must be on terms and under circumstances that in good faith would be offered and would apply to others who are not affiliated with the Bank. From time to time, CenterState Bank has had loans to its directors and executive officers, and other transactions with its directors. CenterState Bank management believes that such loans and transactions were in compliance with the foregoing policies.

Deposit Activities

Deposits are the major source of CenterState Bank’s funds for lending and other investment activities. CenterState Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 45% and 38% of CenterState Bank’s total deposits at September 30, 2005 and December 31, 2004, respectively. Approximately 55% and 62% of CenterState Bank’s deposits at September 30, 2005 and December 31, 2004 were certificates of deposit. Generally, CenterState Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 25% and 25% of CenterState Bank’s total deposits at September 30, 2005 and December 31, 2004, respectively. The majority of the deposits of CenterState Bank are generated from Lake County. CenterState Bank does not accept brokered deposits.

Employees

At September 30, 2005, CenterState Bank employed 25 full-time employees. The employees are not represented by a collective bargaining unit. CenterState Bank consider relations with its employees to be good.

Properties

The main office of CenterState Bank is located at 1211 West North Blvd., Leesburg Florida 34748, in a two-story building of approximately 8,800 square feet, which is leased by CenterState Bank. CenterState Bank also has a branch office of approximately 4,000 square feet in a single story building located at 1051 East Highway 50, Clermont, Florida; and a branch office of approximately 3,400 square feet in a single story building at 1105 West Broad Street, Groveland, Florida. The branch offices are owned by the Bank. These branch offices were purchased from CenterState Holding Company in February 2004. CenterState Bank also leases a drive-thru facility adjacent to its main office. It is approximately 1,000 square feet, located at 1330 Citizens Boulevard, Leesburg, Florida. The Bank also leases a loan production office in a one-story building, approximately 840 square feet, located at 4400 Highway 19A, Unit 9, Mt. Dora, Florida. Further, CenterState Bank has entered into an agreement to purchase approximately 2.5 acres for a future branch site. The site is located at 15830 U.S. Highway 441, Eustis, Florida. The purchase price is $1.5 million.

Litigation

In the ordinary course of operations, CenterState Bank is a party to various legal proceedings. Management does not believe there is any proceeding against CenterState Bank which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of CenterState Bank.

Management

Board of Directors. The Board of Directors of CenterState Bank currently consists of 11 directors, each of whom holds office until the next annual meeting of CenterState Bank shareholders. The following table sets forth certain information with respect to the directors of CenterState Bank.

Name and Age	Director or Officer of the Bank Since	Principal Occupation and Business Experience During Past Five Years

Ernest S. Pinner, 58	January 2004	See “Business of CenterState Holding Company – Executive Officers”

James S. “Bud” Stalnaker, Jr., 51	January 2004	President and CEO of CenterState Bank West Florida since 1988; over 25 years of banking experience

Carl H. Lunderstadt, Sr., 62	January 2004	Retired executive. Previously President and CEO of Florida Crushed Stone (1990-2001; CEO of Decisions Resources, (1985-1990)

Name and Age	Director or Officer of the Bank Since	Principal Occupation and Business Experience During Past Five Years
Bill C. Mobley, 63	January 2004	Retired health care executive. Forty years experience in Healthcare Management (Hospitals, HHA, Labs, NH AlFa); prior director of Tri County Bank (2001)

Rulon D. Munns, 55	February 2004	Partner, Bogin, Munns & Munns, Law firm; Owner of numerous small businesses and real estate investment companies

Michael R. Langley, 46	January 2004	Director of Community National Bank of Pasco County (1996-2004); over 25 years experience in citrus industry; President and owner of Mike Langley Citrus (1986-Present)

Beryl N. “Sandy” Stokes, III, 57	January 2004	President and owner of Stokes Accounting and Business Consultant, PA; CPA for 22 years; prior financial institution audit experience

Richard Schultheis, 64	January 2004	Certified Public Accountant since 1981

Gail Gregg-Strimenos, 58	January 2004	Interior designer 1985 to present; President & CEO Family Dynamics 2003 to present; 1st Impression Design, LLC

Don Buckner, 43	January 2004	Owner/operator of American Manufacturing (heavy manufacturing industry)

Timothy A. Pierson, 46	January 2004	Participated in the organization of CenterState Bank, where he has been President and Chief Executive officer since its opening (January 2004 to present); Executive Vice President of Community National Bank (1992-2003); Senior Vice President of SunTrust Bank (1984-1992); and Vice President of Flagship Bank (1980-1984)

Executive Officers. The following sets forth information regarding the executive officers of CenterState Bank. The officers of CenterState Bank serve at the pleasure of the Board of Directors.

Name and Age	Principal Occupation and Business Experience During Past Five Years
Ernest S. Pinner, 58	See “Business of CenterState Holding Company – Executive Officers”

Timothy A. Pierson, 46	See “– Board of Directors” above

Stock Option Plans

CenterState Bank has separate stock option plans for its directors and employees. Under the plans, options for an aggregate of 98,430 shares of CenterState Bank common stock were outstanding as of the date of this proxy statement. The plans provide that options are granted at prices equal to market value on the date of grant as determined by the Board of Directors. Options granted under the plans are exercisable to the extent of 25% of the shares covered by such option during the first year after the grant date, 50% during the second year, 75% during the third year, and 100% during each year thereafter. The options remain exercisable up to 10 years from the date of grant. The exercise price for the outstanding options is $10.00 per share.

Management and Principal Stock Ownership

Directors and Officers

The following table sets forth the beneficial ownership of outstanding shares of CenterState Bank common stock as of the date of this proxy statement by CenterState Bank’s current directors, and by current directors and executive officers as a group. Except as set forth below, management of CenterState Bank is not aware of any individual or group that owns in excess of 5% of the outstanding shares of CenterState Bank.

Name of Individual (and address of 5% Owner)	Amount/Nature of Beneficial Ownership (1)	Percent of Class (14)
Ernest S. Pinner	1,200(a)	0.12%
Timothy A. Pierson	15,250(b)	1.51%
James S. “Bud” Stalnaker, Jr.	5,000(c)	0.50%
Carl H. Lunderstadt, Sr.	5,500(d)	0.55%
Bill C. Mobley	3,740(e)	0.37%
Rulon D. Munns	10,000(f)	1.00%
Michael R. Langley	5,000(g)	0.50%
Don M. Buckner, Sr.	3,000(h)	0.30%
Beryl N. “Sandy” Stokes, III	23,250((i)	2.32%
Richard Schultheis	23,650(j)	2.36%
Gail Gregg-Strimenos 1048 Strimenbs Lane Leesburg, Florida 34748	163,900(k)	16.15%
All directors and executive officers as a group (11 persons)	259,490	25.12%

Other 5% Shareholders
Lawrence and Anita Maxwell Box 832 Mountain Lake Lake Wales, Florida 33898	80,000	8.00%

Name of Individual (and address of 5% Owner)	Amount/Nature of Beneficial Ownership (1)	Percent of Class (14)
Maxwell Motivation, Inc. Defined Benefit Pension Plan 4725 Rivergreen Pkwy Duluth, GA 30096	50,000	5.00%
Sutherland Consulting, Inc. Defined Benefit Pension Plan 11090 Matthews Drive Tustin, CA 92782-1387	50,000	5.00%

(1)	Information related to beneficial ownership is based upon the information available to CenterState Bank.

(a)	Held by his IRA.

(b)	Includes 12,750 currently exercisable stock options, and 2,500 shares held by his IRA.

(c)	Held jointly with spouse.

(d)	Includes 500 currently exercisable stock options and 5,000 shares held jointly with spouse.

(e)	Includes 340 currently exercisable stock options, and 3,400 shares held in a trust held jointly with spouse.

(f)	Held jointly with spouse.

(g)	Held as sole owner.

(h)	Includes 2,500 shares owned individually and currently exercisable options for 500 shares.

(i)	Includes 1,950 currently exercisable stock options, 12,500 shares held as sole owner, 4,500 shares held by his IRA, 2,500 shares held by his spouse’s IRA, and 1,800 shares held for a dependent child.

(j)	Includes 2,150 currently exercisable stock options, 13,200 shares held in his IRA, 6,800 shares held in his spouse’s IRA, and 1,500 shares by spouse and child jointly.

(k)	Includes 14,900 currently exercisable stock options, 4,000 shares held as sole owner, 36,000 shares held jointly with spouse, 8,000 shares held in a family trust, 100,000 shares held in an investments trust, and 1,000 shares held for dependent children.

SUPERVISION AND REGULATION

General

CenterState Holding Company and CenterState Bank are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. CenterState Holding Company and CenterState Bank are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

The following is a brief summary of some of the statutes, rules and regulations which affect CenterState Holding Company and CenterState Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of all applicable statutes or regulations. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of CenterState Holding Company and CenterState Bank.

Holding Company Regulations

CenterState Holding Company is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. It is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

•	merging or consolidating with another bank holding company.

Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	making or servicing loans and certain types of leases and related activities;

•	engaging in certain insurance and discount brokerage activities;

•	underwriting and dealing in government securities and certain other securities and financial instruments;

•	providing certain data processing and data transmission services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	management consulting and counseling activities;

•	issuing and selling retail monetary instruments such as money orders, savings bonds and travelers’ checks;

•	operating trust companies and non-bank depository institutions such as savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.

In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, a bank holding company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserves determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Bank Regulation

CenterState Bank is a state bank organized under the laws of Florida. It is subject to the supervision of the Florida Office of Financial Regulation and the FDIC. The three national bank subsidiaries of CenterState Holding Company are subject to the supervision of the Office of the Comptroller of the Currency and its state bank subsidiary is under the supervision of the Florida Office of Financial Regulation and the FDIC. The deposits of the CenterState Holding Company subsidiary banks and CenterState Bank are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the banking agencies. The banking agencies regulate and monitor all areas of a bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuance of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

Capital Adequacy Requirements

Both bank holding companies and banks are subject to regulatory capital requirements imposed by the Federal Reserve, the OCC, and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC’s and the FDIC’s risk-based capital guidelines apply directly to banks regardless of whether they are subsidiaries of a bank holding company. The agencies’ requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

The banking agencies have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier I capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of Risk-Weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier 1” capital, and the balance may be “supplementary” or “Tier 2” capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a banks economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

The foregoing capital guidelines could affect CenterState Holding Company, its subsidiary banks and CenterState Bank in several ways. If the banks grow rapidly, their respective capital bases may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks’ ability to pay dividends. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change each bank’s capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the banking agencies a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, CenterState Holding Company and CenterState Bank would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Dividends

The ability of CenterState Holding Company to pay cash dividends depends entirely upon the amount of dividends paid by its bank subsidiaries. Additionally, the Florida Business Corporation Act provides that a Florida corporation may only pay dividends if the dividend payment would not render the corporation insolvent or unable to meet its obligations as they come due.

The bank regulatory agencies have the general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice. CenterState Holding Company’s national bank subsidiaries may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds a total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In the case of CenterState Holding Company’s state subsidiary bank, it may declare a dividend of so much of its aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board deems to be appropriate and, with the approval of the Florida Office of Financial Regulation, may declare a dividend from retained earnings for prior years. No dividends may be paid at a time when the bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the bank regulatory agencies.

Other Laws

State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. The lending operations of CenterState Holding Company, its subsidiary banks and CenterState Bank are subject to federal laws applicable to credit transactions, such as the:

•	Federal Reserve Act governing disclosures of credit terms to consumer borrowers.

•	Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate income borrowers.

•	Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves.

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit.

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies.

•	the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

The deposit and certain other operations of CenterState Holding Company, its subsidiary banks and CenterState Bank are also subject to provisions of the following laws:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records.

•	Title V of the Gramm-Leach-Bliley Act of 1999 regarding disclosure of customers’ nonpublic personal information which requires financial institutions to publish their policies concerning disclosure of such information and give customers the opportunity to opt out of unwanted disclosure.

•	Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, Florida banks may open branch offices throughout Florida with the prior approval of the Florida Office of Financial Regulation and the FDIC. The prior approval of the OCC is required before the subsidiary banks of CenterState Holding Company may open branches. In addition, with prior regulatory approval, CenterState Holding Company and CenterState Bank will be able to acquire existing banking operations in other states.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 modernized of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” CenterState Holding Company’s subsidiary banks and CenterState Bank provide their customers with a range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with third-party vendors.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals of shareholders of CenterState Holding Company intended to be presented at the 2006 annual meeting of CenterState Holding Company shareholders had to have been received by CenterState Holding Company at its principal executive office on or before December 1, 2005, in order to be considered for inclusion in CenterState Holding Company’s proxy statement and form of proxy relating to the 2006 annual meeting of shareholders.

LEGAL MATTERS

The validity of the CenterState Holding Company common stock to be issued in the merger will be passed upon by Smith Mackinnon, PA, Orlando, Florida.

EXPERTS

The consolidated financial statements of CenterState Banks of Florida, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, CenterState Bank’s board does not know of any matters that will be presented for consideration by its shareholders at the special meetings other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named on the proxy to vote the shares represented by the proxy as to any matters that fall within the purposes outlined in the Notices of Special Meeting as determined by a majority of CenterState Bank’s board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

CenterState Holding Company files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning CenterState Holding Company at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review CenterState Holding Company’s electronically filed reports, proxy and information statements from commercial document retrieval services and at the internet worldwide website maintained by the SEC at http://www.sec.gov. In addition, CenterState Holding Company common stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

CenterState Holding Company has filed a registration statement on Form S-4 with the SEC to register the common stock that CenterState Holding Company will issue in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information about CenterState Holding Company and its common stock, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

Additional information regarding CenterState Holding Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2004, its quarterly report on Form 10-Q for the nine months ended September 30, 2005, and its unaudited financial statements for the nine months ended September 30, 2005, which are included in this document as Appendices D, E & F, respectively.

You may request a copy of exhibits referenced in these filings at no cost by writing or telephoning CenterState Holding Company at the following address:

James J. Antal

Senior Vice President and Chief Financial Officer

CenterState Holding Company

1101 First Street South, Suite 202

Winter Haven, FL 33880

(863) 293-2600

CenterState Holding Company has filed applications with the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation, and the Federal Reserve with respect to the merger. You should rely only on information incorporated by reference or provided in this proxy statement/prospectus and in CenterState Holding Company’s related registration statement in making an investment decision. CenterState Holding Company has not authorized anyone else to provide you with different information. If other available information is inconsistent with information in this proxy statement/prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this proxy statement/prospectus. Projections appearing in the applications to such agencies were based on assumptions that CenterState Holding Company believed were reasonable at the time, but which may have changed or may otherwise be wrong. CenterState Holding Company specifically disclaims all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. CenterState Holding Company is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this proxy statement/prospectus.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (Agreement”), is dated this 30th day of September, 2005 (the “Plan”), by and among CenterState Bank Mid Florida (“Bank”) and CenterState Banks of Florida, Inc. (“BHC”).

RECITALS:

A. Background. BHC and Bank desire to enter into this Agreement, which provides for the acquisition of Bank by BHC pursuant to the Florida Business Cooperation Act (the “FBCA”) and the Florida Financial Institutions Code (the “Florida Code”). BHC will acquire Bank by means of a merger of Bank with and into CenterState Interim Bank, a successor banking corporation to be organized as a wholly-owned subsidiary of BHC. Accordingly, BHC and Bank are entering into this Agreement to provide for such merger transaction.

B. Bank. Bank is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Leesburg, Florida. As of the date hereof, Bank’s authorized capital stock consisted of 2,000,000 shares of common stock, par value $5.00 per share (“Bank Common Stock”), of which 1,000,050 shares of Bank Common Stock are outstanding.

C. BHC. BHC is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida with its principal executive offices located in Winter Haven, Florida. As of the date hereof, BHC’s authorized capital stock consisted of 20,000,000 shares of common stock, par value $.01 per share (“BHC Common Stock”), of which 5,249,886 shares are outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which shares are outstanding.

D. Merger. Pursuant to this Plan, the parties have agreed that BHC will form a successor Florida banking corporation and Bank will merge with and into such successor banking corporation, as a result of which Bank will become a direct wholly-owned subsidiary of BHC. For purposes of this Plan, the foregoing merger is referred as the “Merger.”

E. Intention of the Parties. It is the intention of the parties to this Plan that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

F. Approvals. The Boards of Directors of each of BHC and Bank have determined that this Plan and the transactions contemplated hereby are in their respective best interests and the best interests of their respective stockholders, and have approved this Plan at meetings of each of such Boards of Directors.

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto, intending to be legally bound, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying the Plan into effect, as follows:

I. THE MERGER

1.1 The Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

(A) The Merger. On the Merger Effective Date (as hereinafter defined), the Bank shall merge with and into CenterState Interim Bank, a successor Florida banking corporation subsidiary of BHC and all of the outstanding shares of capital stock of the Bank shall be converted in the manner set forth in Article II of this Plan. The name of the Bank following consummation of the Merger shall continue as “CenterState Bank Mid Florida.” The Bank, following consummation of the Merger, is sometimes referred to in this Plan as the “Continuing Corporation.”

(B) Rights, etc. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature, of Bank, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be vested in the Continuing Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, as provided by the laws of the State of Florida.

(C) Liabilities. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of the Bank shall be preserved unimpaired.

(D) Articles of Incorporation; Bylaws; Directors; Officers; Offices.

(i) The articles of incorporation and bylaws of the Continuing Corporation following the Merger Effective Date shall be those of the Bank, as in effect immediately prior to the Merger Effective Date and until such documents are changed in accordance with applicable law.

(ii) The directors of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were directors of the Bank immediately prior to the Merger Effective Date. The name and address of each director of the Bank is set forth on Exhibit 1.

(iii) The officers of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were officers of the Bank immediately prior to the Merger Effective Date. The name and address of each executive officer of the Bank is set forth on Exhibit 2.

(iv) The banking offices of the Bank following the Merger Effective Date shall be those banking offices of the Bank immediately prior to the Merger Effective Date. The name and location of the main office and each existing and proposed branch office of the Bank is set forth on Exhibit 3.

1.2 Merger Effective Date; Closing. The Merger shall become effective at the date set forth in the certificate of merger issued by the Florida Office of Financial Regulation with respect to the Merger (such time is hereinafter referred to as the “Merger Effective Date”). The parties shall utilize their best efforts to cause the Merger to be effective as soon as practicable after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals referred to in Section 6.1(B). All documents required by the terms of this Plan to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger (the “Closing”), which shall be held on the Merger Effective Date at such location and time as may be mutually agreed upon.

1.3 BHC Board of Directors. Following the Merger, the Board of Directors of BHC shall consist of the current directors of BHC plus up to two additional representatives of the Bank’s Board of Directors appointed by BHC, all of whom shall hold office until such time as their successors are elected and qualified.

1.4 Trust Powers. At the Merger Effective Date, the Bank will not exercise trust powers.

II. MERGER CONSIDERATION.

2.1 Merger Consideration. Subject to the provisions of this Plan, automatically, as a result of the Merger, and without any action on the part of any party or shareholder:

(A) Outstanding Bank Common Stock. Subject to the provisions of this Plan, as of the Merger Effective Date and by virtue of the Merger and without any further action on the part of the holder of any shares of Bank Common Stock each share of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date (which shall not exceed 1,098,480 shares of Bank Common Stock) shall automatically become and be converted into the right to receive (i) cash in the amount of $4.35, plus (ii) a fraction of a share of BHC Common Stock (rounded to four decimals) equal to the quotient obtained by dividing $10.15 by the Closing Average Trading Price (as defined in Section 2.3). The applicable amount of BHC Common Stock issuable in the Merger is referred to as the “Exchange Shares” and the amount of cash payable by BHC is referred to as the “Cash Amount.” Any shares of Bank Common Stock owned by Bank shall be canceled and retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor. In the event that prior to the Merger Effective Date the shares of BHC Common Stock or Bank Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the number of shares of BHC Common Stock into which such shares shall be converted.

(B) Outstanding Shares of BHC Common Stock. The shares of BHC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall remain outstanding immediately following such date.

2.2 Shareholder Rights; Stock Transfers. On the Merger Effective Date, holders of Bank Common Stock shall cease to be, and shall have no rights as stockholders of Bank other than to receive the merger consideration provided under Section 2.1 above or the amount set forth in Section 2.6 below (to the extent applicable). After the Merger Effective Date, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BHC Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, such fractional share interest shall be paid in cash based upon the Closing Average Trading Price. The “Closing Average Trading Price” shall mean the average closing price of the BHC Common Stock for the 10 trading days ending on the fifth business day immediately preceding the Merger Effective Date.

2.4 Exchange Procedures. As promptly as practicable after the Merger Effective Date, BHC shall send or cause to be sent to each former stockholder of record of Bank immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder’s certificates formerly representing Bank Common Stock (“Old Certificates”) for the consideration set forth in Section 2.1(A) above. The certificates representing the shares of BHC Common Stock (“New Certificates”) issuable in exchange for the Old Certificates, will be delivered to such stockholder only upon delivery of Old Certificates representing all of such shares (or, if any of the Old Certificates are lost, stolen or destroyed, indemnity satisfactory to BHC). Until so surrendered and exchanged, each outstanding certificate which, prior to the Merger Effective Date represented shares of Bank Common Stock and which is to be converted into Exchange Shares and Cash Amount shall for all purposes evidence ownership of the BHC Common Stock into and for which such shares have been so converted, except that no dividends or other distributions with respect to such BHC Common Stock shall be made until the certificates previously representing shares of Bank Common Stock shall have been properly tendered, at which time, such shareholders shall receive the Exchange Shares and the Cash Amount (without interest). Notwithstanding the foregoing, BHC shall not be liable to any former holder of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.5 Options.

Any valid option to purchase shares of Bank Common Stock (a “Bank Option”), outstanding and unexercised immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into an option to purchase that number of shares of BHC Common Stock as shall equal the product obtained by multiplying the Option Ratio (as defined below) by that number of shares of Bank Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Bank Option divided by the Option Ratio (rounded to the nearest cent). For purposes of this Agreement, the “Option Ratio” shall mean $14.50 divided by the Closing Average Trading Price. BHC shall assume each such Bank Option in accordance with the terms of the plan or agreement by which it is evidenced, subject to the foregoing. A list of all 98,430 outstanding Bank Options is set forth in Schedule 2.5 of this Plan.

2.6 Dissenters’ Rights. Each outstanding Bank Common Stock, the holder of which has perfected dissenters’ rights in accordance with the provisions of the Florida Banking Code (the “Dissent Provisions”) and has not effectively withdrawn or lost such holder’s right to such appraisal (the “Dissenting Bank Shares”), shall not be converted into or represent a right to receive the Exchange Shares and Cash Amount issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. The Bank shall give BHC prompt notice upon receipt by Bank of any written objection to the Merger and any written demands for payment of the fair value of the Bank Common Stock, and of withdrawals of such demands, and any other instruments provided to Bank pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value of any Bank Common Stock held by such Dissenting Shareholder shall receive payment therefor from Bank (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder’s Bank Common Stock shall be cancelled. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair value, the Bank Common Stock held by such Dissent Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided in this Plan. Any such consideration so issued shall be issued by the BHC without interest upon surrender by such holder of the certificate or certificates representing the shares held by the holder.

III. ACTIONS PENDING MERGER.

3.1 Actions Pending Merger. From the date hereof until the Merger Effective Date, except as expressly contemplated by this Plan, without the prior written consent or approval of BHC:

(A) Dividends. Bank will not declare, make or pay any dividend, or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(B) Compensation; Employment Agreements. Bank will not enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with past practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof disclosed in Schedule 3.1(B).

(C) Benefit Plans. Bank will not enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder, except as disclosed in Schedule 3.1(C).

(D) Acquisitions and Dispositions. Bank will not, except as disclosed in Schedule 3.1(D), dispose of or discontinue any portion of any material assets, business or properties outside the ordinary course of business (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice), or merge, consolidate or enter into a business combination with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice).

(E) Amendments. Bank will not amend its articles of incorporation or bylaws.

(F) Actions in Ordinary Course. Bank will not, except as disclosed in Schedule 3.1(F), take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, (i) significantly materially changing asset liability sensitivity, (ii) making loans which are not consistent with past practice or otherwise materially changing its credit policies or standards, (iii) purchasing or selling securities except for purchases and sales of investment securities in the ordinary course of business consistent with past practice, (iv) entering into any material contract the value of which exceeds $100,000, except for this Plan, to be performed after the date hereof, (v) incurring any indebtedness for borrowed money, (vi) changing its capital structure, (viii) materially changing its business practices and (viii) changing its accounting methods or practices.

IV. REPRESENTATIONS AND WARRANTIES.

4.1 Bank hereby represents and warrants to BHC, and BHC hereby represents and warrants to Bank, as follows:

(A) Recitals. The facts set forth in the Recitals of this Plan with respect to it or its subsidiary banks are true and correct. For purposes of this Plan, any reference in Article IV to BHC shall mean, unless otherwise indicated, BHC on a consolidated basis, including its ownership of First National Bank of Osceola County, First National Bank of Polk County, CenterState Bank West Florida N.A. and CenterState Bank of Florida.

(B) Organization and Capital Shares.

(i) It, and each of its subsidiaries, is a corporation or association duly organized, validly existing, and in good standing under the laws of the State of Florida, or the national banking laws, as the case may be. BHC owns all of the shares of capital stock of First National Bank of Osceola County, First National Bank of Polk County, CenterState Bank West Florida N.A. and CenterState Bank of Florida, each of which is duly organized, validly existing and in good standing under the laws of the United States or Florida, as the case may be.

(ii) The outstanding shares of it are duly authorized, validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except for the Bank Options and the BHC Options, there are no outstanding options, warrants, securities, subscriptions, rights or other contractual agreements or arrangements that give any person the right to purchase or otherwise receive or be issued any capital stock of it or its subsidiary or any security of any kind convertible into or exercisable or exchangeable for any shares of capital stock of it or its subsidiary or to receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of shares of capital stock (including any rights to participate in the equity, income or election of directors of it or its subsidiary (“Option” or, collectively, “Options”)).

(C) Qualification. It is duly qualified to do business and is in good standing in the State of Florida and in any other states of the United States and foreign jurisdictions where their ownership, use or leasing of property or the conduct or nature of their business requires either of them to be so qualified, licensed or admitted and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a Material Adverse Effect (as such term is defined in Section 8.8(B)). Each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. Each has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(D) Subsidiaries. Each has no direct or indirect subsidiaries except, (i) in the case of BHC, its ownership of First National Bank of Osceola County, First National Bank of Polk County, CenterState Bank West Florida N.A. and CenterState Bank of Florida and (ii) in the case of BHC, its 80% indirect ownership, of C.S. Processing, Inc. (with the Bank owning the remaining 20%).

(E) Authority. Subject to receipt of any necessary approval by its stockholders and the regulatory approvals referred to in Section 6.1(B), it has the corporate power and authority to execute, deliver and perform its obligations under this Plan, this Plan has been authorized by all necessary corporate action by it, and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

(F) No Conflict. The execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation (collectively “Laws”) or any judgment, decree or order (collectively “Orders”), governmental permit or license (collectively “Licenses”), or contract, agreement, indenture or instrument (collectively “Contracts”) of it or to which it or any of its properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it; (ii) a breach or violation of, or a default under, its articles of incorporation, articles of association, charter or bylaws (or other comparable corporate charter documents); (iii) result in or give any person any right of termination, cancellation, acceleration or modification in or with respect to any Orders, Licenses or Contracts, (iv) result in or give to any person any additional rights or entitlement to increased, accelerated or guaranteed payments under any Orders, Licenses or Contracts, or (v) result in the creation or imposition of any lien or encumbrance on the assets or properties of it; and the consummation of the transactions contemplated by this Plan will not require any consent or approval under any Laws, Orders, Licenses or Contracts or, except as set forth in Schedule 4.1(F), the consent or approval of any other party to any Orders, Licenses or Contracts other than the required approvals of applicable regulatory authorities referred to in Section 6.2.

(G) Financial Statements. Prior to the execution of this Plan, each party has delivered to the other true and complete copies of the following financial statements (which are attached as Schedule 4.1(G):

(i) the audited balance sheet of it as of December 31, 2004 and 2003 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, and on a consolidated basis in the case of BHC (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by their respective independent accountants, and all letters from such accountants with respect to the results of such audits; and

(ii) the unaudited balance sheet of it as of June 30, 2005 and the related unaudited statements of operations, stockholders’ equity and cash flows for the period then ended, and on a consolidated basis in the case of BHC (the “Unaudited Financial Statements”) (the Audited

Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”). All such Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present its financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

(H) No Undisclosed Liabilities. Except as referred to or reserved against in its Financial Statements, there are no liabilities against, relating to or affecting it or any of its assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to its business, financial condition or results of operations.

(I) Litigation; Regulatory Action. Except as set forth in Schedule 4.1(I) or in its Financial Statements, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as set forth in Schedule 4.1(I), it is not a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Florida Office of Financial Regulation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or its properties (collectively, the “Regulatory Authorities”); and it has not been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions.

(J) Compliance with Laws. To the best of its knowledge, it is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws relating to discriminatory business practices; and it has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and it has not received notification or communication from any Regulatory Authority (i) asserting that it is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

(K) Defaults. It is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. It is not subject to, or bound by, any Contract containing covenants which (i) limit its ability to compete in any material line of business or with any person, or (ii) involve any material restriction of geographical area in which, or method by which, it may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

(L) No Brokers. Except for the engagement by BHC of Allen C. Ewing & Co. and Bank of The Carson Medlin Company, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

(M) No Regulatory Impediment. It knows of no reason why the regulatory approvals referred to in Section 6.1(B) should not be obtained.

(N) Reorganization. It is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(O) Disclosure. All material facts to its business, financial condition or results of operations have been disclosed to the other party in connection with this Plan. No representation or warranty contained in this Plan, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished pursuant to any provision of this Plan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

4.2 In addition to the Representations under Section 4.1, the Bank also represents and warrants to BHC as follows:

(A) Absence of Changes. Except for the execution and delivery of this Plan and the transactions to take place pursuant hereto on the Merger Effective Date, since December 31, 2004 there has not been any change, development or event which, individually or together with other such changes, developments or events, could reasonably be expected to have a Material Adverse Effect on its business, financial condition or results of operations. Without limiting the foregoing, except as disclosed in Schedule 4.2(A) or in the Unaudited Financial Statements, there has not occurred between December 31, 2004 and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition by it of any such capital stock of or grant of any Option with respect to it;

(ii) any authorization, issuance, sale or other disposition by it of any shares of capital stock of or Option or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option (except for the issuance of shares upon the exercise of Options);

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of it whose annual salary is, or after giving effect to such change would be, $100,000 or more (except for such increases and bonuses as are approved by the Bank’s Board of Directors and disclosed to BHC); (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan, employment contract or other employee compensation arrangement for an officer, employee or consultant whose salary is in excess of $100,000 or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any benefit plan except to the extent required by applicable Laws and, in the event compliance with legal requirements presented options, only to the extent the option which it reasonably believed to be the least costly was chosen;

(iv) any borrowing by it except in the ordinary course of business;

(v) with respect to any property securing any loan or other credit arrangement made by it, and to the knowledge of Bank, any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $100,000;

(vi) any material change in (w) any pricing, investment, accounting, financial reporting, credit, allowance or tax practice or policy, (x) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (y) its fiscal year of it or (z) any credit policy or standard, including, without limitation, criteria relating to placement of a debtor on any credit watch or other similar list maintained by it;

(vii) with respect to any loan or other credit arrangement made by it, any write off or write down of or any determination to write off or write down any such loan or other credit arrangement in an aggregate amount exceeding $10,000 per month;

(viii) except for the sale of foreclosed properties, or properties received in lieu of foreclosure in the ordinary course of business consistent with past practice, any acquisition or disposition of, or incurrence of a lien or other encumbrance on, any of its assets and properties;

(ix) any (x) amendment of its articles of incorporation or bylaws (or other comparable corporate charter documents), (y) reorganization, liquidation or dissolution of it (z) merger, consolidation or business combination involving it and any other person;

(x) any capital expenditures or commitments for additions to property, plant or equipment of it constituting capital assets in an aggregate amount exceeding $100,000;

(xi) any commencement or termination by it of any line of business;

(xii) any transaction by it with any officer, director, affiliate or associate of it or any affiliate or associate of any such officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on December 31, 2004 and disclosed in Schedule 4.2(A);

(xiii) any agreement to do or engage in any of the foregoing;

(xiv) any other transaction involving, or development affecting it outside the ordinary course of business consistent with past practice, except as disclosed in Schedule 4.2(A).

(B) Material Contracts. Except as set forth in Schedule 4.2(B) or in its Financial Statements, and except for this Plan, it is not bound by any material contract, agreement or other arrangement to be performed after the date hereof.

(C) Real Property. Except as set forth in Schedule 4.2(C), it does not own any real property. Schedule 4.2(C) also contains a true and correct list of each parcel of real property leased by it (as lessor or lessee).

(i) It has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

(ii) Except as disclosed in Schedule 4.2(C), the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

(D) Tangible Personal Property. It is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on its Financial Statements and tangible personal property acquired subsequent to December 31, 2004, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all liens, other than liens disclosed in Schedule 4.2(D), and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

(E) Intellectual Property Rights. Schedule 4.2(E) lists all Intellectual Property (as such term is hereinafter defined) owned by it or used in its business and operations as currently conducted. Except as set forth in Schedule 4.2(E), it has such ownership and use (free and clear of all liens) of, or rights by license, lease or other agreement to use (free and clear of all liens), such Intellectual Property as is necessary to permit it to conduct its business and operations as currently conducted, except where the failure to have any such right would not have a material adverse effect on its business, financial condition or results of operations. Except as disclosed in Schedule 4.2(E), (i) all trademarks, service marks and copyrights in respect of such Intellectual Property are in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions to maintain their validity or effectiveness, (ii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein in respect of such Intellectual Property, (iii) it has taken reasonable measures to protect such Intellectual Property and the value of such Intellectual Property, (iv) it has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (v) it has no knowledge that such Intellectual Property is being infringed by any other person. It has not received notice that it is infringing any Intellectual Property of any other person, no claim is pending or, to its knowledge (after having made due inquiry), has been made to such effect that has not been resolved and, to its knowledge (after having made due inquiry), it is not infringing any Intellectual Property rights of any other person. For purposes of this Plan “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, software license and sub-license agreements, end-user license agreements for software, software maintenance agreements, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

(F) Employee Benefit Plans. Except as previously disclosed:

(i) It has delivered to BHC a true and complete copy of each “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering employees or former employees of the Bank (the “Employees”).

(ii) To the best of its knowledge, all employee benefit plans of each party covering Employees, to the extent subject to ERISA (the “ERISA Plans”), have been operated and administered, and are in material compliance with, applicable law, including ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any rules or regulations thereunder, and all filings, disclosures and notices required by any such laws have been timely made, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has either (a) received a favorable determination letter from the Internal Revenue Service; or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one “employer” with it under Section 4001 (a) (14) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), which liability is reasonably likely to have either by itself or in the aggregate with one or more other events, occurrences or circumstances a Material Adverse Effect on it. It has not incurred and does not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA. No notice of a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate (“ERISA Affiliate Plan”) within the 12-month period ending on the date hereof. To its knowledge, there is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any employee benefit plan.

(iv) All contributions required to be made under the terms of any ERISA Plan or any ERISA Affiliate have been timely made; and no pension plan of either party or any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(v) Under each Pension Plan or ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s or ERISA Affiliate Plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material adverse change in the financial position of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

(vi) There are no material current or projected liabilities for retiree health or life insurance benefits;

(G) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(H) Insurance. Schedule 4.2(H) contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of it or affect or relate to the ownership, use or operation of any of its assets and properties and that (i) have been issued to it or (ii) have been issued to any person for their benefit. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Plan. Each policy listed in Schedule 4.2(H) is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither it nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Schedule 4.2(H), in light of its business, operations and assets and properties, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties. It has not received notice that any insurer under any insurance policy (x) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (y) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidate. Schedule 4.2(H) sets forth a complete and accurate list of all claims in excess of

$25,000 made under the policies and binders described in clause (i) above since December 31, 2003. It does not have or maintain any self-insurance arrangement.

(I) Affiliate Transactions. Except as disclosed in Schedule 4.2(I), in any other Schedule to this Plan or in the Financial Statements, as of the date of this Agreement there are no intercompany liabilities between Bank and BHC Bank. Neither any officer, director, affiliate or associate of Bank, nor any associate of any such officer, director or affiliate, provides or causes to be provided any assets, services, or facilities to Bank; Bank does not provide or cause to be provided any assets, services or facilities to any such officer, director, affiliate or associate; and Bank does not beneficially own, directly or indirectly, any assets of any such officer, director, affiliate or associate. Except as disclosed in Schedule 4.2(I), in any other Schedule to this Plan or in the Financial Statements, each of the liabilities and transactions referred to in the previous sentence was incurred or engaged in, as the case may be, on an arm’s length basis. Except as disclosed in Schedule 4.2(I), since December 31, 2004, all settlements of intercompany liabilities between Bank and BHC, and all such settlements between Bank and its officers, directors, affiliates and associates, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

(J) Asset Classification. Set forth on Schedule 4.2(J) is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of December 31, 2004 by it (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by Bank as of December 31, 2004 by any regulatory examiner as “Other Assets Especially Mentioned”, “Substandard”, “Doubtful,” “Loss,” or words or grading system of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bank prior to December 31, 2004. The allowances for loan losses disclosed in the Financial Statements were, and the allowances for loan losses for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

(K) Takeover Laws; Dissenters’ Rights. It has taken all necessary action to exempt the transactions contemplated by this Plan from, or the transactions contemplated by this Plan are otherwise exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover laws and regulations (collectively, the “Takeover Laws”) of the State of Florida, including, without limitation, Sections 607.0901 and 607.0902, Florida Statutes.

(L) Environmental Matters. Except as set forth in Schedule 4.2(L), to the best of its knowledge:

(i) neither it, nor any properties owned or operated by it, has been or is in violation of or liable under any Environmental Law (as such term is defined in subsection (iii) below), except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other person, instituted, pending or threatened relating to the liability of any property owned or operated by it under any Environmental Law.

(ii) it has not received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which it holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material (as such term is defined in subsection (3), below).

(iii) The following definitions apply for purposes of this Plan: “Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Plan and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

(M) Tax Matters. Except as set forth in Schedule 4.2(M), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against in its Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it.

(N) Articles and Bylaws. It has previously delivered to BHC the Bank’s articles of incorporation and bylaws which are true, correct and complete copies of such documents as in effect on the date of this Plan.

V. COVENANTS.

Bank hereby covenants to BHC, and BHC hereby covenants to Bank, that:

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto, and each party shall use its best efforts to cause to be satisfied the conditions referred to in Article VI, to lift or rescind any injunction, restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Plan, to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Plan.

5.2 Press Releases. Unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

5.3 Access; Information.

(A) Upon reasonable notice, it will afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other party hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state banking or other laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

(B) No investigation pursuant to this Section 5.3 by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and each party hereto will not use any information obtained pursuant to this Section 5.3 for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

5.4 Acquisition Proposals. The Bank shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of its Board of Directors (as advised in writing by its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any tender offer or exchange offer for, or any proposal for the acquisition or purchase of all or a substantial portion of its assets, or a substantial equity interest in it, or any merger or other business combination other than as contemplated by this Plan, and it shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; provided that, notwithstanding the foregoing, it may communicate information about any such proposal to its stockholders if and to the extent that it is legally required to do so (as advised in writing by its counsel); it shall notify the other party immediately if any such inquiries or proposals are received by it or if any person seeks to initiate such negotiations or discussions.

5.5 Securities Agreements. The Bank will cause each of its executive officers and directors to execute and deliver to BHC on or before the Merger Effective Date any agreement required under applicable federal or state securities laws with respect to the Merger or the receipt of BHC Common Stock in the Merger, but will not include additional lock-up or restrictive provisions that will become effective after the Merger Effective Date.

5.6 Takeover Laws. It shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, the provisions of Section 607.0902, Florida Statutes.

5.7 No Rights Triggered.

(A) It shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights or claims under its articles of incorporation or bylaws or under any agreement to which it is a party, or (ii) restrict or impair in any way the ability of the other party to exercise the rights granted hereunder.

(B) It shall not adopt any plan or arrangement that would adversely affect in any way the rights of the other party under this Plan.

5.8 Regulatory Applications. It undertakes and agrees to use its best efforts to cause the Merger to be effected, including, without limitation, promptly preparing and filing any and all regulatory applications and disclosure documents.

5.9 Monthly Information. The Bank shall promptly after the end of each calendar month after the date of this Plan and before the Merger Effective Date provide BHC with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date the Bank provided the other party with the Asset Classification.

5.10 Notification of Certain Matters. It shall give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

5.11 Securities Act Matters. The parties intend that the BHC Common Stock issuable in the Merger will be issued pursuant to a registration statement filed in accordance with the registration requirements of the Securities Act of 1933 (the “Securities Act”), and applicable state securities laws contained in such state securities laws, respectively.

5.12 Indemnification. For a period of four years after the Merger Effective Date, BHC shall indemnify, defend and hold harmless each director of Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Merger Effective Date (including without limitation the transactions contemplated by this Plan) to the extent authorized under Florida law.

VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

6.1 The respective obligations of BHC and Bank to effect the Merger shall be subject to the satisfaction prior to Merger Effective Date of the following conditions:

(A) Stockholder Vote. Approval of the Merger and the other transactions contemplated hereby by the required vote of the stockholders of Bank as and to the extent required by law and the number of Dissenting Bank Shares shall not exceed 8% of the number of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date.

(B) Regulatory Approvals. Procurement by BHC and Bank of all requisite approvals and consents of Regulatory Authorities, and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements set forth in any Schedule hereto) which would so materially and adversely impact the economic or business benefits to BHC or Bank, or their respective stockholders, of the transactions contemplated by this Plan that, had such condition or required been known, such party would not, in its reasonable judgment, have entered into this Plan.

(C) Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank or BHC.

(D) No Prohibition. There not being in effect any law, order, decree or injunction of any court or agency of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger or which could be reasonably expected to result in a material diminution of the benefits of the transaction to BHC or Bank, and there shall not be pending or threatened on the Merger Effective Date any action or proceeding which could reasonably be expected to result in the enactment or issuance of any such law, order, decree or injunction.

(E) Litigation. No action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could (a) prevent consummation of any of the transactions contemplated by the Plan, (b) cause any of the transactions contemplated by this Plan to be rescinded following consummation, or (c) affect adversely the right after the Merger Effective Date of the BHC to own, operate, or control substantially all of the assets and operations of Bank and BHC.

(F) Representations, Warranties and Covenants. (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Section 4.1(A), which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the merger and the other transactions contemplated by this Plan; (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and (iii) each of Bank and BHC shall have received a certificate signed by the President and Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect.

(G) Tax Opinion. BHC and Bank shall have received an opinion from Crowe Chizek and Company LLC, to the effect that the Merger constitutes a reorganization under Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Bank to the extent of Exchange Shares received in the Merger, which such opinion may rely upon factual representations contained in certificates of officers of BHC, Bank and others.

(H) Opinions of Financial Advisor. Bank and BHC having received the written opinion of their respective financial advisory firms (Allen C. Ewing & Co. in the case of BHC and The Carson Medlin Company in the case of Bank), in form and substance satisfactory to Bank and BHC, as to the fairness of the consideration to be paid to and received by the stockholders of Bank in the Merger from a financial point of view, dated as of the date of this Plan and as of the date of any solicitation of proxies from the stockholders of Bank for a vote to approve this Plan and the Merger.

(I) Certificates. The parties shall have delivered to the other a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions set forth above in this Section has been satisfied in all respects.

6.2 The obligation of BHC to effect the Merger shall be subject to the satisfaction prior to the Merger Effective Date of the following additional conditions:

(A) Securities Agreements. BHC shall have received a completed and executed securities agreement from each of Bank’s executive officers and directors as may be required pursuant to Section 5.5.

(B) Shareholders’ Equity. The shareholders’ equity of the Bank on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP shall not be less than $8.8 million.

(C) Allowance for Loan Losses. The allowance for loan losses of Bank on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP shall not be less than 1.25% of its total loans.

(D) Amendments to Change of Control Agreement. Timothy A. Pierson, Rodney Drawdy and Elizabeth Bowen shall have amended their existing change of control agreements such that the consummation of the Merger shall not constitute the entitlement of a receipt of a change of control payment. In return for amending such change of control agreements, BHC will provide the three officers listed above, new change of control agreements to provide for change of control benefits upon a change of control of BHC (as defined in such agreements).

VII. TERMINATION.

7.1 Termination. This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:

(A) Mutual Consent. At any time prior to the Merger Effective Date, by the mutual consent of BHC and Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(B) Breach. At any time prior to the Merger Effective Date, by BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect on such breaching party, or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

(C) Delay. By BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 2006; provided, however, that such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan;

(D) No Stockholder Approval. By Bank or BHC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.1(A) is not obtained at a meeting or meetings called for the purpose of obtaining such approval;

(E) Failure of Bank to Recommend. By BHC, at any time prior to the stockholders’ meeting of Bank, if the Board of Directors of Bank shall have failed to recommend approval of the Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of BHC;

(F) Material Adverse Effect. By BHC or Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that there shall have occurred a Material Adverse Effect with respect to the other.

(G) Closing Average Trading Price. By BHC or Bank, if the Closing Average Trading Price is less than $28.00; provided, however, if mutually agreed upon by the parties during the five-day period commencing with BHC’s receipt of such notice, BHC shall have the option to elect to increase the Cash Amount such that the combination of the Cash Amount and the Exchange Shares (valued at the Closing Average Trading Price) shall at least equal $14.50 per share.

7.2 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.1, and (ii) that termination will not relieve a breaching party from liability for any breach of this Plan giving rise to such termination.

VIII. OTHER MATTERS.

8.1 Survival. If the Merger Effective Date occurs, the agreements of the parties in Article II of this Plan and in Sections 5.12, 8.1, 8.4, 8.6, 8.7 and 8.9 of the Plan shall survive the Merger Effective Date; the representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Sections 4.1(L), 5.3(B), 7.2, 8.1, 8.4, 8.5, 8.6 and 8.9 shall survive such termination.

8.2 Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Bank, the consideration to be received by the Bank stockholders for each share of Bank Common Stock shall not thereby be decreased.

8.3 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

8.4 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the State of Florida without regard to its principles of conflicts of laws, except as federal law may be applicable.

8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby; provided, however, that in the event of termination of this Plan and the abandonment of the Merger pursuant to Section 7.1(C) or (G) by BHC and the Bank is not in breach of this Agreement, then BHC shall reimburse the Bank for expenses incurred (not to exceed $30,000 in the aggregate). Notwithstanding the foregoing, if any legal action or other proceeding is brought for the enforcement of this Plan, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Plan, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and expenses, incurred in that action or proceeding, in addition to any other relief which such party or parties may be entitled.

8.6 Confidentiality. Except as otherwise provided in Section 5.3, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

8.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, courier service, by facsimile transmission, or mailed (by registered or certified mail) postage prepaid, return receipt requested, addressed to (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to BHC, to	Ernest S. Pinner
Chairman, President and Chief Executive Officer
CenterState Banks of Florida, Inc.
1101 First Street South, Suite 202
Winter Haven, FL 33880
Facsimile: (863) 293-2600

With, a copy to:	John P. Greeley, Esquire
Smith Mackinnon, PA
255 South Orange Avenue, Suite 800
Orlando, Florida 32801
Facsimile: (407) 843-2448

If to Bank, to:	Timothy A. Pierson
President and Chief Executive Officer
CenterState Bank Mid Florida
Post Office Box 490558
Leesburg, FL 34749-0558
Facsimile: (352) 323-9000

With, a copy to:	Randy Sterns
Bogin, Munns and Munns
2601 Technology Drive
Orlando, Florida 32804
Facsimile: (407) 578-2181

Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery; (b) on the date of transmission with confirmed answer back if by facsimile or other telegraphic method; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

8.8 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

(A) the term “knowledge” when used with respect to a party shall mean the knowledge, after due inquiry, of any “Executive Officer” of such party, as such term is defined in Regulation O of the Federal Reserve Board;

(B) the term “Material Adverse Effect” shall mean (a) an event, occurrence or circumstance, which individually or in the aggregate, results, or is reasonably likely to result, in a decrease in the shareholders’ equity account of a party, as determined in accordance with GAAP and as measured from its Unaudited Financial Statements in an amount equal to or greater than $100,000, including, without limitation, (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, (ii) operating losses and (iii) a breach of a representation or warranty, or (b) a breach of a representation or warranty which would materially impair the party’s ability to perform its obligations under this Plan or the consummation of the merger and the other transactions contemplated by this Plan; provided, however, that the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; and (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally.

8.9 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CenterState Bank Mid Florida		CenterState Banks of Florida, Inc.

By:	/s/ Timothy A. Pierson	By:	/s/ Ernest S. Pinner
	Timothy A. Pierson		Ernest S. Pinner
	President and Chief Executive Officer		Chairman, President and Chief Executive Officer

Appendix B

January 9, 2006

Board of Directors

CenterState Bank Mid Florida

1211 West North Blvd.

Leesburg, FL 34748

Members of the Board:

We understand that CenterState Bank Mid Florida (the “Bank”) has entered into an Agreement and Plan of Merger dated September 30, 2005 (the "Agreement") with Centerstate Banks of Florida, Inc. ("CSFL") (the "Merger"). Under the terms of the Agreement, CSFL will pay $14.50 in cash and CSFL common stock to acquire all outstanding shares of common stock of the Bank (the “Consideration”). You have requested our opinion as to the fairness, from a financial point of view, of the Consideration paid to the Bank’s shareholders under the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by the Bank in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of CSFL and the Bank. We have reviewed: (i) the Agreement; (ii) audited financial statements of CSFL for the five years ended December 31, 2004 as filed with the Securities and Exchange Commission; (iii) audited financial statements of the Bank for the period ended December 31, 2004; (iv) unaudited financial statements of both CSFL and the Bank for the nine months ended September 30, 2005; and (v) certain other financial and operating information with respect to the business, operations and prospects of CSFL and the Bank. We also: (a) held discussions with members of managements of both CSFL and the Bank regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of both CSFL and the Bank and compared that to similar data of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of CSFL and the Bank with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Bank. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Consideration as provided for in the Agreement is fair, from a financial point of view, to the shareholders of CenterState Bank Mid Florida.

Very truly yours,

THE CARSON MEDLIN COMPANY

B-1

APPENDIX C

658.44 Approval by stockholders; rights of dissenters; preemptive rights.—

(1) The office shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the office, has been approved:

(a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

(b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

(a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

(b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

(c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

(3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

(5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the office shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

(6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the office, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the office, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

History.—s. 4, ch. 28016, 1953; ss. 12, 35, ch. 69-106; s. 3, ch. 76-168; s. 1, ch. 77-457; ss. 34, 151, 152, ch. 80-260; ss. 2, 3, ch. 81-318; s. 147, ch. 83-216; ss. 29, 51, ch. 84-216; s. 1, ch. 91-307; ss. 1, 127, ch. 92-303; s. 1789, ch. 2003-261.

Note.—Former s. 661.05.

APPENDIX D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

Amendment No. 1

☒	ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-95087

CENTERSTATE BANKS OF FLORIDA, INC.

(Name of registrant as specified in its charter)

Florida	59-3606741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202, Winter Haven, Florida	33880
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: (863) 293-2600

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of Class)

Check whether the issuer has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation SK contained in this form, and no disclosure will be contained, to the best of issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the issuer is an accelerated filer (as defined in Rule 12b-2 of the Act).    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

The aggregate market value of the Common Stock of the issuer held by non-affiliates of the issuer (3,230,254 shares) on February 28, 2005, was approximately $103,788,000. The aggregate market value was computed by reference the last sale of the Common Stock of the issuer at $32.13 per share on February 28, 2005. For the purposes of this response, directors, officers and holders of 5% or more of the issuer’s Common Stock are considered the affiliates of the issuer at that date.

As of March 9, 2005 there were issued and outstanding 4,073,093 shares of the issuer’s Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Annual Meeting of Shareholders to be held on April 26, 2005 to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days of the issuer’s fiscal year end are incorporated into Part III, Items 9 through 14, of this Annual Report on Form 10-K.

Explanatory Note:

This Amendment No. 1 on Form 10-K/A to the CenterState Banks of Florida, Inc. Annual Report on Form 10-K for fiscal year ending December 31, 2004 filed with the Securities and Exchange Commission on March 10, 2005 is being filed solely to amend and restate the certifications in exhibits 31.1, 31.2, 32.1 and 32.2. There are no other changes from the initial Form 10-K filing.

PART I

Item 1. Business

General

CenterState Banks of Florida, Inc. (“CenterState” or the “Company”) was incorporated under the laws of the State of Florida on September 20, 1999. CenterState is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). On June 30, 2000, CenterState closed separate merger transactions resulting in First National Bank of Osceola County (“First National/Osceola”), First National Bank of Polk County (“First National/Polk”), and Community National Bank of Pasco County (“Community National Bank”) becoming separate wholly owned subsidiaries of CenterState. On December 31, 2002, CenterState closed the merger transaction resulting in CenterState Bank of Florida (“CenterState Bank”) becoming a wholly owned subsidiary of CenterState. In these four merger transactions (the “Merger Transactions”), each outstanding share of common stock of the four banks were converted into shares of CenterState. Accordingly, as a result of the Merger Transaction, CenterState owns all of the outstanding shares of First National/Osceola, First National/Polk, Community National Bank and CenterState Bank (collectively, the “Banks”).

First National/Osceola and Community National Bank commenced operations in 1989 and First National/Polk commenced operations in 1992. Each of the these three banks is subject to examination and regulation by the Office of the Comptroller of the Currency (“Comptroller of the Currency”) and to a certain extent by the Federal Deposit Insurance Corporation (the “FDIC”). First National/Osceola’s operations are conducted from its main office located in Kissimmee, Florida, and branch offices located in St. Cloud, Poinciana, Ocoee and Orlando, Florida. First National/Polk’s operations are conducted from its main office located in Winter Haven, Florida, and branch offices located in Haines City, Davenport and Lake Alfred, Florida. Community National Bank’s operations are conducted from its main office located in Zephyrhills, Florida, and branch offices located in Zephyrhills, Bushnell, Wildwood, Dade City, Inverness, and Spring Hill, Florida. CenterState Bank, which commenced operations in April 2000, is subject to examination and regulation by the Florida Office of Financial Regulation (the “Florida Department”) and the FDIC. CenterState Bank conducts its operations from its main office in Winter Haven, Florida and at branch offices in Auburndale, Lakeland and Lake Wales, Florida.

CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, CenterState makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. CenterState provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState also offers internet banking services to its customers. In addition to the foregoing services, the offices of CenterState provide customers with extended banking hours. CenterState does not have a trust department, however, trust services are available to customers through a business relationship with another bank. The Company also offers other financial products to its customers, including mutual funds, annuities and other products, through its relationship with Infinex Investment, Inc.

The revenues of CenterState are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for CenterState’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, CenterState’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See “Competition.”

At December 31, 2004, CenterState’s primary assets were its ownership of stock of each of the four Banks. At December 31, 2004, CenterState had total consolidated assets of $753.8 million, total consolidated deposits of $659.6 million, and total consolidated stockholders’ equity of $57.7 million.

Note about Forward-Looking Statements

This Form 10-K contains forward-looking statements, such as statements relating to CenterState’s financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. These forward-looking statements reflect CenterState’s current views and expectations based largely upon the information currently available to CenterState management and they are subject to inherent risks and uncertainties. Although CenterState believes its expectations are based on reasonable assumptions, they are not guarantees of future performance and there are a number of important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. By making these forward-looking statements, CenterState does not undertake to update them in any manner except as may be required by CenterState’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the Federal securities laws. CenterState’s actual results may differ materially from CenterState’s forward-looking statements.

Lending Activities

CenterState offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in CenterState’s market area. CenterState’s consolidated net loans at December 31, 2004 and 2003 were $435.3 million, or 58% and $409.0 million or 67%, respectively, of total CenterState consolidated assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. CenterState has no foreign loans or loans for highly leveraged transactions.

CenterState’s loans are concentrated in three major areas: commercial loans, real estate loans, and consumer loans. A majority of CenterState’s loans are made on a secured basis. As of December 31, 2004, approximately 75% of CenterState’s consolidated loan portfolio consisted of loans secured by mortgages on real estate and 15% of the loan portfolio consisted of commercial loans. At the same date, 10% of CenterState’s loan portfolio consisted of consumer and other loans.

The Company’s commercial loan portfolio includes loans to individuals and small-to-medium sized businesses located primarily in Polk, Osceola, Pasco, Hernando, Citrus, Sumter and Orange counties for working capital, equipment purchases, and various other business purposes. A majority of commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years. Commercial and agricultural loans not secured by real estate amounted to approximately 15% of the Company’s total loan portfolio as of December 31, 2004, compared to 14% at December 31, 2003.

The Company’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. The Company generally does not make fixed-rate commercial real estate loans for terms exceeding five years. Loans in excess of five years are generally adjustable. The Company’s residential real estate loans generally are repayable in monthly installments based on up to a 15-year or a 30-year amortization schedule with variable interest rates.

The Company’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

For additional information regarding the Company’s loan portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition.”

Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Company’s loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility. The Company attempts to minimize credit losses through various means. In particular, on larger credits, the Company generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, the Company attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

Deposit Activities

Deposits are the major source of the Company’s funds for lending and other investment activities. The Company considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 68% and 59% of the Company’s consolidated total deposits at December 31, 2004 and 2003, respectively. Approximately 32% of the

Company’s consolidated deposits at December 31, 2004, were certificates of deposit compared to 41% at December 31, 2003. Generally, the Company attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 13% of the Company’s consolidated total deposits at December 31, 2004 and 15% at December 31, 2003. The majority of the deposits of the Company are generated from Polk, Osceola, Orange, Pasco, Hernando and Citrus counties. The Company does not currently accept brokered deposits. For additional information regarding the Company’s deposit accounts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition.”

Investments

The Company invests a portion of its assets in U.S. Treasury securities, obligations of U.S. government agencies, mortgage backed securities and federal funds sold. The Company’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

With respect to the Company’s investment portfolio, the Company’s total portfolio may be invested in U.S. Treasury securities, obligations of U.S. government agencies, and mortgage backed securities because such securities generally represent a minimal investment risk. Occasionally, the Company may purchase certificates of deposits of national and state banks. These investments may exceed $100,000 in any one institution (the limit of FDIC insurance for deposit accounts). Federal funds sold and money market account is the excess cash the Company has available over and above daily cash needs. This money is invested on an overnight basis with approved correspondent banks.

The Company monitors changes in financial markets. In addition to investments for its portfolio, the Company monitors its daily cash position to ensure that all available funds earn interest at the earliest possible date. A portion of the investment account is designated as secondary reserves and invested in liquid securities that can be readily converted to cash with minimum risk of market loss. These investments usually consist of U.S. Treasury securities, obligations of U.S. government agencies, mortgage backed securities and federal funds. The remainder of the investment account may be placed in investment securities of different type and/or longer maturity. Daily surplus funds are sold in the federal funds market for one business day. The Company attempts to stagger the maturities of its securities so as to produce a steady cash-flow in the event the Company needs cash, or economic conditions change.

Correspondent Banking

Correspondent banking involves one bank providing services to another bank which cannot provide that service for itself from an economic or practical standpoint. The Company is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participation with correspondent banks.

Management of the Company has established correspondent relationships with Federal Home Loan Bank, Independent Bankers’ Bank of Florida, Alabama National Bank and SunTrust Banks. The Company pays for such services.

Data Processing

Each of the Company’s four subsidiary banks use the same core data processing service bureau which provides an automated general ledger system, deposit accounting, and commercial, mortgage and installment lending data processing. The output of these four comprehensive systems is then consolidated at the holding company level.

The Company owns its own item processing service bureau, which sorts, encodes, processes, and images checks and renders checking and other deposit statements to commercial and retail customers.

Effect of Governmental Policies

The earnings and business of the Company are and will be affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

Interest and Usury

The Company is subject to numerous state and federal statutes that affect the interest rates that may be charged on loans. These laws do not, under present market conditions, deter the Company from continuing the process of originating loans.

Supervision and Regulation

Banks and their holding companies, and many of their affiliates, are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting the Company, and the Banks. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Banks. Supervision, regulation, and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

Bank Holding Company Regulation. The Company is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, the Company is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company.

The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience, and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977 (the “CRA”), both of which are discussed below.

Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the bank’s record is made available to the public. Further, such assessment is required of any bank which has applied to:

•	charter a bank,

•	obtain deposit insurance coverage for a newly chartered institution,

•	establish a new branch office that will accept deposits,

•	relocate an office, or

•	merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution

In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

The BHC Act generally prohibits a bank holding company from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and certain insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Gramm-Leach-Bliley Act. Enacted in 1999, the Gramm-Leach-Bliley Act reforms and modernizes certain areas of financial services regulation. The law permits the creation of new financial services holding companies that can offer a full range of financial products under a regulatory structure based on the principle of functional regulation. The legislation eliminates the legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The law also provides financial organizations with the opportunity to structure these new financial affiliations through a holding company structure or a financial subsidiary. The new law reserves the role of the Federal Reserve

Board as the supervisor for bank holding companies. At the same time, the law also provides a system of functional regulation which is designed to utilize the various existing federal and state regulatory bodies. The law also sets up a process for coordination between the Federal Reserve Board and the Secretary of the Treasury regarding the approval of new financial activities for both bank holding companies and national bank financial subsidiaries.

The law also includes a minimum federal standard of financial privacy. Financial institutions are required to have written privacy policies that must be disclosed to customers. The disclosure of a financial institution’s privacy policy must take place at the time a customer relationship is established and not less than annually during the continuation of the relationship. The act also provides for the functional regulation of bank securities activities. The law repeals the exemption that banks were afforded from the definition of “broker,” and replaces it with a set of limited exemptions that allow the continuation of some historical activities performed by banks. In addition, the act amends the securities laws to include banks within the general definition of dealer. Regarding new bank products, the law provides a procedure for handling products sold by banks that have securities elements. In the area of Community Reinvestment Act activities, the law generally requires that financial institutions address the credit needs of low-to-moderate income individuals and neighborhoods in the communities in which they operate. Bank regulators are required to take the Community Reinvestment Act ratings of a bank or of the bank subsidiaries of a holding company into account when acting upon certain branch and bank merger and acquisition applications filed by the institution. Under the law, financial holding companies and banks that desire to engage in new financial activities are required to have satisfactory or better Community Reinvestment Act ratings when they commence the new activity.

Bank Regulation. First National/Osceola, First National/Polk and Community National Bank are chartered under the national banking laws, and CenterState Bank is chartered under Florida law. Each of the deposits of the Banks is insured by the FDIC to the extent provided by law. The three national bank subsidiaries are subject to comprehensive regulation, examination and supervision by the OCC, and, in the case of CenterState Bank, by the FDIC and the Florida Department. The Banks also are subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. The three national bank subsidiaries are examined periodically by the OCC, and, in the case of CenterState Bank, by the FDIC and the Florida Department. The Banks submit to their examining agencies periodic reports regarding their financial condition and other matters. These bank regulatory agencies have a broad range of powers to enforce regulations under its jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The bank regulatory agencies also have the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

There are various statutory limitations on the ability of the Company to pay dividends. The bank regulatory agencies also have the general authority to limit the dividend payment by banks if such payment may be deemed to constitute an unsafe and unsound practice. For information on the restrictions on the right of the Banks to pay dividends to the Company, see Part II—Item 5 “Market for the Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities.”

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) imposed major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with:

•	the default of a commonly controlled FDIC insured depository institution; or
•	any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

The FDIC Improvement Act of 1993 (“FDICIA”) made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implemented other regulatory improvements. Annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. The Act also recodified current law restricting extensions of credit to insiders under the Federal Reserve Act.

Also important in terms of its effect on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired several years ago. The effect of the deregulation of deposit interest rates generally has been to increase the costs of funds to banks and to make their costs of funds more sensitive to fluctuations in money market rates. A result of the pressure on banks interest margins due to deregulation has been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or noninterest income.

Capital Requirements. The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity (excluding the unrealized gain (loss) on available-for-sale securities), trust preferred securities subject to certain limitations, and minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses except for certain limitations. An institution’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. At December 31, 2004, CenterState’s Tier 1 and total risk-based capital ratios were 13.4% and 14.6%, respectively.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. At December 31, 2004, CenterState’s leverage ratio was 8.6%.

FDICIA contains “prompt corrective action” provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from “well capitalized” to

“critically undercapitalized” and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes “significantly undercapitalized” or “critically undercapitalized.”

The OCC and the FDIC have issued regulations to implement the “prompt corrective action” provisions of FDICIA. In general, the regulations define the five capital categories as follows:

•	an institution is “well capitalized” if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures;

•	an institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater;

•	an institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%;

•	an institution is “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and

•	an institution is “critically undercapitalized” if its “tangible equity” is equal to or less than 2% of its total assets.

The OCC and the FDIC, after an opportunity for a hearing, have authority to downgrade an institution from “well capitalized” to “adequately capitalized” or to subject an “adequately capitalized” or “undercapitalized” institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

Generally, FDICIA requires that an “undercapitalized” institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after the institution becomes “undercapitalized” and the agency must take action on the plan within 60 days. The appropriate federal banking agency may not accept a capital restoration plan unless, among other requirements, each company having control of the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of the three consecutive calendar quarters and has provided adequate assurances of performance. The aggregate liability under this provision of all companies having control of an institution is limited to the lesser of:

•	5% of the institution’s total assets at the time the institution becomes “undercapitalized” or

•	the amount which is necessary, or would have been necessary, to bring the institution into compliance with all capital standards applicable to the institution as of the time the institution fails to comply with the plan filed pursuant to FDICIA

An “undercapitalized” institution may not acquire an interest in any company or any other insured depository institution, establish or acquire additional branch offices or engage in any new business unless the appropriate federal banking agency has accepted its capital restoration plan, the institution is implementing the plan, and the agency determines that the proposed action is consistent with and will further the achievement of the plan, or the appropriate Federal banking agency determines the proposed action will further the purpose of the “prompt corrective action” sections of FDICIA.

If an institution is “critically undercapitalized,” it must comply with the restrictions described above. In addition, the appropriate Federal banking agency is authorized to restrict the activities of any “critically undercapitalized” institution and to prohibit such an institution, without the appropriate Federal banking agency’s prior written approval, from:

•	entering into any material transaction other than in the usual course of business;

•	engaging in any covered transaction with affiliates (as defined in Section 23A(b) of the Federal Reserve Act);

•	paying excessive compensation or bonuses; and

•	paying interest on new or renewed liabilities at a rate that would increase the institution’s weighted average costs of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the institution’s normal market areas.

The “prompt corrective action” provisions of FDICIA also provide that in general no institution may make a capital distribution if it would cause the institution to become “undercapitalized.” Capital distributions include cash (but not stock) dividends, stock purchases, redemptions, and other distributions of capital to the owners of an institution.

Additionally, FDICIA requires, among other things, that:

•	only a “well capitalized” depository institution may accept brokered deposits without prior regulatory approval and

•	the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, “well capitalized” institutions and state-chartered institutions examined by state regulators.

FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

As of December 31, 2004, CenterState and the Banks met the capital requirements of a “well capitalized” institution.

Enforcement Powers. Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

Maximum Legal Interest Rates. Like the laws of many states, Florida law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Florida law. The relative importance of these interest limitation laws to the financial operations of the Banks will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

Branch Banking. Banks in Florida are permitted to branch state wide. Such branch banking, however, is subject to prior approval by the bank regulatory agencies. Any such approval would take into consideration several factors, including the bank’s level of capital, the prospects and economics of the proposed branch office, and other conditions deemed relevant by the bank regulatory agencies for purposes of determining whether approval should be granted to open a branch office.

Change of Control. Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Company may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company, the OCC before acquiring control of any national bank and the FDIC and the Florida Department before acquiring control of a state bank. Upon receipt of such notice, the bank regulatory agencies may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company’s or state bank’s voting stock, or if one or more other control factors set forth in the Act are present.

Interstate Banking. Federal law provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state are permissible subject to certain limitations. Florida has a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law essentially provides for out-of-state entry by acquisition only (and not by interstate branching) and requires the acquired Florida bank to have been in existence for at least three years.

Effect of Governmental Policies. The earnings and businesses of the Company and the Banks are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.

Sarbanes-Oxley Act. In 2002, the Sarbanes-Oxley Act was enacted which imposes a myriad of corporate governance and accounting measures designed that shareholders are treated and have full and accurate information about the public companies in which they invest. All public companies are affected by the Act. Some of the principal provisions of the Act include:

•	the creation of an independent accounting oversight board to oversee the audit of public companies and auditors who perform such audits;

•	auditor independence provisions which restrict non-audit services that independent accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures which (a) require the chief executive officer and chief financial officer to certify financial statements and internal controls and to forfeit salary and bonuses in certain situations, and (b) protect whistleblowers and informants;

•	expansion of the authority and responsibilities of the company’s audit, nominating and compensation committees;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	enhanced penalties for fraud and other violations.

USA Patriot Act. In 2001, the USA Patriot Act was enacted. Title III of the USA Patriot Act requires financial institutions to help prevent, detect and prosecute international money laundering and financing of terrorism. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution with the bank regulatory agencies. The Banks have adopted systems and procedures designed to comply with the USA Patriot Act and regulations adopted thereunder by the Secretary of the Treasury.

Competition

The Company encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, the Company competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Company does not currently provide. In addition, many of the Company’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

To compete, the Company relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

Employees

As of December 31, 2004, CenterState and the Banks collectively had 257 full-time equivalent employees. The employees are not represented by a collective bargaining unit. CenterState and the Banks consider relations with employees to be good.

Statistical Profile and Other Financial Data

Reference is hereby made to the statistical and financial data contained in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for statistical and financial data providing a review of the Company’s business activities.

Item 2. Properties

CenterState owns no real property. It occupies office space in the main office building of CenterState Bank, which is located at 1101 First Street South, Suite 202, Winter Haven, Florida 33880.

Item 3. Legal Proceedings

The Banks are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against the Banks which would have a material adverse effect on the Company’s consolidated financial position.

Item 4. Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the Company security holders during the fourth quarter of the year ended December 31, 2004.

PART II

Item	5. Market for Common Equity, Related Stockholder Matters and Purchases of Equity Securities

The shares of Company Common Stock are traded on the Nasdaq National Market System. The following sets forth the high and low trading prices for certain trades of the Company Common Stock that occurred in transactions of Company Common Stock during 2004 and 2003:

	2004			2003
	High	Low	Volume Shares	High	Low	Volume Shares
1st Quarter	$19.80	$18.80	69,700	$19.76	$17.08	131,500
2nd Quarter	24.99	19.25	77,200	20.37	19.05	77,300
3rd Quarter	27.00	23.02	48,000	20.25	18.96	66,000
4th Quarter	34.60	25.20	89,900	20.00	18.78	90,900

As reported by the Company’s stock transfer agent, the Company had approximately 1,300 shareholders of record as of December 31, 2004.

Dividends

The Company pays dividends quarterly, payable on the last business day of the calendar quarter. The following sets forth the per share cash dividends paid during 2004 and 2003.

	2004	2003
1st Quarter	$0.06	$0.05
2nd Quarter	$0.06	$0.05
3rd Quarter	$0.06	$0.06
4th Quarter	$0.06	$0.06

The payment of dividends by the Company is a decision of its Board based upon then-existing circumstances, including the Company’s rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by the Company is dividends received from the Banks. Payments by the Banks to the Company are limited by law and regulations of the bank regulatory authorities. There are various statutory and contractual limitations on the ability of the Banks to pay dividends to the Company. The bank regulatory agencies also have the general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice. CenterState’s national bank subsidiaries may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one/tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In the case of CenterState Bank, which is a Florida banking corporation, it may declare a dividend of so much of its aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the Board deems to be appropriate and, with the approval of the Florida Department, may declare a dividend from retained earnings for prior years. No dividends may be paid at a time when the Bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the Bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Department or a Federal regulatory agency.

Share Repurchases

CenterState did not repurchase any shares of its common stock during 2004.

Item 6. Selected Consolidated Financial Data

The selected consolidated financial data presented below should be read in conjunction with management’s discussion and analysis of financial condition and results of operations, and the consolidated financial statements and footnotes thereto, of the Company at December 31, 2004 and 2003, and the three year period ended December 31, 2004, presented elsewhere herein.

Selected Consolidated Financial Data

December 31

(Dollars in thousands except for share and per share data)	2004	2003	2002	2001	2000
SUMMARY OF OPERATIONS:
Total interest income	$29,088	$25,802	$21,048	$23,513	$22,263
Total interest expense	(7,874)	(7,532)	(6,892)	(9,826)	(9,647)

Net interest income	21,214	18,270	14,156	13,687	12,616
Provision for loan losses	(1,270)	(1,243)	(644)	(577)	(614)

Net interest income after provision for loan losses	19,944	17,027	13,512	13,110	12,002
Non-interest income	4,932	4,687	3,660	3,062	2,384
Gain on sale of branches	1,844	—	—	—	—
Non-interest expense	(19,780)	(17,547)	(13,397)	(12,143)	(11,154)

Income before income taxes	6,940	4,167	3,775	4,029	3,232
Income taxes	(2,567)	(1,541)	(1,406)	(1,513)	(1,324)

Net income	$4,373	$2,626	$2,369	$2,516	$1,908

PER COMMON SHARE DATA:
Basic earnings per share	$1.17	$0.78	$0.84	$0.89	$0.68
Diluted earnings per share	$1.14	$0.77	$0.82	$0.89	$0.67
Book value per share	$14.17	$12.45	$11.87	$9.83	$8.99
Tangible book value per share	$12.89	$10.35	$10.37	$9.54	$8.94
Dividends per share	$0.24	$0.22	$0.20	$0.18	$0.16
Actual shares outstanding	4,068,713	3,369,380	3,362,068	2,818,602	2,815,872
Weighted average shares outstanding	3,750,158	3,364,824	2,823,213	2,817,240	2,811,651
Diluted weighted average shares outstanding	3,828,154	3,428,819	2,878,770	2,839,914	2,826,704

BALANCE SHEET DATA:
Assets	$753,779	$608,896	$494,800	$341,374	$310,662
Total loans, net	435,320	409,048	329,666	241,349	207,133
Total deposits	659,630	538,235	441,462	307,998	280,168
Short-term borrowings	24,627	17,465	10,005	4,598	4,305
Corporate debenture	10,000	10,000	—	—	—
Shareholders’ equity	57,664	41,963	39,915	27,717	25,321
Tangible capital	52,438	36,651	34,868	26,883	25,164
Goodwill	4,675	4,675	4,308	—	—
Core deposit intangible (CDI)	551	637	739	—	—
Average total assets	673,669	550,866	374,008	331,768	295,660
Average loans, net	415,864	370,029	258,232	224,865	191,191
Average interest earning assets	618,589	503,292	343,541	303,726	269,316
Average deposits	584,442	488,952	340,123	298,828	266,585
Average interest bearing deposits	445,358	393,528	277,466	248,534	221,748
Average interest bearing liabilities	481,468	412,457	281,651	253,561	225,849
Average shareholders’ equity	51,340	40,955	28,581	26,785	24,220

Selected Consolidated Financial Data - continued

December 31

(Dollars in thousands except for share and per share data)	2004	2003	2002	2001	2000
SELECTED FINANCIAL RATIOS:
Return on average assets	0.65%	0.48%	0.63%	0.76%	0.65%
Return on average equity	8.52%	6.41%	8.29%	9.39%	7.88%
Dividend payout	21%	28%	24%	20%	24%
Efficiency (1)	76%	76%	75%	72%	74%
Net interest margin (2)	3.43%	3.63%	4.12%	4.51%	4.68%
Net interest spread (3)	3.06%	3.30%	3.68%	3.86%	4.00%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.60%	7.84%	8.54%	7.89%	8.21%
Risk-based capital
Tier 1	13.40%	11.30%	9.95%	11.51%	12.56%
Total	14.61%	12.48%	11.16%	12.76%	13.81%
Average equity to average assets	7.62%	7.43%	7.64%	8.07%	8.19%

ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.07%	0.12%	0.13%	0.10%	0.10%
Allowance to period end loans	1.29%	1.17%	1.22%	1.26%	1.30%
Allowance for loan losses to non-performing assets	436%	296%	274%	467%	256%
Non-performing assets to total assets	0.17%	0.27%	0.30%	0.19%	0.34%

OTHER DATA:
Banking locations	25	25	21	16	15
Full-time equivalent employees	257	254	233	169	150

(1)	Efficiency ratio is non-interest expense divided by the sum of net interest income before the provision for loan losses plus non-interest income, exclusive of non-recurring income.
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.

Quarterly Financial Information

The following table sets forth, for the periods indicated, certain consolidated quarterly financial information. This information is derived from the Company’s unaudited financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The sum of the four quarters of earnings per share might not equal the total earnings per share for the full year due to rounding. This information should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included elsewhere in this document. The results for any quarter are not necessarily indicative of results for future periods.

Selected Quarterly Data

(Dollars are in thousands)

(Dollars in thousands except for per share data)	2004				2003
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Interest income	$8,016	$7,508	$6,871	$6,693	$6,836	$6,498	$6,344	$6,124
Interest expense	(2,253)	(2,059)	(1,774)	(1,788)	(1,958)	(1,822)	(1,876)	(1,876)

Net interest income	5,763	5,449	5,097	4,905	4,878	4,676	4,468	4,248
Provision for loan losses	(370)	(225)	(240)	(435)	(415)	(240)	(286)	(302)

Net interest income after provision for loan losses	5,393	5,224	4,857	4,470	4,463	4,436	4,182	3,946
Non-interest income	1,247	1,204	1,247	1,234	1,186	1,153	1,173	1,176
Gain on sale of branches	—	—	—	1,844	—	—	—	—
Securities (loss) gains	—	—	—	—	(1)	—	—	—
Non-interest expenses	(5,090)	(5,110)	(4,824)	(4,756)	(4,475)	(4,524)	(4,262)	(4,286)

Income before income tax expense	1,550	1,318	1,280	2,792	1,173	1,065	1,093	836
Income tax expense	(567)	(489)	(472)	(1,039)	(420)	(398)	(414)	(309)

Net income	$983	$829	$808	$1,753	$753	$667	$679	$527

Basic earnings per common share	$0.24	$0.20	$0.23	$0.52	$0.22	$0.20	$0.20	$0.16
Diluted earnings per common share	$0.24	$0.20	$0.23	$0.51	$0.22	$0.19	$0.20	$0.15

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and include statements containing terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially from the results anticipated in these forward looking statements, due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates and the level and composition of deposits, loan demand, and the values of loan collateral; and the effects of competition from other commercial banks, thrifts, consumer finance companies, and other financial institutions operating in the Company’s market area and elsewhere. All forward looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements. The Company disclaims any intent or obligation to update these forward looking statements, whether as a result of new information, future events or otherwise. There is no assurance that future results, levels of activity, performance or goals will be achieved.

Management’s discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of the Company at December 31, 2004 and 2003, and the results of operations of the Company for the years ended December 31, 2004, 2003 and 2002. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of the Company presented elsewhere herein.

General

The Company is a multi bank holding company that was formed as of the close of business June 30, 2000 as part of a merger of three independent commercial banks in central Florida (First National Bank of Osceola County, Community National Bank of Pasco County and First National Bank of Polk County). The business combination was accounted for using the pooling-of-interest accounting method. All historical financial presentations have been restated to reflect the merger. The outstanding shares of the three banks were converted into Company common stock at agreed upon exchange ratios described in the merger agreements. In the transaction, the shareholders of the three banks became shareholders of the Company, which owns all of the outstanding shares of the three banks. The three banks maintain their separate identities as wholly owned subsidiaries of the Company.

The Company acquired CenterState Bank of Florida (“CSB”) as of the close of business December 31, 2002 for a combination of cash and stock valued at approximately $13.1 million. The transaction was accounted for using the purchase method of accounting. The shareholders of CSB received 0.5361 shares of Company common stock and $2.40 in cash for each share of CSB stock. CSB maintains its separate identity, and operates as a wholly owned subsidiary of the Company, similar to the Company’s other three subsidiary banks.

During 2001, C.S. Processing, Inc. (“CSP”) was formed as a subsidiary of the Company’s subsidiary banks. During 2004, the Company sold 20% of CSP to an unrelated financial institution for $120,000. The remaining 80% is owned equally by the Company’s four subsidiary banks. The Company’s investment in CSP, through its subsidiary banks, is $480,000 at December 31, 2004. CSP processes checks and renders statements (i.e. “item processing center”) for the Company’s four subsidiary banks and the minority owner financial institution.

During 2004, the Company sold its two Lake County, Florida branches to a Lake County commercial bank. Although the Company does not have any ownership investment in the Lake County bank, the Company’s Chairman and CEO is also the Chairman of this bank. In addition, one of the Company’s subsidiary bank Presidents is a director of this bank as well. This is also the bank that has purchased 20% of CSP discussed above. The sale of the branches included $21.5 million of loans, $23.0 million of deposits, real estate and all the fixed assets. The Company realized a $1.8 million pre-tax gain on the sale during the first quarter of 2004.

The Company opened two new branches during 2004, one in Lake Wales, Florida (Polk County) and one in Kissimmee, Florida (Osceola County). The Company, as of December 31, 2004, has twenty-five banking locations in seven counties throughout central Florida. There are approximately 257 full-time equivalent employees.

During June of 2004, the Company raised additional capital through a Shareholder Rights Offering. The entire offering of 675,627 shares were sold at the offering price of $18.99 per share. The capital raised totaled $12.7 million, net of expenses. The Company intends to use the capital to support current and future growth.

The Company acquired a 49% interest in a newly formed joint venture, CenterState Home Loans, LLC, during 2004 for $34,300. The entity, located in Orlando, Florida, originates/brokers single family home mortgages for a fee. The Company does not assume any interest rate risk, market risk or credit risk. The entity commenced business on December 1, 2004. The investment is carried on the equity method.

The Company’s principal asset is its ownership of the Banks. Accordingly, the Company’s results of operations are primarily dependent upon the results of operations of the Banks. The Company conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Company’s profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon the Company’s interest rate spread which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Company’s profitability is affected by such factors as the level of non-interest income and expenses, the provision for credit losses, and the effective tax rate. Non-interest income consists primarily of service fees on deposit accounts and related services, and to a lesser extent commission earned on brokering single family home loans, and commissions earned on the sale of mutual funds, annuities and other non traditional and non insured investments. Non-interest expense consists of compensation and employee benefits, occupancy and equipment expenses, and other operating expenses.

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the consolidated financial statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is determined based on management’s assessment of several factors: reviews and evaluation of individual loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry concentrations, historical loan loss experiences and the level of classified and nonperforming loans.

Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses and the associated provision for loan losses.

A standardized loan grading system is utilized at each of the Company’s subsidiary banks. The grading system is integral to the Company’s risk assessment function related to lending. Loan officers of each bank assign a loan grade to their newly originated loans in accordance with the standard loan grades. Throughout the lending relationship, the loan officer is responsible for periodic reviews, and if warranted he/she will downgrade or upgrade a particular loan based on specific events and/or analyses. Loans graded 5 or higher are placed on a watch list each month end and reported to that particular bank’s board of directors. The Company’s loan review officer, who is independent of the lending function and is not an employee of any subsidiary bank, periodically reviews each banks loan portfolio and lending relationships. He may disagree with a particular bank’s grade on a particular loan and subsequently downgrade or upgrade such loan(s) based on his risk analysis.

Loans are considered impaired if, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, except that collateral-dependent loans are generally measured for impairment based on the fair value of the collateral. In measuring the fair value of the collateral, management uses assumptions and methodologies consistent with those that would be utilized by unrelated third parties. The Company considers loans graded 7 or higher to be impaired.

Deferred Tax Assets

Management uses an estimate of future earnings to support the position that the benefit of the Company’s deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and net income will be reduced. Deferred tax assets are described further in Note 9 of the notes to the consolidated financial statements.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003.

Net Income

The Company’s net income for the year ended December 31, 2004 was $4,373,000 or $1.17 per share (basic) and $1.14 per share (diluted), compared to $2,626,000 or $0.78 per share (basic) and $0.77 per share (diluted) for the year ended December 31, 2003. Exclusive of the non recurring income relating to the gain from sale of branches, the net income for the year ended December 31, 2004 would have been $3,223,000 or $0.86 per share (basic) and $0.84 per share (diluted).

The Company’s return on average assets (“ROA”) and return on average equity (“ROE”) for the year ended December 31, 2004 were 0.65% and 8.52% (0.48% and 6.28% exclusive of non recurring income from the gain on sale of branches), as compared to the ROA and ROE of 0.48% and 6.41% for the year ended December 31, 2003. The efficiency ratios for the years ended December 31, 2004 and 2003 were 76% for each year.

Net income increased approximately $1,747,000 or 67% to $4,373,000 ($597,000 or 23% to $3,223,000 exclusive of non recurring income from the gain on sale of branches) for the year ended December 31, 2004, compared to $2,626,000 for the same period during 2003.

The table below provides the required reconciliation between net income and net income exclusive of non recurring income resulting from the gain on sale of branches.

Amounts are in thousands of dollars, except per share data	2004	2003
Net income	$4,373	$2,626
Gain on sale of branches, net of tax $694	(1,150)	—

Net income exclusive of gain on sale of branches	$3,223	$2,626

Earnings per share, basic	$1.17	$0.78
Gain on sale of branches, net of tax $0.19	(0.31)	—

Earnings per share, basic, exclusive of gain on sale of branches	$0.86	$0.78

Earnings per share, diluted	$1.14	$0.77
Gain on sale of branches, net of tax $0.18	(0.30)	—

Earnings per share, diluted, exclusive of gain on sale of branches	$0.84	$0.77

ROA	0.65%	0.48%
Gain on sale of branches, net of taxes 0.10%	(0.17)%	—

ROA, exclusive of gain on sale of branches	0.48%	0.48%

ROE	8.52%	6.41%
Gain on sale of branches, net of taxes 1.35%	(2.24)%	—

ROE, exclusive of gain on sale of branches	6.28%	6.41%

Net Interest Income/Margin

Net interest income consists of interest income generated by earning assets, less interest expense.

Net interest income increased $2,944,000 or 16% to $21,214,000 during the year ended December 31, 2004 compared to $18,270,000 for the year ended December 31, 2003. The $2,944,000 increase was a combination of a $3,286,000 increase in interest income offset by a $342,000 increase in interest expense.

Average interest earning assets increased $115,297,000 to $618,589,000 during the year ended December 31, 2004, compared to $503,292,000 for the year ended December 31, 2003. Comparing these same two periods, the yield on average interest earning assets decreased from 5.13% in 2003 to 4.70% in 2004. The increase in volume had a positive effect on the change in interest income ($4,504,000 volume variance). The decrease in yields had a negative effect on the change in interest income ($1,218,000 rate variance). The net result was a $3,286,000 increase in interest income.

Average interest bearing liabilities increased $69,011,000 to $481,468,000 during the year ended December 31, 2004, compared to $412,457,000 for the year ended December 31, 2003. Comparing these same two periods, the cost of average interest bearing liabilities decreased from 1.83% in 2003 to 1.64% in 2004. The increase in volume resulted in an increase in interest expense ($754,000 volume variance), and the decrease in yields resulted in a decrease in interest expense ($412,000 rate variance). The result was a net increase of $342,000 in interest expense. See the tables “Average Balances – Yields & Rates,” and “Analysis Of Changes In Interest Income And Expenses” below.

Average Balances – Yields & Rates

(Dollars are in thousands)

	Years Ended December 31,
	2004			2003
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
ASSETS:
Federal funds sold & money market	$54,579	$714	1.31%	$57,796	$651	1.13%
Securities available for sale	142,781	2,940	2.06%	70,929	1,584	2.23%
Loans (1) (2) (6)	421,229	25,434	6.04%	374,567	23,567	6.29%

TOTAL EARNING ASSETS	$618,589	$29,088	4.70%	$503,292	$25,802	5.13%
Allowance for loan losses	(5,365)			(4,538)
All other assets	60,445			52,112

TOTAL ASSETS	$673,669			$550,866

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Now	$87,710	$265	0.30%	68,155	$261	0.38%
Money market	105,184	1,057	1.01%	83,828	886	1.06%
Savings	44,767	133	0.30%	35,806	142	0.40%
Time deposits	207,697	5,730	2.76%	205,739	6,026	2.93%
Short term borrowings (repos)	26,110	193	0.74%	15,562	73	0.47%
Short term note payable	—	—	—%	600	18	3.00%
Corporate debenture (3)	10,000	496	4.96%	2,767	126	4.55%

TOTAL INTEREST BEARING LIABILITIES	$481,468	$7,874	1.64%	412,457	$7,532	1.83%
Demand deposits	139,084			95,424
Other liabilities	1,777			2,030
Shareholders’ equity	51,340			40,955

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$673,669			$550,866

NET INTEREST SPREAD (4)			3.06%			3.30%

NET INTEREST INCOME		$21,214			$18,270

NET INTEREST MARGIN (5)			3.43%			3.63%

(1)	Loan balances are net of deferred fees/cost of origination.
(2)	Interest income on average loans includes fee recognition of $164,000 and $184,000 for the years ended December 31, 2004 and 2003, respectively.
(3)	Includes amortization of origination costs of $38,000 and $9,000 during year ended December 31, 2004 and 2003, respectively.
(4)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
(5)	Represents net interest income divided by total earning assets.
(6)	The average rates have not been presented on a tax equivalent basis, as this amount is not deemed material.

Analysis of Changes in Interest Income and Expenses

(Dollars are in thousands)

	Net Change Dec 31, 2004 versus 2003
	Volume (1)	Rate (2)	Net Change
INTEREST INCOME
Federal funds sold and money market	$(36)	$99	$63
Securities available for sale	1,604	(248)	1,356
Loans	2,936	(1,069)	1,867

TOTAL INTEREST INCOME	$4,504	$(1,218)	$3,286

INTEREST EXPENSE
Deposits
NOW accounts	$75	$(71)	$4
Money market accounts	226	(55)	171
Savings	36	(45)	(9)
Time deposits	57	(353)	(296)
Short-term borrowings (repos)	49	71	120
Short-term note payable	(18)	—	(18)
Corporate debenture	329	41	370

TOTAL INTEREST EXPENSE	$754	$(412)	$342

NET INTEREST INCOME	$3,750	$(806)	$2,944

(1)	The volume variance reflects the change in the average balance outstanding multiplied by the actual average rate during the prior period.
(2)	The rate variance reflects the change in the actual average rate multiplied by the average balance outstanding during the current period.

Provision for Loan Losses

The provision for loan loss losses increased $27,000 or 2% to $1,270,000 during the year ended December 31, 2004, as compared to $1,243,000 for the year ended December 31, 2003. Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb probable losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. Therefore, the provision for loan losses (Income Statement effect) is a residual of management’s determination of allowance for loan losses (Balance Sheet approach). In determining the adequacy of the allowance for loan losses, management considers those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment and the overall portfolio composition. As these factors change, the level of loan loss provision changes. See “Asset Quality” regarding the allowance for loan losses for additional information.

Non-Interest Income

Non-interest income for 2004 increased by $2,089,000, or 45%, to $6,776,000 as compared to $4,687,000 for the year ending December 31, 2003. Exclusive of the $1,844,000 non recurring income from the gain on sale of branches, the remaining non-interest income for 2004 increased by $245,000, or 5.2% compared to 2003. The two largest components contributing to this increase, excluding gain on the sale of branches, were service charges on deposit accounts, which increased approximately $188,000 (6%), and all other service charges, fees and other income, which increased approximately $57,000 (3%).

Non-Interest Expense

Non-interest expense increased $2,233,000, or 13%, to $19,780,000 for the year ended December 31, 2004, compared to $17,547,000 for the year ended December 31, 2003. Salaries and employee benefits increased by $1,385,000 (15%), occupancy and depreciation expenses increased by $124,000 (3%), data processing expenses (includes item processing and conversion expenses) increased by $68,000 (9%), and all remaining expenses together increased by $656,000 (17%).

The primary reason for the increase in non-interest expense is the internal growth the Company experienced during 2004 net of the non-interest expenses related to the two branches that were sold during February 2004.

Non-interest expenses are summarized in the table below.

Non-Interest Expense

(Dollars are in thousands)

	Years ended Dec 31
	2004	2003	Incr(Decr)
Salary, wages and employee benefits	$10,440	$9,055	$1,385
Occupancy expense	2,419	2,316	103
Depreciation of premises and equipment	1,526	1,505	21
Stationary and printing supplies	456	473	(17)
Marketing expenses	378	277	101
Data processing expense	864	796	68
Legal, audit and other professional fees	386	512	(126)
SOX 404 (note 1)	240	—	240
Bank regulatory related expenses	276	265	11
ATM expenses	319	283	36
Other operating expenses	2,476	2,065	411

Total other operating expenses	$19,780	$17,547	$2,233

Note 1: Out of pocket expenses relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Income Tax Provision

The income tax provision for the year ended December 31, 2004, was $2,567,000, an effective tax rate of 37.0%, as compared to $1,541,000 for the year ended December 31, 2003, an effective tax rate of 37.0%.

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

Overview

Total assets grew by $144.9 million, or 24%, from $608.9 million at December 31, 2003 to $753.8 million at December 31, 2004. Loans increased by $27.1 million, or 6.5%, from $413.9 million at December 31, 2003 to $441.0 million at December 31, 2004. Deposits increased by $121.4 million, or 23%, from $538.2 million at December 31, 2003 to $659.6 million at December 31, 2004.

Loans

Lending-related income is the most important component of the Company’s net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The absolute volume of loans and the volume of loans as a percentage of earning assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Average loans during the year ended December 31, 2004, were $421,229,000, or 68% of average earning assets, as compared to $374,567,000, or 74% of average earning assets, for the year ending December 31, 2003. Total loans, net of unearned fees and cost, at December 31, 2004 and 2003 were $441,005,000 and $413,898,000, respectively, an increase of $27,107,000, or 6.5%. This represents a loan to total asset ratio of 59% and 68% and a loan to deposit ratio of 67% and 77%, at December 31, 2004 and 2003, respectively. The growth in loans during this period was normal business growth net of the loans that were part of the branch sales during February 2004. Market forces were such that deposit growth outpaced loan growth during 2004. The excess funds are temporarily invested in federal funds sold, money market, and short-term U.S. government and government agency securities.

Total residential real estate loans totaled $129,796,000 and total commercial real estate loans totaled $179,846,000, making up 29% and 41% (combined total of 70%) of the loan portfolio as of December 31, 2004, respectively. Construction loans totaled $20,032,000, or 4% of the loan portfolio. Commercial loans totaled $64,984,000, or 15% of the loan portfolio. Consumer and all other loans totaled $46,883,000, or 11% of the loan portfolio.

Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of markets served, the Company has concentrations in geographic as well as in types of loans funded.

The tables below provide a summary of the loan portfolio composition and maturities for the periods provided below.

Loan Portfolio Composition

(Dollars are in thousands)

Types of Loans
at December 31:	2004	2003	2002	2001	2000
Real estate loans:
Residential	$129,796	$140,826	$114,183	$84,033	$71,860
Commercial	179,846	157,586	117,964	88,711	74,144
Construction	20,032	16,930	22,544	17,917	13,250

Total real estate loans	329,674	315,342	254,691	190,661	159,254

Commercial	64,984	59,175	43,607	30,900	29,312
Consumer and other loans	46,883	39,908	35,906	23,295	21,657

Total loans – gross	441,541	414,425	334,204	244,856	210,223

Less: unearned fees/costs	(536)	(527)	(483)	(431)	(360)

Total loans	441,005	413,898	333,721	244,425	209,863

Less: allowance for loan losses	(5,685)	(4,850)	(4,055)	(3,076)	(2,730)

Total loans, net	$435,320	$409,048	$329,666	$241,349	$207,133

Loan Maturity Schedule

(Dollars are in thousands)

	December 31, 2004
	0 – 12 Months	1 – 5 Years	Over 5 Years	Total
All loans other than construction	$60,707	$186,965	$173,682	$421,509
Real estate - construction	10,950	4,039	5,043	20,032

Total	$71,812	$191,004	$178,725	$441,541

Fixed interest rate	$16,985	$145,864	$50,261	$213,110
Variable interest rate	54,827	45,140	128,464	228,431

Total	$71,812	$191,004	$178,725	$441,541

	December 31, 2003
	0 – 12 Months	1 – 5 Years	Over 5 Years	Total
All loans other than construction	$68,707	$159,956	$168,832	$397,495
Real estate – construction	6,330	5,898	4,702	16,930

Total	$75,037	$165,854	$173,534	$414,425

Fixed interest rate	$20,537	$120,490	$45,458	$186,485
Variable interest rate	54,500	45,364	128,076	227,940

Total	$75,037	$165,854	$173,534	$414,425

Asset Quality

The Company maintains an allowance for loan losses to absorb probable losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by charge-offs net of recoveries of prior period loan charge-offs. The loans are charged against the allowance when management believes collection of the principal is unlikely. The allowance consists of amounts established for specific loans and is also based on historical loan loss experience. The specific reserve element is the result of a regular analysis of all loans and commitments based on credit rating classifications. The historical loan loss element represents an assessment of potential credit problems and is determined using loan loss experience of each loan type. Management also weighs general economic conditions, the risk characteristics of various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. The Company is committed to the early recognition of problems and to maintaining a sufficient allowance.

The table below sets forth the activity in the Company’s allowance for loan losses for the periods presented.

Activity in Allowance for Loan Losses

(Dollars are in thousands)

	2004	2003	2002	2001	2000
Balance, beginning of year	$4,850	$4,055	$3,076	$2,730	$2,302

Loans charged-off:
Commercial	(133)	(298)	(47)	(4)	(72)
Real estate mortgage	(112)	(85)	(159)	(92)	(154)
Consumer	(105)	(151)	(160)	(208)	(83)

Total loans charged-off	(350)	(534)	(366)	(304)	(309)

Recoveries on loans previously charged-off:
Commercial	7	29	1	4	44
Real estate mortgage	3	24	3	43	65
Consumer	35	33	22	26	14

Total loan recoveries	45	86	26	73	123

Net loans charged-off	(305)	(448)	(340)	(231)	(186)

Provision for loan losses charged to expense	1,270	1,243	644	577	614
Acquisition of CSB	—	—	675	—	—
Adjustment relating to sale of branches	(130)	—	—	—	—

Balance, end of year	$5,685	$4,850	$4,055	$3,076	$2,730

Total loans at year end	$441,005	$413,898	$333,721	$244,425	$209,863
Average loans outstanding	$421,229	$374,567	$261,511	$227,792	$193,723

Allowance for loan losses to total loans at year end	1.29%	1.17%	1.22%	1.26%	1.30%
Net charge-offs to average loans outstanding	0.07%	0.12%	0.13%	0.10%	0.10%

Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest, other real estate owned (“OREO”) and repossessed assets other than real estate. Loans are placed on a non-accrual status when they are past due 90 days and management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status.

At December 31, 2004 non-accrual loans totaled $890,000. This consisted of an aggregate $667,000 in real estate related loans (5 loans), $25,000 in a mobile home loan (1 loan), and several vehicle, equipment and other miscellaneous loans aggregating $198,000 (6 loans). At December 31, 2004, loans that were past due 90 or more days and still accruing interest totaled $7,000.

At December 31, 2004 other real estate owned (OREO) totaled $384,000. This consisted of one single-family house ($319,000), and vacant land ($65,000).

At December 31, 2004 repossessed assets other than real estate totaled $24,000. This represents three repossessed vehicles.

Total non-performing assets as of December 31, 2004, decreased $336,000 or 20% to $1,305,000, compared to $1,641,000 as of December 31, 2003. Non-performing assets, as a percentage of total assets at December 31, 2004 and December 31, 2003, were 0.17% and 0.27%, respectively. Management believes that the allowance for loan losses at December 31, 2004 was adequate.

Interest income not recognized on non accrual loans was approximately $40,000, $10,000 and $12,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Interest income recognized on impaired loans was approximately $48,000, $22,000 and $19,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The average recorded investment in impaired loans during 2004, 2003 and 2002 were $1,103,000, $333,000 and $298,000, respectively. The table below summarizes the Company’s non-performing assets for the periods provided.

Non-Performing Assets

(Dollars are in thousands)

	December 31,
	2004	2003	2002	2001	2000
Non-accrual loans	$890	$1,078	$402	$580	$837
Past due loans 90 days or more and still accruing interest	7	246	996	64	92
Other real estate owned (“OREO”)	384	282	65	—	139
Repossessed assets other than real estate	24	35	19	15	—

Total non-performing assets	$1,305	$1,641	$1,482	$659	$1,068

Total non-performing assets as a percentage of total assets	0.17%	0.27%	0.30%	0.19%	0.34%

Allowance for loan losses as a percentage of non-performing assets	436%	296%	274%	467%	256%

Restructured loans	$—	$—	$—	$—	$—

Recorded investment in impaired loans	1,053	368	433	163	125

Allowance for loan losses related to impaired loans	406	132	124	71	63

Management is continually analyzing its loan portfolio in an effort to recognize and resolve its problem assets as quickly and efficiently as possible. While management believes it uses the best information available at the time to make a determination with respect to the allowance for loan losses, management recognizes that many factors can adversely impact various segments of its market, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. As such management continuously focuses its attention on promptly identifying and providing for potential problem loans, as they arise. Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the reserve among the general loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the information available to them at the time of their examination.

The table below summarizes the Company’s allocation of allowance for loan losses for the periods presented.

Allocation of allowance for loan losses

(Dollars are in thousands)

	December 31,
	2004	2003	2002	2001	2000
Real estate loans:
Residential	$876	$815	$854	$603	$324
Commercial	2,562	1,927	1,789	1,442	1,342
Construction	324	237	290	245	130

Total real estate loans	3,762	2,979	2,933	2,290	1,796

Commercial	1,184	1,301	724	479	642
Consumer and other loans	665	570	398	307	292
Unallocated	74	—	—	—	—

Total	$5,685	$4,850	$4,055	$3,076	$2,730

Percentage of loans in each category to total loans

	December 31,
	2004	2003	2002	2001	2000
Real estate loans:
Residential	29%	34%	34%	34%	34%
Commercial	41%	38%	35%	36%	36%
Construction	4%	4%	7%	7%	6%

Total real estate loans	74%	76%	76%	77%	76%

Commercial	15%	14%	13%	13%	14%
Consumer and other loans	11%	10%	11%	10%	10%

Total	100%	100%	100%	100%	100%

Percentage of allowance for loan losses to total loans in each category

	December 31,
	2004	2003	2002	2001	2000
Real estate loans:
Residential	0.67%	0.58%	0.75%	0.72%	0.45%
Commercial	1.42%	1.22%	1.52%	1.63%	1.81%
Construction	1.62%	1.40%	1.29%	1.37%	0.98%
Total real estate loans	1.14%	0.94%	1.15%	1.20%	1.13%

Commercial	1.82%	2.20%	1.66%	1.55%	2.19%
Consumer and other loans	1.42%	1.43%	1.11%	1.32%	1.35%
Total	1.29%	1.17%	1.21%	1.26%	1.30%

Deposits

Total deposits increased $121,395,000 to $659,630,000 as of December 31, 2004, compared to $538,235,000 at December 31, 2003. The Company does not rely on purchased or brokered deposits as a source of funds. Instead, the generation of deposits within its market area serves as the Company’s primary source of funds for investment principally in loans. The tables below summarize selected deposit information for the periods indicated.

Average deposit balance by type and average interest rates

(Dollars are in thousands)

	2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Non interest bearing demand deposits	$139,084	0.00%	$95,424	0.00%	$62,657	0.00%
NOW accounts	87,710	0.30%	68,155	0.38%	47,515	0.59%
Money market accounts	105,184	1.01%	83,828	1.06%	55,771	1.56%
Savings accounts	44,767	0.30%	35,806	0.40%	28,210	0.82%
Time deposits	207,697	2.76%	205,739	2.93%	145,970	3.75%

Total	$584,442	1.23%	$488,952	1.50%	$340,123	2.01%

Maturity of time deposits of $100,000 or more

(Dollars are in thousands)

	December 31,
	2004	2003	2002
Three months or less	$15,261	$18,082	$15,445
Three through six months	16,678	20,819	12,305
Six through twelve months	13,886	12,109	12,132
Over twelve months	41,339	30,823	23,960

Total	$87,164	$81,833	$63,842

Repurchase Agreements

The Company’s subsidiary Banks enter into borrowing arrangements with their retail business customers by agreements to repurchase (“repurchase agreements”) under which the Company pledges investment securities owned and under its control as collateral against the one-day borrowing arrangement. The daily average balance of these short-term borrowing agreements for the years ended December 31, 2004, 2003 and 2002, was approximately $26,110,000, $15,562,000 and $4,185,000, respectively. Interest expense for the same periods was approximately $193,000, $73,000 and $40,000, respectively, resulting in an average rate paid of 0.74%, 0.47% and 0.96% for the years ended December 31, 2004, 2003, and 2002, respectively.

The table below summarizes the Company’s repurchase agreements for the periods presented.

Schedule of short-term borrowings (1)

(Dollars are in thousands)

	Maximum outstanding at any month end	Average balance	Average interest rate during the year	Ending balance	Weighted average interest rate at year end
Year ended December 31,
2004	$35,167	$26,110	0.74%	$24,627	1.56%
2003	$24,366	$15,562	0.47%	$17,465	0.28%
2002	$11,486	$4,185	0.96%	$10,005	0.56%

(1)	Consists of securities sold under agreements to repurchase

Note payable

During the quarter ended June 30, 2003, the Company entered into an unsecured borrowing facility with a large regional bank. The facility is a two year $2.4 million line of credit with a floating interest rate of LIBOR +1.75%. The facility was paid off during September 2003 using funds from the corporate debenture issued on September 22, 2003 described below.

Corporate debenture

The Company formed CenterState Banks of Florida Statutory Trust I (the “Trust”) for the purpose of issuing trust preferred securities. On September 22, 2003, the Company issued a floating rate corporate debenture in the amount of $10 million. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture of the Company. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the corporate debenture (three month LIBOR plus 305 basis points). The initial rate in effect at the time of issuance was 4.19% and is subject to change quarterly. The rate in effect during the quarter ended December 31, 2004 was 5.025%. The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by the Company or the Trust, at their respective option after five years, and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. Related loan origination costs of $188,000 were capitalized and are being amortized to interest expense over a five year period. The Company has treated the trust preferred security as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes.

During 2003, the Company used a portion of the $10 million of capital received to pay down a $2.2 million short-term borrowing facility. The Company intends to use the remainder to capitalize the future growth of its subsidiary banks.

Securities

The Company accounts for its investments at fair value and classifies them as available for sale. Unrealized holding gains and losses are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the security.

If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations. The Company does not engage in trading activities as defined in Statement of Financial Accounting Standard Number 115.

The Company’s available for sale portfolio totaled $191,400,000 at December 31, 2004 and $95,357,000 at December 31, 2003, or 25% and 16%, respectively, of total assets. See the tables below for a summary of security type, maturity and average yield distributions.

The Company uses its security portfolio primarily as a source of liquidity and a base from which to pledge assets for repurchase agreements and public deposits. When the Company’s liquidity position exceeds expected loan demand, other investments are considered by management as a secondary earnings alternative. Typically, management remains short-term (under 5 years) in its decision to invest in certain securities. As these investments mature, they will be used to meet cash needs or will be reinvested to maintain a desired liquidity position. The Company has designated all of its securities as available for sale to provide flexibility, in case an immediate need for liquidity arises. Management believes the composition of the portfolio offers it flexibility in managing its liquidity position and interest rate sensitivity, without adversely impacting its regulatory capital levels. The available for sale portfolio is carried at fair market value and had a net unrealized loss of approximately $1,236,000 at December 31, 2004, compared to a net unrealized gain of approximately $31,000 at December 31, 2003.

The Company invests primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States, mortgage backed securities and obligations of agencies of the United States. In addition, the Company enters into federal funds transactions with its principal correspondent banks, and acts as a net seller of such funds. The Federal Reserve Bank and the Federal Home Loan Bank also require equity investments to be maintained by the Company.

The tables below summarize the maturity distribution of securities, weighted average yield by range of maturities, and distribution of securities for the periods provided.

Maturity Distribution of Investment Securities

(Dollars are in thousands)

	December 31, 2004		December 31, 2003
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
AVAILABLE-FOR-SALE
U.S. Treasury and government agencies, mortgage back securities, and obligations of State and political Subdivisions:
One year or less	$78,678	$78,406	$33,234	$33,345
Over one through five years	109,042	108,128	55,461	55,435
Over five through ten years	3,094	3,044	4,718	4,664
Over ten years	635	635	635	635
Federal Reserve Bank stock	674	674	566	566
Federal Home Loan Bank stock	413	413	612	612
Other equity investment	100	100	100	100

Total	$192,636	$191,400	$95,326	$95,357

Weighted Average Yield by Range of Maturities

(Average yields on securities available for sale are calculated based on amortized cost)

	Dec 31, 2004	Dec 31, 2003
One year or less	1.81%	2.03%
Over one through five years	2.81%	2.35%
Over five through ten years	3.43%	3.32%
Over ten years (variable rate security)	2.41%	1.25%

Distribution of Investment Securities

(Dollars are in thousands)

	December 31, 2004		December 31, 2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
AVAILABLE-FOR-SALE
US Treasury securities	$121,438	$120,809	$58,752	$58,891
US Government agencies	21,826	21,717	7,999	7,988
State, county, & municipal	635	635	635	635
Mortgage-backed securities	47,250	46,752	26,662	26,565
Federal Reserve Bank stock	674	674	566	566
Federal Home Loan Bank stock	413	413	612	612
Other investment	400	400	100	100

Total	$192,636	$191,400	$95,326	$95,357

Liquidity and Market Risk Management

Market and public confidence in the financial strength of the Company and financial institutions in general will largely determine the Company’s access to appropriate levels of liquidity. This confidence is significantly dependent on the Company’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

Short term sources of funding and liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements; loan repayments; loan sales; deposits and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. Management believes that it is reasonably likely these funding sources will be available in the future. In addition to interest rate-sensitive deposits, the primary demand for liquidity is anticipated fundings under credit commitments to customers. The Company does not use off balance sheet financing.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, the Company focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the needs of the Company. However, the contractual commitment table below focuses only on future obligations. In the table, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

	December 31, 2004
(in thousands of dollars)	Total	One year or less	Over one year and less than three years	Over three years and less than five years	Over five years
Contractual commitments:
Deposit maturities	$484,558	$373,520	$70,957	$40,081	$—
Securities sold under agreements to repurchase	24,627	24,627	—	—
Long-term debt	10,000	—	—	—	10,000
Operating lease obligations	1,535	340	653	542	—

Total	$520,720	$398,487	$71,610	$40,623	$10,000

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of the Company’s interest rate sensitivity, or gap, is one of the principal techniques used in asset/liability management. Management generally attempts to maintain a range, set by policy, between rate-sensitive assets and liabilities by repricing periods. Each bank sets its own range, approved by its board of directors. Generally, the range is between 1.25 and 0.75. If the bank falls outside their pre-approved range, it requires board action and board approval.

The asset mix of the balance sheet is evaluated continually in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

The Company’s gap and liquidity positions are reviewed periodically by management to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At December 31, 2004, approximately 52% of total gross loans were adjustable rate and 56% of total investments (includes investment securities, federal funds sold and money market) either reprice or mature in less than one year. Deposit liabilities consisted of approximately $100,496,000 (15%) in NOW accounts, $170,892,000 (26%) in money market accounts and savings, $213,170,000 (32%) in time deposits and $175,072,000 (27%) in non-interest bearing demand accounts.

At December 31, 2003, approximately 55% of total gross loans were adjustable rate and 57% of total investments (includes investment securities, federal funds sold and money market) either reprice or mature in less than one year. Deposit liabilities consisted of approximately $76,404,000 (14%) in NOW accounts, $125,570,000 (23%) in money market accounts and savings, $218,042,000 (41%) in time deposits and $118,219,000 (22%) in non-interest bearing demand accounts. A rate sensitivity analysis is presented below as of December 31, 2004 and December 31, 2003.

The Company has prepared a table which presents the market risk associated with financial instruments held by the Company. In the “Rate Sensitivity Analysis” table, rate sensitive assets and liabilities are shown by maturity or repricing periods, separating fixed and variable interest rates. The estimated fair value of each instrument category is also shown in the table. While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, if the Company had to dispose of such instruments at December 31, 2004, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2004, should not necessarily be considered to apply at subsequent dates.

RATE SENSITIVITY ANALYSIS

December 31, 2004

(Dollars are in thousands)

(Dollars in thousands)	0-1 Yr	1-2 Yrs	2-3 Yrs	3-4 Yrs	4-5 Yrs	5 Yrs +	TOTAL	Est. Fair Value
INTEREST EARNING ASSETS:
Loans
Fixed rate loans (3)	$16,985	$17,150	$25,682	$52,868	$50,164	$50,261	$213,110	$212,355
Average interest rate	6.62%	6.87%	7.00%	6.11%	6.51%	6.88%	6.60%
Variable rate loans (3)	189,694	10,210	8,937	9,898	8,690	1,002	228,431	228,431
Average interest rate	5.77%	6.05%	6.29%	6.25%	6.45%	6.18%	5.85%
Investment securities (1)
Fixed rate investments	78,678	56,205	16,626	19,405	16,806	3,094	190,814	189,578
Average interest rate	1.81%	2.37%	3.16%	3.14%	3.57%	3.43%	2.41%
Variable rate investments	635	0	0	0	0	0	635	635
Average interest rate	2.41%						2.41%
Federal funds sold (4)	62,809	0	0	0	0	0	62,809	62,809
Average interest rate	2.07%						2.07%
Other earning assets (2)	1,087	0	0	0	0	0	1,087	1,087
Average interest rate	5.08%						5.08%

Total interest-earning assets	$349,888	$83,565	$51,245	$82,171	$75,660	$54,357	$696,886	$694,895
Average interest rate	4.25%	3.74%	5.63%	5.43%	5.85%	6.67%	4.79%

INTEREST BEARING LIABILITIES
NOW	$100,496	$0	$0	$0	$0	$0	$100,496	$100,496
Average interest rate	0.30%						0.30%
Money market	119,881	0	0	0	0	0	119,881	119,881
Average interest rate	1.16%						1.16%
Savings	51,011	0	0	0	0	0	51,011	51,011
Average interest rate	0.35%						0.35%
CDs $100,000 & over	45,825	12,074	13,345	6,339	9,581	0	87,164	89,410
Average interest rate	2.10%	3.31%	4.28%	4.27%	4.73%		3.05%
CDs under $100,000	56,307	21,110	24,428	11,666	12,495	0	126,006	130,237
Average interest rate	1.95%	3.10%	4.14%	4.13%	4.63%		3.03%
Securities sold under
Repurchase agreement	24,627	0	0	0	0	0	24,627	24,627
Average interest rate	1.56%						1.56%
Corporate debenture	10,000	0	0	0	0	0	10,000	10,000
Average interest rate	5.03%						5.03%

Total interest-bearing liabilities	$408,147	$33,184	$37,773	$18,005	$22,076	$0	$519,185	$525,662
Average interest rate	1.18%	3.18%	4.18%	4.18%	4.67%	0.00%	1.78%

Interest sensitivity gap	(58,259)	50,381	13,472	64,166	53,584	54,357
Cumulative gap	(58,259)	(7,878)	5,594	69,760	123,344	177,701
Cumulative gap to total assets	(7.7)%	(1.0)%	0.7%	9.3%	16.4%	23.6%
Cumulative gap (RSA/RSL) (5)	0.86	0.98	1.01	1.14	1.24	1.34

(1)	Securities are shown at amortized cost.
(2)	Represents interest earning Federal Reserve stock and Federal Home Loan Bank stock.
(3)	Loans are shown at gross value.
(4)	Includes fed funds sold and money market accounts held at a large regional bank.
(5)	Rate sensitive assets (RSA) divided by rate sensitive liabilities (RSL), cumulative basis.

RATE SENSITIVITY ANALYSIS

December 31, 2003

(Dollars are in thousands)

(Dollars in thousands)	0-1 Yr	1-2 Yrs	2-3 Yrs	3-4 Yrs	4-5 Yrs	5 Yrs +	TOTAL	Est. Fair Value
INTEREST EARNING ASSETS:
Loans
Fixed rate loans (3)	$20,537	$14,080	$24,886	$25,084	$56,440	$45,458	$186,485	$187,515
Average interest rate	6.53%	7.81%	7.14%	7.30%	6.04%	7.04%	6.79%
Variable rate loans (3)	189,705	13,910	9,804	1,734	12,170	617	227,940	227,940
Average interest rate	4.98%	5.99%	6.46%	6.83%	6.28%	6.05%	5.19%
Investment securities (1)
Fixed rate investments	33,234	29,519	3,892	4,127	17,923	4,718	93,413	93,444
Average interest rate	2.03%	1.85%	2.68%	2.23%	3.13%	3.32%	2.28%
Variable rate investments	635	0	0	0	0	0	635	635
Average interest rate	1.25%						1.25%
Federal funds sold (4)	46,216	0	0	0	0	0	46,216	46,216
Average interest rate	0.97%						0.97%
Other earning assets (2)	1,178	0	0	0	0	0	1,178	1,178
Average interest rate	4.70%						4.70%

Total interest-earning assets	$291,505	$57,509	$38,582	$30,945	$86,533	$50,793	$555,867	$556,928
Average interest rate	4.11%	4.31%	6.51%	6.60%	5.47%	6.68%	4.88%

INTEREST BEARING LIABILITIES
NOW	$76,404	$0	$0-	$0	$0	$0	$76,404	$76,404
Average interest rate	0.33%						0.33%
Money market	85,360	0	0	0	0	0	85,360	85,360
Average interest rate	0.93%						0.93%
Savings	40,210	0	0	0	0	0	40,210	40,210
Average interest rate	0.27%						0.27%
CDs $100,000 & over	51,010	7,568	5,970	13,808	3,377	100	81,833	84,151
Average interest rate	2.28%	3.27%	4.04%	4.50%	3.69%	1.00%	2.93%
CDs under $100,000	79,847	13,842	11,546	23,668	7,306	0	136,209	139,831
Average interest rate	2.12%	3.15%	3.85%	4.33%	3.67%		2.84%
Securities sold under
Repurchase agreement	17,465	0	0	0	0	0	17,465	17,465
Average interest rate	0.28%						0.28%
Corporate debenture	10,000	0	0	0	0	0	10,000	10,000
Average interest rate	4.19%						4.19%

Total interest-bearing liabilities	$360,296	$21,410	$17,516	$37,476	$10,683	$100	$447,481	$453,421
Average interest rate	1.24%	3.19%	3.91%	4.40%	3.68%	1.00%	1.76%

Interest sensitivity gap	(68,791)	36,099	21,066	(6,531)	75,850	50,693
Cumulative gap	(68,791)	(32,692)	(11,,626)	(18,157)	57,693	108,386
Cumulative gap to total assets	(11.3%)	(5.4%)	(1.9%)	(3.0%)	9.5%	17.8%
Cumulative gap (RSA/RSL) (5)	0.81	0.91	0.97	0.96	1.13	1.24

(1)	Securities are shown at amortized cost.
(2)	Represents interest earning Federal Reserve stock and Federal Home Loan Bank stock.
(3)	Loans are shown at gross value.
(4)	Includes fed funds sold and money market accounts held at a large regional bank.
(5)	Rate sensitive assets (RSA) divided by rate sensitive liabilities (RSL), cumulative basis.

Primary Sources and Uses of Funds

The primary sources of funds during the year ended December 31, 2004, included an increase in deposits ($145,543,000), net proceeds received from shareholder rights offering ($12,698,000), proceeds from the sale of minority interest in C.S. Processing subsidiary ($120,000), net proceeds received from sale of branches ($829,000), exercise of stock options ($321,000), funds provided by operations ($6,045,000), increase in borrowings from securities sold under agreement to repurchase ($7,162,000), and proceeds from the sale of OREO ($497,000).

The primary uses of funds during the period included an increase in net loans outstanding ($49,498,000), increase in premises and equipment ($5,883,000), increase in investments net of maturities/sales ($97,780,000), payment to shareholders related to CSB acquisition including fractional share payments ($65,000), dividends paid ($933,000) and an increase in federal funds sold and other cash items ($19,056,000).

Capital Resources

Total shareholders’ equity at December 31, 2004 was $57,664,000, or 7.6% of total assets compared to $41,963,000, or 6.9% of total assets at December 31, 2003. The $15,701,000 increase was primarily the result of the following items: net proceeds received from the shareholder rights offering ($12,708,000), plus net income ($4,373,000), plus exercise of stock options ($311,000), less dividends paid ($933,000), less net change of unrealized losses in securities available for sale ($791,000).

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off- balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Each of the Company’s subsidiary banks’ objective is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators.

Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to risk-weighted assets of 4%. Adherence to these guidelines has not had an adverse impact on the Company.

Selected consolidated capital ratios at December 31, 2004, and 2003 were as follows:

Capital Ratios

(Dollars are in thousands)

	Actual		Well Capitalized		Excess
	Amount	Ratio	Amount	Ratio	Amount
As of December 31, 2004:
Total capital: (to risk weighted assets):	$68,894	14.6%	$47,163	10.0%	$21,731
Tier 1 capital: (to risk weighted assets):	$63,209	13.4%	$28,298	6.0%	$34,911
Tier 1 capital: (to average assets):	$63,209	8.6%	$36,755	5.0%	$26,454

As of December 31, 2003:
Total capital: (to risk weighted assets):	$51,160	12.5%	$40,997	10.0%	$10,163
Tier 1 capital: (to risk weighted assets):	$46,310	11.3%	$24,598	6.0%	$21,712
Tier 1 capital: (to average assets):	$46,310	7.8%	$29,520	5.0%	$16,790

Effects of Inflation and Changing Prices

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce the Company’s earnings from such activities.

Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on the Company’s consolidated financial statements. The Company has made the required disclosures in the notes of the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company adopted FIN 46R in 2003.

The Company has evaluated the impact of applying FIN 46R to existing VIEs in which it has variable interests and has determined that CenterState Bank of Florida Statutory Trust I “the Trust” should be deconsolidated from the Company. This resulted in the Company de-recognizing $10,000,000 in trust preferred securities issued during the 3rd Quarter 2003, and recognizing $10,000,000 in corporate debentures that the Trust had purchased from the Company. In addition, the Company de-recognized $179,000 in deferred loan costs and recognized $179,000 in a investment in the Trust, which is included in prepaid expenses and other assets on the accompanying balance sheet.

The Federal Reserve has issued regulations which allow for the inclusion of these instruments in Tier 1 capital regardless of the FIN 46 interpretation, although such a determination could potentially be changed at a later date. Assuming no change in the Federal Reserve regulation, the adoption of FIN 46 did not have a material impact on the Company’s financial condition or operating results.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this Statement did not have a material effect on the financial statements of the Company.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004. The adoption of this Statement did not have a material effect on the financial statements of the Company.

In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments. This staff accounting bulletin summarizes the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. In particular, this bulletin clarifies whether the entity can consider the expected future cash flows related to the associated servicing of the loan and adds additional disclosures to the annual financial statements. The adoption of this bulletin did not have a material effect on the financial statements of the Company.

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is the vesting period of the options. This will apply to awards granted or modified after the first quarter beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $232 during the balance of 2005, $433 in 2006 and $362 in 2007. The adoption of this Statement is not expected to have a material effect on the financial statements of the Company.

Item 7 A. Quantitative and qualitative disclosures about market risk.

Market risk is the risk of economic loss from adverse changes in the fair value of financial instruments due to changes in (a) interest rates, (b) foreign exchange rates, or (c) other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company’s market risk is composed primarily of interest rate risk. Each subsidiary bank of the Company has an Asset/Liability Committee (“ALCO”) which is responsible for reviewing the interest rate sensitivity position, and establishing policies to monitor and limit the exposure to interest rate risk for their specific bank. Since the Company’s entire interest rate risk exposure relates to the financial instrument activity of each subsidiary bank, the board of directors of each subsidiary bank reviews and approves the policies and guidelines established by their bank’s ALCO.

The primary objective of asset/liability management is to provide an optimum and stable net interest margin, after-tax return on assets and return on equity capital, as well as adequate liquidity and capital. Interest rate risk is measured and monitored through gap analysis, which measures the amount of repricing risk associated with the balance sheet at specific points in time. See “Liquidity and Market Risk Management” presented in Item 7 above for quantitative disclosures in tabular format, as well as additional qualitative disclosures.

Item 8. Financial Statements and Supplementary Data

The financial statements of the Company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 are set forth in this Form 10-K at page 49.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

(a)	Evaluation of disclosure controls and procedures. The Company maintains controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. Based upon their evaluation of those controls and procedures performed within 90 days of the filing date of this report, the Chief Executive and Chief Financial officers of the Company concluded that the Company’s disclosure controls and procedures were adequate.

(b)	Changes in internal controls. The Company made no significant changes in its internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation of those controls by the Chief Executive and Chief Financial officers.

(c)	Management’s report on internal control over financial reporting. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein. Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations, also referred to as the Treadway Commission. Based upon our evaluation under the framework in Internal Control – Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2004.

Item 9B. Other Information.

Not applicable.

PART III

Item 10. Directors and Executive Officers.

The Company has a Code of Ethics that applies to its principal executive officer and principal financial officer (who is also its principal accounting officer), a copy of which is included with this Form 10-K as Exhibit 14.1. The information contained under the sections captioned “Directors” and “Executive Officers” under “Proposal One – Election of Directors,” and in the sections captioned “Audit Committee Report” and “Section 16(a) Reporting Requirements,” in the registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders to be held on April 26, 2005, to be filed with the SEC pursuant to Regulation 14A within 120 days of their registrant’s fiscal year end (the “Proxy Statement”), is incorporated herein by reference.

Item 11. Executive Compensation

The information contained in the sections captioned “Information About the Board of Directors and Its Committees” under “Proposal One – Election of Directors,” and the sections captioned “Executive Compensation and Benefits,” “Compensation Committee Report,” and “Performance Graph,” in the Proxy Statement, is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management

Information contained in the section captioned “Directors” and “Management and Principal Stock Ownership” under “Election of Directors,” and under the table captioned “Equity Compensation Plan Information,” in the Proxy Statement, is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions

The information contained in the section entitled “Certain Transactions” under “Executive Compensation and Benefits” in the Proxy Statement is incorporated herein by reference.

Item 14. Principal Accountant Fees and Services

The information contained in the section captioned “Independent Auditors” in the Proxy Statement is incorporated herein by reference.

Item 15. Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this report:

1.	Financial Statements
Independent Auditors’ Report
Consolidated Balance Sheets as of December 31, 2004 and 2003
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

Consolidated Statement of changes in stockholders’ Equity and Comprehensive Income for the years ended December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements

2.	Financial Statement Schedules

All schedules have been omitted as the required information is either inapplicable or included in the Notes to Consolidated Financial Statements.

3.	Exhibits

3.1	-	Articles of Incorporation of CenterState Banks of Florida, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-95087 (the “Registration Statement”))

3.2	-	Bylaws of CenterState Banks of Florida, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement)

4.1	-	Specimen Stock Certificate of CenterState Banks of Florida, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement)

10.1	-	CenterState Banks of Florida, Inc. Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the Registration Statement)*

10.2	-	CenterState Banks of Florida, Inc. Employee Stock Purchase Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement dated March 25, 2004 )*

14.1	-	Code of Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s December 31, 2003 Form 10-K dated March 26, 2004)

21.1	-	List of Subsidiaries of CenterState Banks of Florida, Inc.

23.1	-	Consent of KPMG LLP

31.1	-	Certification of President and Chief Executive Officer under Section 302 of the Sarbanes–Oxley Act of 2002

31.2	-	Certification of Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002

32.1	-	Certification of President and Chief Executive Officer under Section 906 of the Sarbanes–Oxley Act of 2002

32.2	-	Certification of Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002

*	Represents a management contract or compensatory plan or arrangement required to be filed as an exhibit.

(b)	Reports on Form 8-K

Reference is made to the Form 8-K filed by the Company on October 27, 2004 Relating to its third quarter earnings press release

CENTERSTATE BANKS OF FLORIDA, INC. and SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors

Centerstate Banks of Florida, Inc.

    and subsidiaries:

We have audited the accompanying consolidated balance sheets of CenterState Banks of Florida, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Orlando, Florida

March 10, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CenterState Banks of Florida, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls over Financial Reporting, that CenterState Banks of Florida, Inc. and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 10, 2005 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

Orlando, Florida

March 10, 2005

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

(in thousands of dollars, except per share data)

	2004	2003
Assets
Cash and due from banks	$27,306	$24,843
Federal funds sold and money market account	62,809	46,216
Investment securities available for sale, at fair value	191,400	95,357

Loans, less allowance for loan losses of $5,685 and $4,850 at December 31, 2004 and 2003, respectively	435,320	409,048
Accrued interest receivable	2,417	2,112
Bank premises and equipment, net	25,669	22,924
Other real estate owned	384	282
Deferred income taxes, net	1,884	1,992
Goodwill	4,675	4,675
Core deposit intangible	551	637
Prepaid expenses and other assets	1,364	810

Total assets	$753,779	$608,896

Liabilities and Stockholders’ Equity
Deposits:
Interest bearing	$484,558	$420,016
Noninterest bearing	175,072	118,219

Total deposits	659,630	538,235

Securities sold under agreement to repurchase	24,627	17,465
Corporate debenture	10,000	10,000
Amount payable to shareholders	—	65
Accrued interest payable	373	383
Accounts payable and accrued expenses	1,365	785

Total liabilities	695,995	566,933

Minority interest	120	—

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value: 20,000,000 shares authorized; 4,068,713 and 3,369,380 shares issued and outstanding at December 31, 2004 and 2003, respectively	41	34
Additional paid-in capital	39,545	26,500
Retained earnings	18,849	15,409
Accumulated other comprehensive income	(771)	20

Total stockholders’ equity	57,664	41,963
Commitments and contingent liabilities

Total liabilities and stockholders’ equity	$753,779	$608,896

See accompanying notes to the consolidated financial statements

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2004, 2003 and 2002

(in thousands of dollars, except per share data)

	2004	2003	2002
Interest income:
Loans	$25,434	$23,567	$18,531
Investment securities	2,940	1,584	1,768
Federal funds sold and money market	714	651	749

	29,088	25,802	21,048

Interest expense:
Deposits	7,185	7,315	6,852
Securities sold under agreement to repurchase	193	73	40
Corporate debentures	496	126	—
Other borrowed funds	—	18	—

	7,874	7,532	6,892

Net interest income	21,214	18,270	14,156
Provision for loan losses	1,270	1,243	644

Net interest income after provision for loan losses	19,944	17,027	13,512

Other income:
Service charges on deposit accounts	3,113	2,925	2,405
Other service charges and fees	1,808	1,763	1,234
Gain on sale of branches	1,844	—	—
(Loss) gain on sale of securities	—	(1)	21
Gain on sale of other real estate owned	11	—	—

	6,776	4,687	3,660

Other expenses:
Salaries, wages and employee benefits	10,440	9,055	6,530
Occupancy expense	2,419	2,316	1,747
Depreciation of premises and equipment	1,526	1,505	1,163
Stationary, printing and supplies	456	473	402
Marketing expenses	378	277	193
Data processing expense	864	796	881
Legal, audit and other professional fees	626	512	381
Other expenses	3,071	2,613	2,100

Total other expenses	19,780	17,547	13,397

Income before provision for income taxes	6,940	4,167	3,775
Provision for income taxes	2,567	1,541	1,406

Net income	$4,373	$2,626	$2,369

Earnings per share:
Basic	$1.17	$0.78	$0.84

Diluted	$1.14	$0.77	$0.82

Common shares used in the calculation of earnings per share:
Basic	3,750,158	3,364,824	2,823,213

Diluted	3,828,154	3,428,819	2,878,770

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity	Comprehensive income
Balances at January 1, 2002	$28	$15,450	$11,719	$520	$27,717
Dividends paid	—	—	(565)	—	(565)
Stock options exercised	—	38	—	—	38
Tax effect of tax deduction in excess of book deduction on options exercised during the year	—	10	—	—	10
Comprehensive income:
Net income	—	—	2,369	—	2,369	$2,369
Unrealized holding loss on available for sale securities, net of deferred income taxes of $129	—	—	—	(198)	(198)	(198)

Total comprehensive income						$2,171

Acquisition of CenterState Bank	6	10,538	—	—	10,544

Balances at December 31, 2002	34	26,036	13,523	322	39,915
Dividends paid	—	—	(740)	—	(740)
Stock options exercised	—	102	—	—	102
Comprehensive income:
Net income	—	—	2,626	—	2,626	$2,626
Unrealized holding loss on available for sale securities, net of deferred income taxes of $174	—	—	—	(302)	(302)	(302)

Total comprehensive income						$2,324

Acquisition of CenterState Bank purchase price adjustment	—	362	—	—	362

Balances at December 31, 2003	$34	$26,500	$15,409	$20	$41,963
Dividends paid	—	—	(933)	—	(933)
Stock options exercised	—	321	—	—	321
Tax effect of tax deduction in excess of book deduction on options exercised during the year	—	33	—	—	33
Comprehensive income:
Net income	—	—	4,373	—	4,373	$4,373
Unrealized holding loss on available for sale securities, net of deferred income taxes of $476	—	—	—	(791)	(791)	(791)

Total comprehensive income						$3,582

Shareholder rights offering (net of cost)	7	12,691	—	—	12,698

Balances at December 31, 2004	$41	$39,545	$18,849	$(771)	$57,664

	2004	2003	2002
Disclosure of reclassification amounts:
Unrealized holding loss arising during the year	$(791)	$(302)	$(211)
Add: reclassified adjustments for gain included in net income, net of income taxes, at December 31, 2004, 2003 and 2002 of $0, $0 and ($8), respectively	—	—	13

Net unrealized loss on securities	$(791)	$(302)	$(198)

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

	2004	2003	2002
Cash flows from operating activities:
Net income	$4,373	$2,626	$2,369
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,270	1,243	644
Depreciation of premises and equipment	1,526	1,505	1,163
Amortization of intangibles	(58)	(172)	—
Net amortization/accretion of investment securities	470	631	43
Net deferred loan origination fees	9	44	52
Write down of other real estate owned	29	—	—
Gain on sale of other real estate owned	(11)	—	—
Gain on sale of fixed assets	—	—	(7)
Deferred income taxes	584	(290)	(42)
Realized gain (loss) on sale of available for sale securities	—	1	(21)
Gain on sale of branches	(1,844)	—	—
Tax deduction in excess of book deduction on options exercised	33	—	10
Cash provided by (used in) changes in:
Net change in accrued interest receivable	(377)	(117)	310
Net change in prepaid expenses and other assets	(554)	(467)	361
Net change in accrued interest payable	15	(8)	(16)
Net change in accounts payable and accrued expenses	580	158	(250)

Net cash provided by operating activities	6,045	5,154	4,616

Cash flows from investing activities:
Purchases of investment securities available for sale	(126,110)	(57,944)	(33,228)
Purchases of mortgage backed securities available for sale	(32,783)	(30,162)	(4,074)
Proceeds from callable investment securities available for sale	5,000	15,000	4,155
Proceeds from maturities of investment securities available for sale	44,105	20,000	26,500
Proceeds from pay-downs of mortgage backed securities available for sale	11,779	7,441	2,126
Proceeds from sales of investment securities available for sale	229	999	5,049
Proceeds from maturities of investment securities held to maturity	—	—	1,500
Increase in loans, net of repayments	(49,498)	(80,933)	(39,627)
Purchases of premises and equipment	(5,883)	(4,114)	(2,298)
Proceeds from sale of fixed assets	—	—	82
Proceeds from sale of other real estate owned	497	47	—
Net cash paid in connection with CSB merger	(65)	(2,335)	—
Net cash from acquisition of CSB	—	—	11,561
Net cash from branch sales	829	—	—
Increase in goodwill due to cash payments for fractional shares related to CSB merger	—	(5)	—

Net cash used in investing activities	(151,900)	(132,006)	(28,254)

Cash flows from financing activities:
Net increase in demand and savings deposits	145,543	97,047	70,048
Net increase in securities sold under agreement to repurchase	7,162	7,460	1,791
Issuance of corporate debenture	—	10,000	—
Net change in minority interest	—	—	20
Stock options exercised	321	102	38
Net proceeds of shareholder rights offering	12,698	—	—
Proceeds from sale of minority interest of subsidiary	120	—	—
Dividends paid	(933)	(740)	(565)

Net cash provided by financing activities	164,911	113,869	71,332

Net increase (decrease) in cash and cash equivalents	19,056	(12,983)	47,694
Cash and cash equivalents, at beginning of year	71,059	84,042	36,348

Cash and cash equivalents, at end of year	$90,115	$71,059	$84,042

D-57	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

	2004	2003	2002
Supplemental schedule of noncash activities:
Market value adjustment-investment securities available for sale
Market value adjustment-investment securities	$(1,267)	$(476)	$(327)
Deferred income tax asset	476	174	129

Unrealized loss on investments available for sale	$(791)	$(302)	$(198)

Transfer of loans to other real estate owned	$617	$264	$65

Purchase price adjustment related to CSB acquisition	$—	$362	$—

Cash paid during the year for:
Interest	$7,845	$7,531	$6,811

Income taxes	$2,038	$1,715	$1,506

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(1)	Nature of Operations and Summary of Significant Accounting Policies

The consolidated financial statements of CenterState Banks of Florida, Inc. (the “Company”) include the accounts of CenterState Banks of Florida, Inc. (the “Parent Company”), its four wholly owned subsidiary banks and an 80% owned subsidiary, C. S. Processing.

The Company, through its subsidiary banks, operates through 25 locations in seven Counties throughout Central Florida, providing traditional deposit and lending products and services to its commercial and retail customers. C.S. Processing is an 80% owned subsidiary at December 31, 2004, which provides item processing services for the Company’s four subsidiary banks and the minority shareholder bank which owns the remaining 20%.

The following is a description of the basis of presentation and the significant accounting and reporting policies, which the Company follows in preparing and presenting its consolidated financial statements.

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent Company, its four wholly owned banking subsidiaries (the “Banks”) and its’ majority owned subsidiary, C.S. Processing. The operations of the Company currently consist primarily of the operations of each of the four banks. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash and due from banks, federal funds sold, money market and non interest bearing deposits in other banks with a purchased maturity of three months or less to be cash equivalents.

(c)	Investment Securities Available for Sale

The Company accounts for its investments at fair value and classifies them as available for sale. Unrealized holding gains and losses are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the security.

(d)	Loans

Loans receivable that management has the intent and the Company has the ability to hold for the foreseeable future or payoff are reported at their outstanding unpaid principal balance, less the allowance for loan losses and deferred fees on originated loans.

D-59	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

Loan origination fees and the incremental direct cost of loan origination, are capitalized and recognized in income over the contractual life of the loans. If the loan is prepaid, the remaining unamortized fees and costs are charged or credited to interest income. Amortization ceases for non-accrual loans.

Commitment fees and costs relating to the commitments are deferred until the commitment period has expired or the commitment is exercised. If the commitment is exercised during the commitment period, the commitment fee is recognized over the life of the loan as an adjustment of yield.

Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, or when the full timely collection of interest or principal becomes uncertain, unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off, accretion of the net deferred loan origination fees cease. The loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status.

The Company, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the secondary market value of the loan, or the fair value of the collateral for collateral dependent loans. Impaired loans are written down to the extent that principal is judged to be uncollectible and, in the case of impaired collateral dependent loans where repayment is expected to be provided solely by the underlying collateral and there is no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Impairment losses are included in the allowance for loan losses.

(e)	Allowance for Loan Losses

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with generally accepted accounting principles to maintain the allowance at a level adequate to absorb probable losses in the loan portfolio at the date of the financial statements. The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; non real estate commercial loans; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for probable inherent losses which exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; trends in the historical losses of the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the risk identification process; changes in the outlook for local, regional and national economic conditions; and concentrations of credit risk.

In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally

D-60	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Company complies with the views included in SAB 102.

Regulatory examiners may require the Company to recognize adjustments to the allowance based upon their judgment about the information available to them at the time of their examination.

(f)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are depreciated over the shorter of their useful lives or the term of the lease. Major renewals and betterments of property are capitalized; maintenance, repairs, and minor renewals and betterments are expensed in the period incurred. Upon retirement or other disposition of the asset, the asset cost and related accumulated depreciation are removed from the accounts, and gains or losses are included in income.

(g)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. For all periods presented, the annual impairment analysis was performed with no impairment noted.

(h)	Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

D-61	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

The core deposit intangible is amortized over a ten-year period on an accelerated basis using the projected decay rates of the underlying core deposits.

(i)	Other Real Estate Owned

Real estate acquired in the settlement of loans is recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value, less estimated selling costs. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

(j)	Compensation Programs

Substantially all of the Company’s employees are covered under the Company’s employee benefit plan. Certain directors and key employees are covered under the Company’s stock option plans. The expenses of providing these plans are charged to income in the year the expenses are incurred.

The Company applies Accounting Principle Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company’s stock-based compensation plan been determined consistent with FASB Statement No. 123, the Company’s net income would have been reduced to the pro forma amounts indicated below (amounts are in thousands of dollars except for per share data):

	December 31,
	2004	2003	2002
Net income, as reported	$4,373	$2,626	$2,369
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(420)	(117)	(76)

Pro forma net income	$3,953	$2,509	$2,293

Basci earnings per share, as reported	$1.17	$0.78	$0.84
Deduct per share stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(0.11)	(0.03)	(0.03)

Pro forma basic earnings per share	$1.06	$0.75	$0.81

Diluted earnings per share, as reported	$1.14	$0.77	$0.82
Deduct per share stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(0.11)	(0.04)	(0.02)

Pro forma diluted earnings per share	$1.03	$0.73	$0.80

(k)	Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income is the unrealized gain or loss on investment securities available for sale, net of applicable deferred taxes.

D-62	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

(m)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions relate to useful life of intangibles and valuation of goodwill and allowance for loans receivable. Actual results could differ from these estimates.

(n)	Segment Reporting

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company derives its revenues from providing similar banking products and services to customers located throughout the Central Florida Region through similar distribution channels and processes. Operating segments consist of the Company’s banking subsidiaries. Management believes that the Company meets the aggregation criteria, as defined by SFAS No. 131, for aggregating its operating segments into the bank segment.

(o)	Effect of New Pronouncements

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on the Company’s consolidated financial statements. The Company has made the required disclosures in the notes of the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company adopted FIN 46R during 2003.

D-63	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

The Company has evaluated the impact of applying FIN 46R to existing VIEs in which it has variable interests and has determined that CenterState Bank of Florida Statutory Trust I “the Trust” should be deconsolidated from the Company. This resulted in the Company de-recognizing $10,000 in trust preferred securities issued during the 3rd Quarter 2003, recognizing $10,000 in corporate debentures that the Trust had purchased from the Company. In addition, the Company de-recognized $179 in deferred loan costs and recognized $179 in a investment in the Trust, which is included in prepaid expenses and other assets on the accompanying balance sheet.

The Federal Reserve has issued regulations which allow for the inclusion of these instruments in Tier 1 capital regardless of the FIN 46 interpretation, although such a determination could potentially be changed at a later date. Assuming no change in the Federal Reserve regulation, the adoption of FIN 46 did not have a material impact on the Company’s financial condition or operating results.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this Statement did not have a material effect on the financial statements of the Company.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004. The adoption of this Statement did not have a material effect on the financial statements of the Company.

In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments. This staff accounting bulletin summarizes the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. In particular, this bulletin clarifies whether the entity can consider the expected future cash flows related to the associated servicing of the loan and adds additional disclosures to the annual financial statements. The adoption of this bulletin did not have a material effect on the financial statements of the Company.

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is the vesting period of the options. This will apply to awards granted or modified after the first quarter beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $232 during the balance of 2005, $433 in 2006 and $362 in 2007. The adoption of this Statement is not expected to have a material effect on the financial statements of the Company.

D-64	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(2)	Investment Securities Available for Sale

The amortized cost and estimated fair values of investment securities available for sale at December 31, 2004 and 2003, are as follows:

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$121,438	$—	$(629)	$120,809
Obligations of U.S. government agencies	21,826	1	(110)	21,717
Mortgage backed securities	47,250	8	(506)	46,752
Municipal securities	635	––	—	635
Federal Home Loan Bank stock	413	––	—	413
Federal Reserve Bank stock	674	––	—	674
Other investments	400	––	—	400

	$192,636	$9	$(1,245)	$191,400

	December 31, 2003
	Amortized cost	Gross Unrealized Gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$58,752	$146	$(7)	$58,891
Obligations of U.S. government agencies	7,999	14	(25)	7,988
Mortgage backed securities	26,662	48	(145)	26,565
Municipal securities	635	—	—	635
Federal Home Loan Bank stock	612	—	—	612
Federal Reserve Bank stock	566	—	—	566
Other equity investment	100	—	—	100

	$95,326	$208	$(177)	$95,357

D-65	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value
Investment securities available for sale
Due in one year or less	$78,678	$78,406
Due after one year through five years	109,042	108,128
Due after five years through fifteen years	3,094	3,044
Due after fifteen years through thirty years	635	635
Federal Home Loan Bank stock	413	413
Federal Reserve Bank stock	674	674
Other equity investment	100	100

	$192,636	$191,400

At December 31, 2004, the Company had $35,827 (estimated fair value) in investment securities pledged to the Treasurer of the State of Florida as collateral on public fund deposits and for other purposes required or permitted by law. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with fair values of $41,188 and $27,939 at December 31, 2004 and 2003, respectively.

Proceeds from sales of investment securities available for sale were $229, $999 and $5,049 for the years ending December 31, 2004, 2003 and 2002, respectively. Gross realized (losses) gains on sales of investment securities available for sale during 2004, 2003 and 2002 were $0, ($1) and $21, respectively.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003.

	December 31, 2004
	less than 12 months		12 months or more		Total
	fair value	unrealized losses	fair value	unrealized losses	fair value	unrealized losses
U.S. Treasury securities	$107,351	$577	$8,437	$52	$115,788	$629
Obligations of U.S. government agencies	14,762	79	1,970	31	16,732	110
Mortgage backed securities	28,713	307	10,652	199	39,365	506

Total temporarily impaired securities	$150,826	$963	$21,059	$282	$171,885	$1,245

D-66	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

	December 31, 2003
	less than 12 months		12 months or more		Total
	fair value	unrealized losses	fair value	unrealized losses	fair value	unrealized losses
U.S. Treasury securities	$13,505	$7	$—	$—	$13,505	$7
Obligations of U.S. government agencies	1,975	25	—	—	1,975	25
Mortgage backed securities	15,679	145	—	—	15,679	145

Total temporarily impaired securities	$31,159	$177	$—	$—	$31,159	$177

U.S. Treasury securities and Obligations of U.S. Government agencies: The unrealized losses on investments in U.S. Treasury securities and Obligations of U.S Government agencies were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Mortgage-backed securities: The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. Fannie Mae guarantees the contractual cash flows of these securities. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)	Loans

Major categories of loans included in the loan portfolio as of December 31, 2004 and 2003 are:

	December 31,
	2004	2003
Real estate:
Residential	$129,796	$140,826
Commercial	179,846	157,586
Construction	20,032	16,930

Total real estate	329,674	315,342
Commercial	64,984	59,175
Consumer and other loans	46,883	39,908

	441,541	414,425
Less: Deferred loan origination fees, net	536	527

Total loans	441,005	413,898
Less: Allowance for loan losses	5,685	4,850

Total net loans	$435,320	$409,048

D-67	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

The following is a summary of information regarding nonaccrual loans, impaired loans and other real estate owned at December 31, 2004 and 2003:

	December 31,
	2004	2003
Nonaccrual loans	$890	$1,078

Recorded investment in impaired loans	$1,053	$368

Allowance for loan losses related to impaired loans	$406	$132

Other real estate owned	$384	$282

	Interest income not recognized on nonaccrual loans	Interest Income recognized on impaired loans	Average recorded investment in impaired loans
For years ended December 31:
2004	$40	$48	$1,103
2003	$10	$22	$333
2002	$12	$19	$298

Certain principal stockholders, directors and officers and their related interests were indebted to the Company as summarized below at December 31, 2004, 2003 and 2002:

	December 31,
	2004	2003	2002
Balance, beginning of year	$13,230	$11,768	$8,593
Additional new loans	5,297	4,488	7,992
Repayments on outstanding loans	7,490	3,026	4,817

Balance, end of year	$11,037	$13,230	$11,768

All such loans were made in the ordinary course of business. At December 31, 2004, 2003 and 2002, certain principal stockholders, directors and officers of the Company and their related interests had $5,272, $3,864 and $3,839, respectively, available in lines of credit.

D-68	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

Changes in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002, are as follows:

	December 31,
	2004	2003	2002
Balance, beginning of year	$4,850	$4,055	$3,076
Provision charged to operations	1,270	1,243	644
Loans charged-off	(350)	(534)	(366)
Recoveries of previous charge-offs	45	86	26
Adjustment relating to sale of branches	(130)	—	—
Effect of merger with CenterState Bank	—	—	675

Balance, end of year	$5,685	$4,850	$4,055

(4)	Bank Premises and Equipment

A summary of bank premises and equipment as of December 31, 2004 and 2003, is as follows:

	December 31,
	2004	2003
Land	$9,139	$7,710
Land improvements	309	265
Buildings	14,456	11,487
Leasehold improvements	1,139	832
Furniture, fixtures and equipment	8,936	8,714
Construction in progress	143	1,819

	34,122	30,827
Less: Accumulated depreciation	8,453	7,903

	$25,669	$22,924

D-69	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(5)	Deposits

A detail of deposits at December 31, 2004 and 2003 is as follows:

	December 31,
	2004	Weighted average interest rate	2003	Weighted average interest rate
Non-interest bearing deposits	$175,072	0.0%	$118,219	0.0%
Interest bearing deposits:
Interest bearing demand deposits	100,496	0.3%	76,404	0.3%
Savings deposits	51,011	0.3%	40,210	0.3%
Money market accounts	119,881	1.2%	85,360	0.9%
Time deposits less than $100,000	126,006	3.0%	136,209	2.8%
Time deposits of $100,000 or greater	87,164	3.0%	81,833	2.9%

	$659,630	1.3%	$538,235	1.4%

The following table presents the amount of certificate accounts at December 31, 2004, maturing during the periods reflected below:

Year	Amount
2005	$101,932
2006	33,384
2007	37,773
2008	18,005
2009	22,076

Total	$213,170

A summary of interest expense on deposits for the years ended December 31, 2004, 2003 and 2002, is as follows:

	December 31,
	2004	2003	2002
Interest-bearing demand deposits	$265	$261	$279
Savings deposits	133	142	231
Money market accounts	1,057	886	870
Time deposits less than $100,000	3,480	3,803	4,066
Time deposits of $100,000 or greater	2,250	2,223	1,406

	$7,185	$7,315	$6,852

The Company had deposits from certain principle shareholders, directors and officers and their related interests of approximately $10,274, and $14,207 at December 31, 2004 and 2003, respectively.

D-70	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(6)	Securities sold under agreements to repurchase

The Company’s subsidiary banks enter into borrowing arrangements with their retail business customers by agreements to repurchase (“repurchase agreements”) under which the banks pledge investment securities owned and under its control as collateral against the one-day borrowing arrangement.

At December 31, 2004 and 2003, the Company had $24,627 and $17,465 in repurchase agreements with weighted average interest rates of 1.56% and 0.28%, respectively. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with fair values of $41,188 and $27,939 at December 31, 2004 and 2003, respectively.

Repurchase agreements averaged $26,110, $15,562 and $4,185 for the years ended December 31, 2004, 2003 and 2002, respectively. The maximum amount outstanding at any month-end for the corresponding periods was $35,167, $24,366 and $11,486, respectively. Total interest expense paid on repurchase agreements for the years ending December 31, 2004, 2003 and 2002, was $193, $73 and $40, respectively.

(7)	Note Payable

During the quarter ended June 30, 2003, the Company entered into an unsecured borrowing facility with a larger regional bank. The facility is a two year $2,400 line of credit with a floating interest rate of LIBOR +1.75%. The facility was paid off during September 2003 using funds from the corporate debenture issued on September 22, 2003 described below.

(8)	Corporate debenture

The Company formed CenterState Banks of Florida Statutory Trust I (the “Trust”) for the purpose of issuing trust preferred securities. On September 22, 2003, the Company issued a floating rate corporate debenture in the amount of $10 million. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture of the Company. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the corporate debentue (three month LIBOR plus 305 basis points). The rate is subject to change on a quarterly basis. The rate in effect during the quarter ended December 31, 2004 was 5.025%. The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by the Company or the Trust, at their respective option after five years, and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. Related loan origination costs of $188 were capitalized and are being amortized to interest expense over a five year period. The Company has treated the trust preferred security as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes.

The Company used a portion of the $10,000 of capital received to pay down a $2,150 short-term borrowing facility. The Company intends to use the remainder to capitalize the future growth of its subsidiary banks.

D-71	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(9)	Income Taxes

The provision for income taxes at December 31, 2004, 2003 and 2002, consists of the following:

	Current	Deferred	Total
December 31, 2004:
Federal	$1,681	$499	$2,180
State	301	86	387

	$1,982	$585	$2,567

December 31, 2003:
Federal	$1,557	$(249)	$1,308
State	274	(41)	233

	$1,831	$(290)	$1,541

December 31, 2002:
Federal	$1,268	$(41)	$1,227
State	186	(7)	179

	$1,454	$(48)	$1,406

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are presented below:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$2,085	$1,732
Deferred loan fees	202	199
Merger cost	50	50
Intangible assets	36	46
Unrealized loss on investment securities available for sale	464	—
Net operating loss carryforward	277	495
Other	—	94

Total deferred tax asset	3,116	2,616

Deferred tax liabilities:
Premises and equipment, due to differences in depreciation methods and useful lives	(630)	(438)
Unrealized gain on investment securities available for sale	—	(12)
Core deposit intangible	(207)	(158)
Like kind exchange	(293)	—
Accretion of discounts on investments	(67)	(16)
Other	(33)	—

Total deferred tax liability	(1,232)	(624)

Net deferred tax asset	$1,884	$1,992

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable

D-72	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

A reconciliation between the actual tax expense and the “expected” tax expense (computed by applying the U.S. federal corporate rate of 34 percent to earnings before income taxes) is as follows:

	December 31,
	2004	2003	2002
“Expected” tax expense	$2,360	$1,417	$1,284
Tax exempt interest	(84)	(51)	(28)
State income taxes, net of federal income tax benefits	256	154	118
Merger and other public registration expenses	—	—	(12)
Other, net	35	21	44

	$2,567	$1,541	$1,406

(10)	Rent

The following is a schedule of future minimum annual rentals under the noncancellable operating leases of the Company’s facilities:

Year ending December 31,
2005	$340
2006	321
2007	332
2008	290
2009	252

$1,535

Rent expense for the years ended December 31, 2004, 2003 and 2002, was $335, $304 and $195, respectively, and is included in occupancy expense in the accompanying consolidated statements of operations.

(11)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents – The carrying amount of cash and cash equivalents approximates fair value due to short-term maturity and market interest rates earned.

Investments – The Company’s investment securities available for sale represents investments in U.S. Treasury securities, U.S. Government agency securities, mortgage backed securities, and municipal securities. The Company’s equity investments at year end represents stock investments in the Federal Reserve Bank, Federal Home Loan Bank and other equity. The stocks are not publicly traded and the carrying amount was used to estimate the fair value. The fair value of the U.S. Treasury securities, U.S. Government agency securities, mortgage backed securities and municipal securities was estimated based on quoted market prices.

D-73	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

Loans – For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits – The fair values disclosed for non-interest bearing demand deposits are, by definition, equal to the amount payable on demand (that is their carrying amounts). The carrying amounts of variable rate, money market accounts and fixed term certificates of deposit (CDs) approximate their fair value at the reporting date due to the fact they reprice frequently. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Repurchase agreements – The carrying amount of the repurchase agreements approximate their fair value due to the short-term nature of the agreement and the market interest rates charged.

Corporate debenture – Because it reprices quarterly and has no significant change in credit risk, fair value is based on carrying value.

The following tables present the carrying amounts and estimated fair values of the Company’s financial instruments.

	December 31, 2004
	Carrying Amount	Fair value
Financial assets:
Cash and cash equivalents	$90,115	$90,115
Investment securities available for sale	191,400	191,400
Loans, less allowance for loan losses of $5,685	435,320	434,565

Financial liabilities:
Deposits:
Without stated maturities	$446,460	$446,460
With stated maturities	213,170	219,647
Securities sold under agreement to repurchase	24,627	24,627
Corporate debenture	10,000	10,000

D-74	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

	December 31, 2003
	Carrying Amount	Fair value
Financial assets:
Cash and cash equivalents	$71,059	$71,059
Investment securities available for sale	95,357	95,357
Loans, less allowance for loan losses of $4,850	409,048	410,078

Financial liabilities:
Deposits:
Without stated maturities	$320,193	$320,193
With stated maturities	218,042	223,982
Securities sold under agreement to repurchase	17,465	17,465
Corporate debenture	10,000	10,000

(12)	Regulatory Capital

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 2004, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Office of Comptroller of the Currency and the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

D-75	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

A summary of actual, required, and capital levels necessary to be considered well-capitalized for the Company as of December 31, 2004 and 2003, are presented in the table below.

	Actual		For capital adequacy purposes			To be well Capitalized under Prompt corrective Action provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2004:
Total capital (to risk weighted assets)	$68,894	14.6%	$37,730	>	8%	$47,163	>	10%
Tier 1 capital (to risk weighted assets)	63,209	13.4%	18,865	>	4%	28,298	>	6%
Tier 1 capital (to average assets)	63,209	8.6%	29,404	>	4%	36,755	>	5%

December 31, 2003:
Total capital (to risk weighted assets)	$51,160	12.5%	$32,797	>	8%	$40,997	>	10%
Tier 1 capital (to risk weighted assets)	46,310	11.3%	16,399	>	4%	24,598	>	6%
Tier 1 capital (to average assets)	46,310	7.8%	23,616	>	4%	29,520	>	5%

(13)	Dividends

The Company declared and paid cash dividends of $933, $740 and $565 during the years ended December 31, 2004, 2003 and 2002, respectively. Banking regulations limit the amount of dividends that may be paid by the subsidiary banks to the Company without prior approval of the Bank’s regulatory agency. At December 31, 2004 dividends from the subsidiary banks available to be paid to the Company, without prior approval of the Bank’s regulatory agency, was $6,419, subject to the Banks meeting or exceeding regulatory capital requirements.

(14)	Stock Option Plans

The Company has authorized 365,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options become 25% vested immediately as of the grant date and will continue to vest at a rate of 25% on each anniversary date thereafter. At December 31, 2004, there were 87,480 shares available for future grants. In addition to the 1999 Plan, the Company has assumed and converted the stock option plans of the four subsidiary Banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2004, they represented exercisable options on 74,063 shares of the Company’s common stock.

In 2004, the Company’s shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 200,000, which amount shall be increased on December 31 of each calendar year for an amount equal to 6% of the increase in the outstanding shares of common stock from January 1 of each calendar year (from February 27, 2004 for the 2004 calendar year). During July 2004, the Company granted options on 30,607 shares of common stock pursuant to the ESPP. The options vest at the date of grant. The exercise price is $20.31 per share and the options expire on June 30, 2005.

D-76	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

A summary of the status of the Company’s stock option plans at December 31, 2004, 2003 and 2002, and changes during the years ended on those dates is presented below:

	2004		2003		2002
	Number	Weighted Average Exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
Stock Options
Options outstanding, beginning of year	245,086	$14.25	224,657	$13.20	159,036	$11.56
Granted	122,000	$29.98	41,500	$19.25	7,500	$19.62
Exercised	(19,503)	$12.11	(7,421)	$13.85	(7,156)	$5.31
Forfeited	(3,250)	$13.16	(13,650)	$12.38	(5,861)	$7.31
Issued in acquisition of CSB	—	—	—	—	71,138	$14.92

Options outstanding, end of year	344,333	$19.96	245,086	$14.25	224,657	$13.20

Options exerciseable at end of year	232,208	$16.07	185,519	$13.56	160,347	$13.09

Weighted-average fair value of options granted during the year per share	$13.45		$5.59		$5.75

Employee Stock Purchase Plan
Options outstanding, beginning of year	—	—	—	—	—	—
Granted	30,607	$20.31	—	—	—	—
Exercised	(4,203)	$20.31	—	—	—	—

Options outstanding, end of year	26,404	$20.31	—	—	—	—

Options exerciseable at end of year	26,404	$20.31	—	—	—	—

Weighted-average fair value of options granted during the year per share	$4.97		—		—

Under the fair value method, stock option expense is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. The Company used the following variables: ten year U.S. government treasury rates for the risk free rate at the date of grant; dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date; expected volatility was calculated as of the grant date, ranging from approximately 20.3 through 31.5; and an expected life of 10 years.

D-77	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of exercise prices	Number outstanding at December 31, 2004	Weighted Remaining Contractual Life	Weighted average exercise price	Number exercisable at December 31, 2004	Weighted average exercise price at December 31, 2004
$7.25 - $10.88	11,939	25 months	$8.36	11,939	$8.36
$10.89 - $16.34	163,394	71 months	$13.54	163,394	$13.54
$16.35 - $24.53	59,000	101 months	$19.48	29,375	$19.28
$24.54 - $31.00	110,000	119 months	$31.00	27,500	$31.00

(15)	Employee Benefit Plan

Substantially all of the subsidiary banks employees are covered under the Company’s 401(k) compensation and incentive plan. Employees are eligible to participate in the plan after completing six months of continuous employment. The Company contributes an amount equal to a certain percentage of the employees’ contributions based on the discretion of the Board of Directors. In addition, the Company may also make additional contributions to the plan each year, subject to profitability and other factors, and based solely on the discretion of the Board of Directors. For the years ended December 31, 2004, 2003 and 2002, the Company’s contributions to the plan were $470, $378 and $261, respectively, which are included in salary and benefits on the statement of operations.

D-78	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(16) Parent Company Only Financial Statements

Condensed financial statements of CenterState Banks of Florida, Inc. (parent company only) follow:

Condensed Balance Sheet

December 31, 2004 and 2003

	2004	2003
Assets:
Cash and due from banks	$10,602	$4,545
Investment in wholly-owned bank subsidiaries	56,405	47,181
Investments	400	100
Prepaid expenses and other assets	626	327

Total assets	$68,033	$52,153

Liabilities:
Accounts payable and accrued expenses	369	125
Amount payable to shareholders	—	65
Corporate debenture	10,000	10,000

Total liabilities	10,369	10,190

Shareholders’ Equity:
Common stock	41	34
Additional paid-in capital	39,545	26,500
Retained earnings	18,849	15,409
Accumulated other comprehensive (loss) income	(771)	20

Total shareholders’ equity	57,664	41,963

Total liabilities and shareholders’ equity	$68,033	$52,153

Condensed Statements of Operations

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Other income	$8	$—	$8
Interest expense	496	144	—
Operating expenses	1,174	725	631

Loss before equity in net earnings of subsidiaries	(1,662)	(869)	(623)
Equity in net earnings of subsidiaries (net of income tax expense of $3,187, $1,865 and $1,635 at December 31, 2004, 2003 and 2002, respectively)	5,415	3,171	2,763

Net income before income tax benefit	3,753	2,302	2,140
Income tax benefit	(620)	(324)	(229)

Net income	$4,373	$2,626	$2,369

D-79	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

Condensed Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$4,373	$2,626	$2,369
Tax deduction in excess of book deduction on options exercised	33	—	10
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net earnings of subsidiaries	(5,415)	(3,171)	(2,763)
Increase (decrease) in payables and accrued expenses	244	(194)	145
(Increase) decrease in other assets	(299)	(240)	39

Net cash flows used in operating activities	(1,064)	(979)	(200)

Cash flows from investing activities:
Merger transaction cost	—	—	(120)
Cash payments for fractional shares	—	(5)	—
Cash payments to CSB shareholders	(65)	(2,335)	—
Purchase of equity investment, available for sale portfolio	—	(100)	—
Purchase of CD investment, available for sale portfolio	(300)	—	—
Investment in subsidiaries	(4,600)	(5,200)	—
Dividend received from subsidiaries	—	3,188	1,155

Net cash flows (used in) provided by investing activities	(4,965)	(4,452)	1,035

Cash flows from financing activities:
Stock options exercised	321	102	38
Dividends paid to shareholders	(933)	(740)	(565)
Corporate debenture	—	10,000	—
Shareholder rights offering (net of cost)	12,698	—	—

Net cash flows provided by (used in) financing activities	12,086	9,362	(527)

Net increase in cash and cash equivalents	6,057	3,931	308
Cash and cash equivalents at beginning of year	4,545	614	306

Cash and cash equivalents at end of year	$10,602	$4,545	$614

D-80	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

Condensed Statements of Cash Flows - continued

	2004	2003	2002
Supplemental disclosure of noncash activities:
Market value adjustment – investment securities available for sale:
Market value adjustment – investment securities	$(1,267)	$(476)	$(327)
Deferred income tax asset	476	174	129

Unrealized loss on investment securities available for sale, net	$(791)	$(302)	$(198)

Issuance of common stock for net assets of bank subsidiaries	$—	$—	$10,544

Acquisition of CSB purchase price adjustment	$—	$362	$—

(17)	Credit Commitments

The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer’s credit worthiness is evaluated on a case-by-case basis. A summary of commitments to extend credit and standby letters of credit written at December 31, 2004 and 2003, are as follows:

	December 31,
	2004	2003
Standby letters of credit	$2,573	$1,617
Available lines of credit	78,548	59,188
Unfunded loan commitments – fixed	15,351	6,226
Unfunded loan commitments – variable	12,821	9,556

Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

The Company’s policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income providing commercial properties.

Standby letters of credit are contractual commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Outstanding commitments are deemed to approximate fair value due to the variable nature of the interest rates involved and the short-term nature of the commitments.

D-81	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(18)	Concentrations of Credit Risk

Most of the Company’s business activity is with customers located within Osceola, Orange, Pasco, Hernando, Citrus and Polk Counties of the State of Florida and portions of adjacent counties. The majority of commercial and mortgage loans are granted to customers residing in these areas. Generally, commercial loans are secured by real estate, and mortgage loans are secured by either first or second mortgages on residential or commercial property. As of December 31, 2004, substantially all of the Company’s loan portfolio was secured. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Osceola, Orange, Pasco, Hernando, Citrus and Polk Counties and portions of adjacent counties. The Company does not have significant exposure to any individual customer or counterparty.

(19)	Basic and Diluted Earnings Per Share

Basic and diluted earnings per share are calculated as follows:

	2004	2003	2002
Numerator for basic and diluted earnings per share:
Net income	$4,373	$2,626	$2,369

Denominator:
Denominator for basic earnings per share
- weighted-average shares	3,750,158	3,364,824	2,823,213
Effect of dilutive securities:
Employee stock options	77,996	63,995	55,557

Denominator for diluted earnings per share
- adjusted weighted-average shares	3,828,154	3,428,819	2,878,770

Basic earnings per share	$1.17	$0.78	$0.84
Diluted earnings per share	$1.14	$0.77	$0.82

D-82	(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts are in thousands of dollars, except per share data)

December 31, 2004 and 2003

(20)	Investment in CenterState Home Loans, LLC

The Company acquired a 49% interest in a newly formed joint venture, CenterState Home Loans, LLC, during 2004 for $34. The entity, located in Orlando, Florida, brokers single family home mortgages for a fee. The Company does not assume any interest rate risk, market risk or credit risk. The entity commenced business on December 1, 2004. The investment is carried on the equity method and included in other assets on the Company’s consolidated balance sheet. Income earned from the joint venture is included in other service charges and fees in the Company’s consolidated statement of operations. Summary combined unaudited financial information for the investee company as of and for the period ending December 31, 2004 follows:

2004
Cash	$92

Total assets	$92

Stockholders’ equity	$92

Total liabilities and stockholders’ equity	$92

Revenues	$65

Net income	$22

D-83	(Continued)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Amendment No. 1 to Form 10-K to be duly signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 19th day of September, 2005.

CenterState BANKS OF FLORIDA, INC.

/s/ E. S. “Ernie” Pinner
E. S. “Ernie” Pinner
Chairman of the Board,
President and Chief Executive Officer

/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 1 to Form 10-K has been signed below by the following persons, in the capacities indicated, on behalf of the Registrant, on September 19, 2005.

Signature	Title
/s/ E. S “Ernie” Pinner E. S. “Ernie” Pinner	Chairman of the Board President and Chief Executive Officer

/s/ James H. White James H. White	Director

/s/ James H. Bingham James H. Bingham	Director

/s/ G. Robert Blanchard, Jr. G. Robert Blanchard, Jr.	Director

/s/ Terry W. Donley Terry W. Donley	Director

/s/ Bryan W. Judge Bryan W. Judge	Director

/s/ Lawrence W. Maxwell Lawrence W. Maxwell	Director

/s/ G. Tierso Nunez II G. Tierso Nunez II	Director

/s/ Thomas E. Oakley Thomas E. Oakley	Director

/s/ J. Thomas Rocker J. Thomas Rocker	Director

/s/ Samuel L. Lupfer Samuel L. Lupfer	Director

CenterState Banks of Florida, Inc.

Form 10-K

For Fiscal Year Ending December 31, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit
21.1	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP

31.1	Certification of President and Chief Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of President and Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

CenterState Banks of Florida, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-62704, 333-62706 and 333-117591) on Form S-8 of CenterState Banks of Florida, Inc., of our reports dated March 10, 2005, with respect to the consolidated balance sheets of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows, for the three years ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of CenterState Banks of Florida, Inc.

/s/ KPMG

Orlando, Florida

September 16, 2005

Exhibit 31.1

CERTIFICATIONS

I, Ernest S. Pinner, certify, that:

1.	I have reviewed this Amendment No. 1 to the annual report on Form 10-K of CenterState Banks of Florida, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: September 19, 2005	By:	/s/ Ernest S. Pinner
Ernest S. Pinner, President and Chief Executive Officer

Exhibit 31.2

I, James J. Antal, certify, that:

1.	I have reviewed this Amendment No. 1 to the annual report on Form 10-K of CenterState Banks of Florida, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: September 19, 2005	By:	/s/ James J. Antal
James J. Antal, Senior Vice President and
Chief Financial Officer

Exhibit 32.1

Certification of President and Chief Executive Officer

The undersigned President and Chief Executive Officer of CenterState Banks of Florida, Inc. does hereby certify, to such officer’s knowledge, that this Amendment No. 1 to Form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operation of CenterState Banks of Florida, Inc.

/s/ Ernest S. Pinner
Ernest S. Pinner
President and Chief Executive Officer

Date: September 19, 2005

Exhibit 32.2

Certification of Senior Vice President and Chief Financial Officer

The undersigned Senior Vice President and Chief Financial Officer of CenterState Banks of Florida, Inc. does hereby certify, to such officer’s knowledge, that this Amendment No. 1 to Form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operation of CenterState Banks of Florida, Inc.

/s/ James J. Antal
James J. Antal
Senior Vice President and
Chief Financial Officer

Date: September 19, 2005

APPENDIX E

U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 10-Q

(Mark One)

☒	Quarterly report under Section 13 or 15 (d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2005

☐	Transition report under Section 13 or 15 (d) of the Exchange Act

For the transition period from              to

Commission file number 333-95087

CENTERSTATE BANKS OF FLORIDA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3606741
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202

Winter Haven, Florida 33880

(Address of Principal Executive Offices)

(863) 293-2600

(Issuer’s Telephone Number, Including Area Code)

Check whether the issuer: (1) filed all reports required to be filed by Section 12, 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:    YES  ☒    NO  ☐

Check whether the registrant is an accelerated filer (defined in Rule 12b-2 of the Exchange Act):    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):    YES  ☐    NO  ☒

State the number of shares outstanding of each of the issuer’s classes of common Equity, as of the latest practicable date:

Common stock, par value $.01 per share	5,249,886
(class)	Outstanding at September 30, 2005

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands of dollars)

	As of September 30, 2005	As of December 31, 2004
ASSETS
Cash and due from banks	$28,086	$27,306
Federal funds sold and money market account	57,401	62,809
Securities available for sale, at fair value	224,092	191,400

Loans	504,783	441,005
Less allowance for loan losses	(6,426)	(5,685)

Net Loans	498,357	435,320

Premises and equipment, net	28,483	25,669
Accrued interest receivable	3,246	2,417
Other real estate owned	—	384
Deferred income taxes, net	2,330	1,884
Goodwill	4,675	4,675
Core deposit intangible	497	551
Other assets	994	1,364

TOTAL ASSETS	$848,161	$753,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand - non-interest bearing	$201,749	$175,072
Demand - interest bearing	100,990	100,496
Savings and money market accounts	145,437	170,892
Time deposits	247,945	213,170

Total deposits	696,121	659,630

Securities sold under agreement to repurchase	39,741	24,627
Corporate debenture	10,000	10,000
Other borrowings	3,000	—
Accrued interest payable	516	373
Accrued expenses and other liabilities	2,224	1,365

Total liabilities	751,602	695,995

Minority interest	120	120

Stockholders’ equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized No shares issued or outstanding	—	—
Common stock, $.01 par value: 20,000,000 shares authorized; 5,249,886 and 4,068,713 shares issued and outstanding at September 30, 2005 and December 31, 2004 respectively	52	41
Additional paid-in capital	74,995	39,545
Retained earnings	22,487	18,849
Accumulated other comprehensive loss	(1,095)	(771)

Total stockholders’ equity	96,439	57,664

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$848,161	$753,779

See notes to the accompanying condensed consolidated financial statements

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Interest income:
Loans	$8,481	$6,530	$23,443	$18,683
Securities available for sale	1,633	819	4,223	1,988
Federal funds sold and money market account	510	159	1,205	401

	10,624	7,508	28,871	21,072

Interest expense:
Deposits	2,651	1,876	7,124	5,149
Securities sold under agreement to repurchase	296	56	654	114
Corporate debenture	176	127	492	358
Other borrowings	2	—	12	—

	3,125	2,059	8,282	5,621

Net interest income	7,499	5,449	20,589	15,451
Provision for loan losses	255	225	795	900

Net interest income after loan loss provision	7,244	5,224	19,794	14,551

Other income:
Service charges on deposit accounts	833	776	2,413	2,316
Commissions from mortgage broker activities	126	110	393	464
Loan related fees	79	75	220	216
Commissions on sale of mutual funds and annuities	126	55	282	165
Rental income	50	40	154	92
Other service charges and fees	195	148	597	437
Gain on sale of branches	—	—	—	1,844
Gain (loss) on sale of other real estate owned	7	—	8	(5)

	1,416	1,204	4,067	5,529

Other expenses:
Salaries, wages and employee benefits	3,189	2,714	9,183	7,830
Occupancy expense	727	616	2,050	1,764
Depreciation of premises and equipment	402	392	1,214	1,125
Stationary, printing and supplies	139	107	392	351
Marketing expenses	117	88	328	277
Data processing expense	246	225	721	642
Legal, auditing and other professional fees	138	201	402	441
Bank regulatory related expenses	98	72	241	205
Postage and delivery	72	66	216	219
ATM related expenses	107	91	289	234
Other expenses	549	538	1,652	1,602

Total other expenses	5,784	5,110	16,688	14,690

Income before provision for income taxes	2,876	1,318	7,173	5,390
Provision for income taxes	1,075	489	2,678	2,000

Net income	$1,801	$829	$4,495	$3,390

Earnings per share:
Basic	$0.34	$0.20	$1.00	$0.93
Diluted	$0.34	$0.20	$0.97	$0.91
Common shares used in the calculation of earnings per share:
Basic	5,223,666	4,057,644	4,485,902	3,644,523
Diluted	5,358,757	4,162,279	4,622,710	3,728,968

See notes to the accompanying condensed consolidated financial statements.

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands of dollars)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net Income	$4,495	$3,390
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	795	900
Depreciation of premises and equipment	1,214	1,125
Amortization of purchase accounting adjustments related to the CSB merger	(3)	(56)
Net amortization/accretion of investments securities	299	391
Net deferred origination fees	209	(23)
Write down of other real estate owned	—	21
Loss on sale of fixed asset	2	—
(Gain) loss on sale of other real estate owned	(8)	5
Deferred income taxes	(250)	500
Gain on sale of branches	—	(1,844)
Cash provided by (used in) changes in:
Net changes in accrued interest receivable	(829)	(312)
Net change in other assets	370	(507)
Net change in accrued interest payable	143	22
Net change in accrued expenses and other liabilities	859	702

Net cash provided by operating activities	7,296	4,314

Cash flows from investing activities:
Proceeds from maturities of investment securities available for sale	65,000	24,105
Proceeds from callable investment securities available for sale	—	3,000
Purchases of investment securities available for sale	(50,939)	(83,896)
Purchases of mortgage back securities available for sale	(67,274)	(19,105)
Proceeds from pay-downs of mortgage back securities available for sale	19,702	8,372
Increase in loans, net of repayments	(64,041)	(37,223)
Purchases of premises and equipment	(4,030)	(5,567)
Proceeds from sale of other real estate owned	392	297
Decrease in amounts payable to shareholders	—	(65)
Net cash from sale of branches	—	829

Net cash used in investing activities	(101,190)	(109,253)

Cash flows from financing activities:
Net increase in demand and savings deposits	36,548	101,603
Net increase in securities sold under agreement to repurchase	15,114	5,419
Net increase in other borrowings	3,000	—
Stock options exercised	607	170
Net proceeds of shareholder rights offering	—	12,708
Net proceeds of public stock offering	34,854	—
Proceeds from sale of minority interest of subsidiary	—	120
Dividends paid	(857)	(690)

Net cash provided by financing activities	89,266	119,330

Net (decrease) increase in cash and cash equivalents	(4,628)	14,391
Cash and cash equivalents, beginning of period	90,115	71,059

Cash and cash equivalents, end of period	$85,487	$85,450

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands of dollars)

(continued)

	Nine months ended September 30,
	2005	2004
Supplemental schedule of noncash transactions:
Fair value adjustment- securities available-for-sale
Fair value adjustments- securities	$(520)	$(582)
Deferred income tax asset	196	217

Unrealized loss on securities available-for-sale	$(324)	$(365)

Transfer of loan to other real estate owned	$—	$297

Cash paid during the period for:
Interest	$8,112	$5,596

Income taxes	$2,560	$1,688

See notes to the accompanying condensed consolidated financial statements.

CenterState Banks of Florida, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1: Holding company and subsidiaries background information

Our consolidated financial statements include the accounts of CenterState Banks of Florida, Inc. (the “Parent Company”), and our four wholly owned subsidiary banks and an 80% owned subsidiary, C. S. Processing.

Our four subsidiary banks operate through 25 locations in seven Counties throughout Central Florida, providing traditional deposit and lending products and services to its commercial and retail customers. C.S. Processing is an 80% owned subsidiary, which provides item processing services for our four subsidiary banks and the minority shareholder bank (CenterState Bank Mid Florida) which owns the remaining 20%.

On June 27, 2005, we announced our plan to unite two of our four subsidiary banks, First National Bank of Polk County and CenterState Bank of Florida, commencing in January 2006, subject to regulatory approvals. Both banks operate in Polk County, Florida. The two banks were geographically close and their market overlaps continue to grow. The proximity of the two banks led to some confusion with customers and operating inefficiencies. We expect any redundancy and over staffing to cure itself through attrition and Company wide growth. The combined bank will have twelve banking locations, all in Polk County, Florida.

On September 30, 2005 we entered into a definitive agreement to purchase CenterState Bank Mid Florida for $14.50 per share (approximately $14.5 million). The consideration will be comprised of $4.35 per share in cash and $10.15 per share in our common stock pursuant to the agreement. The Bank has 1,000,050 common shares outstanding and options on approximately 98,000 additional shares at an average exercise price of approximately $10 per share. CenterState Bank Mid Florida opened for business in January 2004. In February 2004, it purchased two branches from us. Currently, it operates from three locations in Lake County, Florida. It has approximately $71 million in assets and $9 million in stockholders’ equity. We expect the transaction to close during the first quarter of 2006, pending applicable regulatory approvals.

NOTE 2: Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. In our opinion, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made. The results of operations of the three and nine month periods ended September 30, 2005 are not necessarily indicative of the results expected for the full year.

NOTE 3: Common stock outstanding and earnings per share data

Basic earnings per share is based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and the further dilution from stock options using the treasury method. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods presented (dollars are in thousands, except per share data).

	For the three months ended September 30,
	2005			2004
	Earnings	Weighted Average Shares	Per Share Amount	Earnings	Weighted Average Shares	Per Share Amount
Basic EPS
Net earnings available to common shareholders	$1,801	5,223,666	$0.34	$829	4,057,644	$0.20
Effect of dilutive securities:
Incremental shares from assumed exercise of stock options	—	135,091	—	—	104,635	—

Diluted EPS
Net earnings available to common shareholders and assumed conversions	$1,801	5,358,757	$0.34	$829	4,162,279	$0.20

	For the nine months ended September 30,
	2005			2004
	Earnings	Weighted Average Shares	Per Share Amount	Earnings	Weighted Average Shares	Per Share Amount
Basic EPS
Net earnings available to common shareholders	$4,495	4,485,902	$1.00	$3,390	3,644,523	$0.93
Effect of dilutive securities:
incremental shares from assumed exercise of stock options	—	136,808	(0.03)	—	84,445	(0.02)

Diluted EPS
Net earnings available to common shareholders and assumed conversions	$4,495	4,622,710	$0.97	$3,390	3,728,968	$0.91

NOTE 4: Comprehensive income

Under Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” certain transactions and other economic events that bypass our income statement must be displayed as other comprehensive income. Our comprehensive income consists of net earnings and unrealized gains and losses on securities available-for-sale, net of deferred income taxes.

The table below sets forth our comprehensive income for the periods indicated below (in thousands of dollars).

	Three months ended		Nine months ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Net income	$1,801	$829	$4,495	$3,390

Other comprehensive (loss) income, net of tax:
Unrealized holding (loss) gain arising during the period	(70)	398	(324)	(365)

Other comprehensive (loss) income, net of tax	(70)	398	(324)	(365)

Comprehensive income	$1,731	$1,227	$4,171	$3,025

NOTE 5: Compensation programs

Substantially all of our employees are covered under our employee benefit plans. The expenses of providing these benefit plans are charged to income in the period the expenses are incurred. In addition, certain directors and key employees are covered under the Company’s stock option plans.

We apply Accounting Principle Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for our stock-based compensation plan been determined consistent with Statement of Financial Accounting Standards (“SFAS”) No. 123, our net income would have been reduced to the pro forma amounts indicated below (amounts are in thousands of dollars except for per share data):

	Three month period ending September 30,		Nine month period ending September 30,
	2005	2004	2005	2004
Net income, as reported	$1,801	$829	$4,495	$3,390
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	$(90)	$(109)	$(278)	$(167)

Pro forma net income	$1,711	$720	$4,217	$3,223

Basic earnings per share, as reported	$0.34	$0.20	$1.00	$0.93
Deduct stock-based employee compensation per share expense determined under fair-value-based method for all awards, net of tax	$(0.01)	$(0.02)	$(0.06)	$(0.04)

Pro forma basic earnings per share	$0.33	$0.18	$0.94	$0.89

Diluted earnings per share, as reported	$0.34	$0.20	$0.97	$0.91
Deduct stock-based employee compensation per share expense determined under fair-value-based method for all awards, net of tax	$(0.02)	$(0.03)	$(0.06)	$(0.05)

Pro forma diluted earnings per share	$0.32	$0.17	$0.91	$0.86

NOTE 6: Effect of new pronouncements

In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments. This staff accounting bulletin summarizes the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. In particular, this bulletin clarifies whether the entity can consider the expected future cash flows related to the associated servicing of the loan and adds additional disclosures to the annual consolidated financial statements. The adoption of this bulletin did not have a material effect on our consolidated financial statements.

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation expense for stock options provided to employees in return for employee service. The expense is measured at the fair value of the options when granted, and is expensed over the employee service period, which is the vesting period of the options. This will apply to awards granted or modified beginning with the next fiscal year beginning after June 15, 2005. Compensation expense will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and thus cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $498 in 2006 and $428 in 2007 (dollars are in thousands).

On September 14, 2005, the FASB decided to include in the draft final FASB Staff Position (FSP) FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” guidance similar to that provided in EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” regarding the accounting for debt securities subsequent to an other-than-temporary impairment. The Board also decided to add a footnote to clarify that the final FSP will not address when a debt security should be designated as non accrual or how to subsequently report income on a non accrual debt security. In addition, the Board decided that (1) the FSP would be applied prospectively and (2) the effective date would be reporting periods beginning after December 15, 2005. The adoption of this Statement is not expected to have a material effect on our consolidated financial statements.

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Secondary public offering

On June 24, 2005, we closed the sale of 1,000,000 shares of our common stock to several underwriters in a secondary public offering at a purchase price of $32.50 per share less an underwriting discount of $1.95 per share, resulting in net proceeds to us, before expenses, of $30,550,000. On We incurred expenses of approximately $278,000 relating to the transaction, reflecting net proceeds of $30,272,000 after underwriters discount and offering expenses. On July 15, 2005, we closed the sale of an additional 150,000 shares of common stock which were subject to the over-allotment option granted to the underwriters at the price set forth above. We received net proceeds of $4,582,000 after underwriter’s discount.

Plan to unite two subsidiary banks

On June 27, 2005, we announced our plan to unite two of our four subsidiary banks, First National Bank of Polk County and CenterState Bank of Florida, commencing in January 2006, subject to regulatory approvals. Both banks operate in Polk County, Florida. The two banks were geographically close and their market overlaps continue to grow. The proximity of the two banks led to some confusion with customers and operating inefficiencies. We expect any redundancy and over staffing to cure itself through attrition and Company wide growth. The combined bank will have twelve banking locations, all in Polk County, Florida.

We have no plans to combine any of our remaining banks. CenterState Bank West Florida operates through seven locations in Pasco, Citrus, Hernando and Sumter Counties. First National Bank of Osceola County operates through six locations in Osceola and Orange Counties.

Acquisition of CenterState Bank Mid Florida

On September 30, 2005 we entered into a definitive agreement to purchase CenterState Bank Mid Florida for $14.50 per share (approximately $14,500,000). The consideration will be comprised of $4.35 per share in cash and $10.15 per share in our common stock pursuant to the agreement. The Bank has 1,000,050 common shares outstanding and options on approximately 98,000 additional shares at an average exercise price of approximately $10 per share. CenterState Bank Mid Florida opened for business in January 2004. In February 2004, it purchased two branches from us. Currently, it operates from three locations in Lake County, Florida. It has approximately $71,000,000 in assets and $9,000,000 in stockholders’ equity. We expect the transaction to close during the first quarter of 2006 pending applicable regulatory approvals.

COMPARISON OF BALANCE SHEETS AT SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

Overview

Total assets were $848,161,000 as of September 30, 2005, compared to $753,779,000 at December 31, 2004, an increase of $94,382,000 or 12.5%. Approximately $34,854,000, or 4.6%, of this increase was due to the net proceeds from the public offering discussed above. The remaining $59,528,000, or 7.9%, of this increase, was primarily the result of our internally generated loan growth and investment growth funded by an increase in deposits and retail repurchase agreements.

Federal funds sold and money market accounts

Federal funds sold and money market accounts were $57,401,000 at September 30, 2005 (approximately 6.8% of total assets) as compared to $62,809,000 at December 31, 2004 (approximately 8.3% of total assets). We use our available-for-sale securities portfolio, as well as federal funds sold and money market accounts for liquidity management and for investment yields. These accounts, as a group, will fluctuate as a function of loans outstanding.

Investment securities

Securities available-for-sale, consisting primarily of U.S. Treasury and government agency securities, were $224,092,000 at September 30, 2005 (approximately 26% of total assets) compared to $191,400,000 at December 31, 2004 (approximately 25% of total assets), an increase of $32,692,000 or 3.9%. These securities have been recorded at fair value. We classify our securities as “available-for-sale” to provide for greater flexibility to respond to changes in interest rates as well as future liquidity needs. We use our available-for-sale securities portfolio, as well as federal funds sold and money market accounts for liquidity management and for investment yields. These accounts, as a group, will fluctuate as a function of loans outstanding as discussed above, under the caption “Federal funds sold and money market accounts.”

Loans

Total gross loans were $505,528,000 at September 30, 2005, compared to $441,541,000 at December 31, 2004, an increase of $63,987,000 or 14.5%. During the same period, real estate loans increased by $59,698,000 or 18.1%, commercial loans outstanding remained approximately the same between the two periods, and all other loans including consumer loans increased by $4,329,000 or 9.2%. Total loans net of unearned fees and allowance for loan losses were $498,357,000 at September 30, 2005, compared to $435,320,000 at December 31, 2004, an increase of $63,037,000 or 14.5%. The following table sets forth information concerning the loan portfolio by collateral types as of the dates indicated (dollars are in thousands).

	Sept 30, 2005	Dec 31, 2004
Real estate loans
Residential	$144,315	$129,796
Commercial	214,130	179,846
Construction	30,927	20,032

Total real estate	389,372	329,674

Commercial	64,944	64,984
Other	51,212	46,883

Gross loans	505,528	441,541

Unearned fees/costs	(745)	(536)

Total loans net of unearned fees	504,783	441,005

Allowance for loan losses	(6,426)	(5,685)

Total loans net of unearned fees and allowance for loan losses	$498,357	$435,320

Credit quality and allowance for loan losses

The allowance for loan losses represents our estimate of an amount adequate to provide for potential losses within the existing loan portfolio. Loans are charged against the allowance when we believe collection of the principal is unlikely. The allowance consists of amounts established for specific loans and is also based on historical loan loss experience, the volume and type of lending conducted, the amount of nonperforming loans, general economic conditions, particularly as they relate to the specific market areas, and other factors related to the collectibility of the loan portfolio. The specific reserve element is the result of a regular analysis of all loans and commitments based on credit rating classifications and other factors. At September 30, 2005, the allowance for loan losses was $6,426,000 or 1.27% of total loans outstanding, compared to $5,685,000 or 1.29%, at December 31, 2004.

The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (in thousands of dollars).

	Nine month period end Sept 30,
	2005	2004
Allowance at beginning of period	$5,685	$4,850
Charge-offs
Commercial loans	(39)	(12)
Real estate loans	—	(58)
Consumer loans	(89)	(46)

Total charge-offs	(128)	(116)

Recoveries
Commercial loans	52	6
Real estate loans	7	2
Consumer loans	15	20

Total recoveries	74	28

Net charge-offs	(54)	(88)
Provision for loan losses	795	900
Adjustment relating to sale of branches	—	(130)

Allowance at end of period	$6,426	$5,532

Nonperforming assets

Nonperforming assets include (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets (not real estate). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

The following table sets forth information regarding the components of nonperforming assets at the dates indicated (in thousands of dollars).

	Sept 30 2005	Dec 31 2004
Non-accrual loans	$932	$890
Accruing loans past due over 90 days	442	7
Other real estate owned	—	384
Repossessed assets other than real estate	—	24

Total non-performing assets	$1,374	$1,305

As a percent of total assets	0.16%	0.17%

Allowance for loan losses	$6,426	$5,685

Allowance for loan losses to non-performing assets	468%	436%

We continually analyze our loan portfolio in an effort to recognize and resolve problem assets as quickly and efficiently as possible. As of September 30, 2005, we believe the allowance for loan losses was adequate. However, we recognize that many factors can adversely impact various segments of the market. Accordingly, there is no assurance that losses in excess of such reserves will not be incurred.

Bank premises and equipment

Bank premises and equipment was $28,483,000 at September 30, 2005 compared to $25,669,000 at December 31, 2004, an increase of $2,814,000 or 11%. The increase was the result of purchases aggregating $4,030,000, less the sale of a piece of equipment with a book value of $2,000, less depreciation of $1,214,000. The purchases include land in Osceola County for a future branch site (approximately $1,000,000), construction cost for a new two story branch building in Lake Wales, Polk County (approximately $1,600,000), construction cost for a building addition to the main office of our CenterState West FL bank in Pasco County (approximately $500,000), and the remaining amount (approximately $930,000) relates to furniture, fixtures and equipment purchases during the nine month period ended September 30, 2005. We have entered into a contract to purchase a building site for a future corporate headquarters location as well as a branch banking office. The purchase price is approximately $1.6 million and is expected to close before the end of 2005. Construction is expected to begin in 2006 and is not expected to be completed before the first quarter of 2007.

Bank owned life insurance (“BOLI”)

On October 31, 2005, we purchased $6,000,000 of bank owned life insurance (“BOLI”) covering certain officers of our four subsidiary banks.

Deposits

Total deposits were $696,121,000 at September 30, 2005, compared to $659,630,000 at December 31, 2004, an increase of $36,491,000 or 5.5%. During the nine month period ended September 30, 2005, demand deposits increased by $26,677,000 (15.2%), NOW deposits increased by $494,000 (0.5%), savings and money market accounts decreased by $25,455,000 (14.9%), and time deposits increased by $34,775,000 (16.3%).

Securities sold under agreement to repurchase

Our subsidiary banks enter into borrowing arrangements with our retail business customers by agreements to repurchase (“securities sold under agreements to repurchase”) under which the banks pledge investment securities owned and under their control as collateral against the one-day borrowing arrangement. These short-term borrowings totaled $39,741,000 at September 30, 2005 compared to $24,627,000 at December 31, 2004, resulting in an increase of $15,114,000, or 61%.

Corporate debenture

In September 2003, we formed CenterState Banks of Florida Statutory Trust I (the “Trust”) for the purpose of issuing trust preferred securities. On September 22, 2003, we issued a floating rate corporate debenture in the amount of $10,000,000. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the corporate debenture (three month LIBOR plus 305 basis points). The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by us or the Trust, at their respective option after five years, and sooner in specific events, subject to prior approval by the Federal Reserve, if then required. Related loan origination costs of $188,000 were capitalized and are being amortized to interest expense over a five year period ending September 2008. We have treated the trust preferred security as Tier 1 capital up to the maximum amount allowed under the Federal Reserve guidelines, and the remainder as Tier 2 capital for federal regulatory purposes.

Stockholders’ equity

Shareholders’ equity at September 30, 2005, was $96,439,000, or 11.4% of total assets, compared to $57,664,000, or 7.6% of total assets at December 31, 2004. The increase in stockholders’ equity was due to the issuance of 1,150,000 of our common shares (including the underwriter’s option of 150,000 common shares) pursuant to our secondary stock offering ($34,854,000), year-to-date net income ($4,495,000), and employee stock options exercised ($607,000), less a net decrease in the market value of securities available for sale, net of deferred taxes ($324,000), less dividends paid ($857,000).

We paid a dividend of $0.06 per share on March 31, 2005 and June 30, 2005, and $0.07 per share on September 30, 2005, to shareholders of record as of the close of business on March 15, June 15 and September 15, 2005, respectively.

The federal bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off- balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. As of September 30, 2005, each of our four subsidiary banks exceeded the minimum capital levels to be considered “well capitalized” under the terms of the guidelines.

Selected consolidated capital ratios at September 30, 2005 and December 31, 2004 are presented in the table below.

	Actual		Well capitalized		Excess Amount
	Amount	Ratio	Amount	Ratio
September 30, 2005
Total capital (to risk weighted assets)	$108,788	19.7%	$55,292	> 10%	$53,496
Tier 1 capital (to risk weighted assets)	102,362	18.5%	33,175	> 6%	69,187
Tier 1 capital (to average assets)	102,362	12.4%	41,442	> 5%	60,920

December 31, 2004
Total capital (to risk weighted assets)	$68,894	14.6%	$47,163	> 10%	$21,731
Tier 1 capital (to risk weighted assets)	63,209	13.4%	28,298	> 6%	34,911
Tier 1 capital (to average assets)	63,209	8.6%	36,755	> 5%	26,454

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Overview

Net income for the three months ended September 30, 2005 was $1,801,000 or $0.34 per share basic and diluted, compared to $829,000 or $0.20 per share basic and diluted for the same period in 2004.

The return on average equity (“ROE”) and the return on average assets (“ROA”), calculated on an annualized basis, for the three month period ended September 30, 2005 was 7.57% and 0.86%, respectively, as compared to 5.82% and 0.48%, respectively, for the same period in 2004.

Net interest income/margin

Net interest income increased $2,050,000 or 38% to $7,499,000 during the three month period ended September 30, 2005 compared to $5,449,000 for the same period in 2004. The $2,050,000 increase was the result of a $3,116,000 increase in interest income less a $1,066,000 increase in interest expense.

Interest earning assets averaged $773,847,000 during the three month period ended September 30, 2005 as compared to $637,446,000 for the same period in 2004, an increase of $136,401,000, or 21%. The yield on average interest earning assets increased 0.78% to 5.49% during the three month period ended September 30, 2005, compared to 4.71% for the same period in 2004. The combined effects of the $136,401,000 increase in average interest earning assets and the 0.78% increase in yield on average interest earning assets resulted in the $3,116,000 increase in interest income between the two periods.

Interest bearing liabilities averaged $550,383,000 during the three month period ended September 30, 2005 as compared to $489,674,000 for the same period in 2004, an increase of $60,709,000, or 12%. The cost of average interest bearing liabilities increased 0.59% to 2.27% during the three month period ended September 30, 2005, compared to 1.68% for the same period in 2004. The combined effects of the $60,709,000 increase in average interest bearing liabilities and the 0.59% increase in cost on average interest bearing liabilities resulted in the $1,066,000 increase in interest expense between the two periods.

The table below summarizes, the analysis of changes in interest income and interest expense for the three month periods ended September 30, 2005 and 2004 (in thousands of dollars).

	Three months ended September 30,
	2005			2004
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
Loans (1) (2) (3)	$494,493	$8,481	6.86%	$428,625	$6,530	6.09%
Securities (4)	279,354	2,143	3.07%	208,821	978	1.87%

Total earning assets	773,847	10,624	5.49%	637,446	7,508	4.71%

Allowance for loan losses	(6,294)			(5,450)
All other assets	66,467			59,742

Total assets	$834,020			$691,738

Deposits (5)	498,576	2,651	2.13%	453,503	1,876	1.65%
Borrowings (6)	41,807	298	2.85%	26,171	56	0.86%
Corporate debenture (7)	10,000	176	7.04%	10,000	127	5.08%

Total interest bearing liabilities	550,383	3,125	2.27%	489,674	2,059	1.68%

Demand deposits	183,159			143,191
Other liabilities	5,170			1,799
Minority shareholder interest	120			120
Stockholders’ equity	95,188			56,954

Total liabilities and stockholders’ equity	$834,020			$691,738

Net interest spread (8)			3.22%			3.03%

Net interest income		$7,499			$5,449

Net interest margin (9)			3.88%			3.42%

Note 1:	Loan balances are net of deferred origination fees and costs.
Note 2:	Interest income on average loans includes loan fee recognition of $71,000 and $76,000 for the three month periods ended September 30, 2005 and 2004.
Note 3:	The average rates have not been presented on a tax equivalent basis, as this amount is not deemed material.
Note 4:	Includes securities available-for-sale, federal funds sold and money market.
Note 5:	Includes interest bearing deposits only. Non-interest bearing checking accounts are included in the demand deposits listed above.
Note 6:	Includes securities sold under agreements to repurchase, federal funds purchased and federal home loan bank advances.
Note 7:	Includes amortization of origination costs of $9,000 for the three month periods ended September 30, 2005 and 2004.
Note 8:	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
Note 9:	Represents net interest income divided by total interest earning assets.

Provision for loan losses

The provision for loan losses is charged to earnings to bring the total loan loss allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by us, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market areas, and other factors related to the collectibility of our loan portfolio. As these factors change, the level of loan loss allowance changes. The allowance for loan loss account is then adjusted by the amount of the provision for loan losses charged to earnings. The provision was $255,000 for the three month period ended September 30, 2005 compared to $225,000 for the same period in 2004.

Non-interest income

Non-interest income for the three months ended September 30, 2005 was $1,416,000 compared to $1,204,000 for the comparable period in 2004. This increase was the result of the following components listed in the table below:

Three month period ending: (in thousands of dollars)	Sept 30, 2005	Sept 30, 2004	$ increase (decrease)	% increase (decrease)
Service charges on deposit accounts	$833	$776	$57	7.3%
Commissions from mortgage broker activities	126	110	16	14.5%
Loan related fees	79	75	4	5.3%
Commissions from sale of mutual funds and annuities	126	55	71	129.1%
Rental income	50	40	10	25.0%
Other service charges and fees	195	148	47	31.8%
Gain on sale of other real estate owned	7	—	7	100.0%

Total non-interest income	$1,416	$1,204	$212	17.6%

Non-interest expense

Non-interest expense for the three months ended September 30, 2005 increased $674,000, or 13.2%, to $5,784,000, compared to $5,110,000 for the same period in 2004. Most of this increase was in salaries, wages and employee benefits and occupancy expenses. We opened two branches during the second quarter of 2004 and recently completed a $500,000 addition to the main office of one of our banks. As our business has grown, our staff has grown as well. We currently have a staff of approximately 273 (i.e. full time equivalents “FTEs” during September 2005), compared to approximately 252 FTEs in September 2004, an increase of approximately 8%. This along with salary increases, incentive pay, related payroll taxes, and increases in employee benefits, particularly in the case of employee health insurance, are the underlying elements of the increases in salaries, wages and employee benefits and occupancy expenses. These, as well as other components of non-interest expense are listed in the table below.

Three month period ending: (in thousands of dollars)	Sept 30, 2005	Sept 30, 2004	$ increase (decrease)	% increase (decrease)
Salaries, wages and employee benefits	$3,189	$2,714	$475	17.5%
Occupancy expense	727	616	111	18.0%
Depreciation of premises and equipment	402	392	10	2.6%
Stationary, printing and supplies	139	107	32	29.9%
Marketing expenses	117	88	29	33.0%
Data processing expense	246	225	21	9.3%
Legal, auditing and other professional fees	138	201	(63)	(31.3)%
Bank regulatory related expenses	98	72	26	36.1%
Postage and delivery	72	66	6	9.1%
ATM related expenses	107	91	16	17.6%
Other expenses	549	538	11	2.0%

Total non-interest expense	$5,784	$5,110	$674	13.2%

Provision for income taxes

The income tax provision for the three months ended September 30, 2005 was $1,075,000 (an effective rate of 37.4%) compared to $489,000 (an effective rate of 37.1%) for the same period in 2004.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Overview

Net income for the nine months ended September 30, 2005 was $4,495,000 or $1.00 per share basic and $0.97 per share diluted, compared to $3,390,000 or $0.93 per share basic and $0.91 per share diluted for the same period in 2004. During February 2004 we sold two of our branches and recognized a gain on sale of approximately $1,844,000 ($1,150,000 net of income taxes of $694,000). Net income for the nine month period ending September 30, 2004, exclusive of the gain from the sale of these branches, was $2,240,000 or $0.61 per share basic and $0.60 per share diluted.

We believe a comparison of net income exclusive of the branch sales (“pro-forma net income”) is useful to the investor. A reconciliation of net income with and without the sale of our branches is presented below.

Reconciliation between net income and net income exclusive of branch sales (i.e. pro-forma net income) amounts are in thousands of dollars, except per share data

			per share basic		per share diluted
Nine months ended September 30,	2005	2004	2005	2004	2005	2004
Net income	$4,495	$3,390	$1.00	$0.93	$0.97	$0.91
Gain on sale of branches, net of tax of $694	—	(1,150)	—	(0.32)	—	(0.31)

Pro-forma net income	$4,495	$2,240	$1.00	$0.61	$0.97	$0.60

ROE and ROA, calculated on an annualized basis, for the nine month period ended September 30, 2005 was 8.35% and 0.75%, respectively, as compared to 9.17% and 0.69% (6.06% and 0.46% excluding gain from branch sale), respectively, for the same period in 2004

Net interest income/margin

Net interest income increased $5,138,000 or 33% to $20,589,000 during the nine month period ended September 30, 2005 compared to $15,451,000 for the same period in 2004. The increase was the result of a $7,799,000 increase in interest income less a $2,661,000 increase in interest expense.

Interest earning assets averaged $733,874,000 during the nine month period ended September 30, 2005 as compared to $597,294,000 for the same period in 2004, an increase of $136,580,000, or 23%. The yield on average interest earning assets increased 0.55% to 5.25% during the nine month period ended September 30, 2005, compared to 4.70% for the same period in 2004. The combined net effects of the $136,580,000 increase in average interest earning assets and the 0.55% increase in yield on average interest earning assets resulted in the $7,799,000 increase in interest income between the two periods.

Interest bearing liabilities averaged $542,436,000 during the nine month period ended September 30, 2005 as compared to $469,130,000 for the same period in 2004, an increase of $73,306,000, or 16%. The cost of average interest bearing liabilities increased 0.44% to 2.04% during the nine month period ended September 30, 2005, compared to 1.60% for the same period in 2004. The combined net effects of the $73,306,000 increase in average interest bearing liabilities and the 0.44% increase in cost of average interest bearing liabilities resulted in the $2,661,000 increase in interest expense between the two periods.

The table below summarizes, the analysis of changes in interest income and interest expense for the nine month periods ended September 30, 2005 and 2004 (in thousands of dollars).

	Nine months ended September 30,
	2005			2004
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
Loans (1) (2) (3)	$473,312	$23,443	6.60%	$415,359	$18,683	6.00%
Securities (4)	260,562	5,428	2.78%	181,935	2,389	1.75%

Total earning assets	733,874	28,871	5.25%	597,294	21,072	4.70%

Allowance for loan losses	(6,043)			(5,231)
All other assets	67,825			59,385

Total assets	$795,656			$651,448

Deposits (5)	495,240	7,124	1.92%	432,139	5,149	1.59%
Borrowings (6)	37,196	666	2.39%	26,991	114	0.56%
Corporate debenture (7)	10,000	492	6.56%	10,000	358	4.77%

Total interest bearing liabilities	542,436	8,282	2.04%	469,130	5,621	1.60%

Demand deposits	178,398			131,296
Other liabilities	2,964			1,673
Minority shareholder interest	120			67
Stockholders’ equity	71,738			49,282

Total liabilities and stockholders’ equity	$795,656			$651,448

Net interest spread (8)			3.21%			3.10%

Net interest income		$20,589			$15,451

Net interest margin (9)			3.74%			3.45%

Note 1:	Loan balances are net of deferred origination fees and costs.
Note 2:	Interest income on average loans includes loan fee recognition of $171,000 and $136,000 for the nine month periods ended September 30, 2005 and 2004.
Note 3:	The average rates have not been presented on a tax equivalent basis, as this amount is not deemed material.
Note 4:	Includes securities available-for-sale, federal funds sold and money market.
Note 5:	Includes interest bearing deposits only. Non-interest bearing checking accounts are included in the demand deposits listed above.
Note 6:	Includes securities sold under agreements to repurchase, federal funds purchased and federal home loan bank advances.
Note 7:	Includes amortization of origination costs of $28,000 for the nine month periods ended September 30, 2005 and 2004.
Note 8:	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
Note 9:	Represents net interest income divided by total interest earning assets.

Provision for loan losses

The provision for loan losses is charged to earnings to bring the total loan loss allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by us, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market areas, and other factors related to the collectibility of our loan portfolio. As these factors change, the level of loan loss allowance changes. The allowance for loan loss account is then adjusted by the amount of the provision for loan losses charged to earnings. The provision was $795,000 for the nine month period ended September 30, 2005 compared to $900,000 for the same period in 2004.

Non-interest income

Non-interest income for the nine months ended September 30, 2005 decreased $1,462,000, or 26.4%, to $4,067,000, compared to $5,529,000 for the same period in 2004. The primary reason for this decrease was a gain of $1,844,000 from the sale of two branches during February 2004. Non-interest income for the nine months ended September 30, 2004, exclusive of the gain on sale of branches, was $3,685,000 compared to $4,067,000 for the same period in 2005. This represents an increase of $382,000, or 10.4% between the two periods. This increase, which we believe results from loan, deposit and customer growth period to period, is comprised of the following components listed in the table below:

Nine month period ending: (in thousands of dollars)	Sept 30, 2005	Sept 30, 2004	$ Increase (decrease)	% increase (decrease)
Service charges on deposit accounts	$2,413	$2,316	$97	4.2%
Commissions from mortgage broker activities	393	464	(71)	(15.3)%
Loan related fees	220	216	4	1.9%
Commissions from sale of mutual funds and annuities	282	165	117	70.9%
Rental income	154	92	62	67.4%
Other service charges and fees	597	437	160	36.6%
Gain (loss) on sale of other real estate owned	8	(5)	13	260.0%

Sub-total	$4,067	$3,685	$382	10.4%
Gain on sale of branches	—	1,844	(1,844)	n/a

Total non-interest income	$4,067	$5,529	$(1,462)	(26.4)%

Non-interest expense

Non-interest expense for the nine months ended September 30, 2005 increased $1,998,000, or 13.6%, to $16,688,000, compared to $14,690,000 for the same period in 2004. Most of this increase was in salaries, wages and employee benefits and occupancy expenses, which is primarily the result of a new branch we opened in April 2004 and another one we opened in June 2004, as well as costs related to general loan, deposit and customer growth period to period.

Non-interest expense components are listed in the table below:

Nine month period ending: (in thousands of dollars)	Sept 30, 2005	Sept 30, 2004	$ increase (decrease)	% increase (decrease)
Salaries, wages and employee benefits	$9,183	$7,830	$1,353	17.3%
Occupancy expense	2,050	1,764	286	16.2%
Depreciation of premises and equipment	1,214	1,125	89	7.9%
Stationary, printing and supplies	392	351	41	11.7%
Marketing expenses	328	277	51	18.4%
Data processing expense	721	642	79	12.3%
Legal, auditing and other professional fees	402	441	(39)	(8.8)%
Bank regulatory related expenses	241	205	36	17.6%
Postage and delivery	216	219	(3)	(1.4)%
ATM related expenses	289	234	55	23.5%
Other expenses	1,652	1,602	50	3.1%

Total non-interest expense	$16,688	$14,690	$1,998	13.6%

Provision for income taxes

The income tax provision for the nine months ended September 30, 2005 was $2,678,000 (an effective rate of 37.3%) compared to $2,000,000 (an effective rate of 37.1%) for the same period in 2004.

Liquidity

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measures liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

Each of our subsidiary banks regularly assesses the amount and likelihood of projected funding requirements through a review of factors such as historical deposit volatility and funding patterns, present and forecasted market and economic conditions, individual client funding needs, and existing and planned business activities. Each of our subsidiary bank’s asset/liability committee (ALCO) provides oversight to the liquidity management process and recommends guidelines, subject to board of director’s approval, and courses of action to address actual and projected liquidity needs.

Short term sources of funding and liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from customers pursuant to securities sold under repurchase agreements; loan repayments; deposits and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. In addition to interest rate-sensitive deposits, the primary demand for liquidity is anticipated fundings under credit commitments to customers. We do not use off balance sheet financing.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES: MARKET RISK

Market risk

We believe interest rate risk is the most significant market risk impacting us. Each of our subsidiary banks monitor and manage its interest rate risk using interest rate sensitivity “gap” analysis to measure the impact of market interest rate changes on net interest income. See our 2004 annual report on

Form 10-K for disclosure of the quantitative and qualitative information regarding the interest rate risk inherent in interest rate risk sensitive instruments as of December 31, 2004. There have been no changes in the assumptions used in monitoring interest rate risk as of September 30, 2005. The impact of other types of market risk, such as foreign currency exchange risk and equity price risk, is deemed immaterial. We do not maintain a portfolio of trading securities and do not intend to engage in such activities in the immediate future.

ITEM 4. CONTROLS AND PROCEDURES

As of the end of the period covered by this report, an evaluation was carried out under the supervision and with the participation of our management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in rules 13a-15(e) or 15d-15(e)). Based on that evaluation, the CEO and CFO have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934 are recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) or 15d-15(f)) during the quarter covered by this report that have materially effected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 2. Unregistered sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Submission of Matters to a Vote of Shareholders

None.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit 31.1	The President and Chief Executive Officer’s certification required under section 302 of the Sarbanes-Oxley Act of 2002

Exhibit 31.2	The Chief Financial Officer’s certification required under section 302 of the Sarbanes-Oxley Act of 2002

Exhibit 32.1	The President and Chief Executive Officer’s certification required under section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 32.2	The Chief Financial Officer’s certification required under section 906 of the Sarbanes-Oxley Act of 2002

CENTERSTATE BANKS OF FLORIDA, INC.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTERSTATE BANKS OF FLORIDA, INC.
(Registrant)

Date: November 2, 2005	By:	/s/ Ernest S. Pinner
Ernest S. Pinner
President and Chief Executive
Officer

Date: November 2, 2005	By:	/s/ James J. Antal
James J. Antal
Senior Vice President
and Chief Financial Officer

Exhibit 31.1

I, Ernest S. Pinner, certify, that:

1.	I have reviewed this quarterly report on Form 10-Q of CenterState Banks of Florida, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 2, 2005	By:	/s/ Ernest S. Pinner
Ernest S. Pinner, President and Chief Executive Officer

Exhibit 31.2

I, James J. Antal, certify, that:

1.	I have reviewed this quarterly report on Form 10-Q of CenterState Banks of Florida, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

e.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

f.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 2, 2005	By:	/s/ James J. Antal
James J. Antal, Senior Vice President and Chief
Financial Officer

Exhibit 32.1

CERTIFICATION

In connection with the quarterly report of CenterState Banks of Florida, Inc. (“Company”) on Form 10-Q for the period ended September 30, 2005 as filed with the Securities and Exchange Commission (“Report”), the undersigned does hereby certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (2) to the best of my knowledge, the information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 2, 2005	By:	/s/ Ernest S. Pinner
Ernest S. Pinner
President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION

In connection with the quarterly report of CenterState Banks of Florida, Inc. (“Company”) on Form 10-Q for the period ended September 30, 2005 as filed with the Securities and Exchange Commission (“Report”), the undersigned does hereby certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (2) to the best of my knowledge, the information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 2, 2005	By:	/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer

APPENDIX F

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

September 30, 2005 and December 31, 2004

(in thousands of dollars, except per share data)

	September 30, 2005	December 31, 2004
Assets
Cash and due from banks	$28,086	$27,306
Federal funds sold and money market account	57,401	62,809
Investment securities available for sale, at fair value	224,092	191,400
Loans, less allowance for loan losses of $6,426 and $5,685 at September 30, 2005 and December 31, 2004, respectively	498,357	435,320
Accrued interest receivable	3,246	2,417
Bank premises and equipment, net	28,483	25,669
Other real estate owned	—	384
Deferred income taxes, net	2,330	1,884
Goodwill	4,675	4,675
Core deposit intangible	497	551
Prepaid expenses and other assets	994	1,364

Total assets	$848,161	$753,779

Liabilities and Stockholders’ Equity
Deposits:
Interest bearing	$494,372	$484,558
Noninterest bearing	201,749	175,072

Total deposits	696,121	659,630
Securities sold under agreement to repurchase	39,741	24,627
Corporate debenture	10,000	10,000
Other borrowings	3,000	—
Accrued interest payable	516	373
Accounts payable and accrued expenses	2,224	1,365

Total liabilities	751,602	695,995

Minority interest	120	120
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value: 20,000,000 shares authorized; 5,249,886 and 4,068,713 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	52	41
Additional paid-in capital	74,995	39,545
Retained earnings	22,487	18,849
Accumulated other comprehensive income	(1,095)	(771)

Total stockholders’ equity	96,439	57,664
Commitments and contingent liabilities

Total liabilities and stockholders’ equity	$848,161	$753,779

See accompanying notes to the consolidated financial statements

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

Nine months ended September 30, 2005 and 2004

(in thousands of dollars, except per share data)

	Nine months ended September 30, 2005	Nine months ended September 30, 2004
Interest income:
Loans	$23,443	$18,683
Investment securities	4,223	1,988
Federal funds sold and money market	1,205	401

	28,871	21,072

Interest expense:
Deposits	7,124	5,149
Securities sold under agreement to repurchase	654	114
Corporate debentures	492	358
Other borrowed funds	12	—

	8,282	5,621

Net interest income	20,589	15,451
Provision for loan losses	795	900

Net interest income after provision for loan losses	19,794	14,551

Other income:
Service charges on deposit accounts	2,413	2,316
Commissions from mortgage broker activities	393	464
Loan related fees	220	216
Commissions on sale of mutual funds and annuities	282	165
Rental income	154	92
Other service charges and fees	597	437
Gain on sale of branches	—	1,844
Gain on sale of other real estate owned	8	(5)

	4,067	5,529

Other expenses:
Salaries, wages and employee benefits	9,183	7,830
Occupancy expense	2,050	1,764
Depreciation of premises and equipment	1,214	1,125
Stationary, printing and supplies	392	351
Marketing expenses	328	277
Data processing expense	721	642
Legal, audit and other professional fees	402	441
Bank regulatory related expenses	241	205
Postage and delivery	216	219
ATM related expenses	289	234
Other expenses	1,652	1,602

Total other expenses	16,688	14,690

Income before provision for income taxes	7,173	5,390
Provision for income taxes	2,678	2,000

Net income	$4,495	$3,390

Earnings per share:
Basic	$1.00	$0.93

Diluted	$0.97	$0.91

Common shares used in the calculation of earnings per share:
Basic	4,485,902	3,644,523

Diluted	4,622,710	3,728,968

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Statements of Changes in Stockholders’ Equity and Comprehensive Income (unaudited)

Nine month periods ended September 30, 2005 and 2004

(in thousands of dollars)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity	Comprehensive income
Balances at January 1, 2004	$34	$26,500	$15,409	$20	$41,963
Dividends paid	—	—	(690)	—	(690)
Stock options exercised	—	170	—	—	170
Comprehensive income:
Net income	—	—	3,390	—	3,390	$3,390
Unrealized holding loss on available for sale securities, net of deferred income taxes of $217	—	—	—	(365)	(365)	(365)

Total comprehensive income						$3,025

Shareholder rights offering (net of cost)	7	12,701	—	—	12,708

Balances at September 30, 2004	$41	$39,371	$18,109	$(345)	$57,176

Balances at January 1, 2005	$41	$39,545	$18,849	$(771)	$57,664
Dividends paid	—	—	(857)	—	(857)
Stock options exercised	—	607	—	—	607
Comprehensive income:
Net income	—	—	4,495	—	4,495	$4,495
Unrealized holding loss on available for sale securities, net of deferred income taxes of $196	—	—	—	(324)	(324)	(324)

Total comprehensive income						$4,171

Public stock offering (net of cost)	11	34,843	—	—	34,854

Balances at September 30, 2005	$52	$74,995	$22,487	$(1,095)	$96,439

	Nine month period ended September 30,
	2005	2004
Disclosure of reclassification amounts:
Unrealized holding loss arising during the period	$(324)	$(365)
Add: reclassified adjustments for gain included in net income, net of income taxes, at September 30, 2005 and 2004 of $0 and $0, respectively	—	—

Net unrealized loss on securities	$(324)	$(365)

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

Nine month periods ended September 30, 2005 and 2004

(in thousands of dollars)

	2005	2004
Cash flows from operating activities:
Net income	$4,495	$3,390
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	795	900
Depreciation of premises and equipment	1,214	1,125
Amortization of intangibles	(3)	(56)
Net amortization/accretion of investment securities	299	391
Net deferred loan origination fees	209	(23)
Write down of other real estate owned	—	21
(Gain) loss on sale of other real estate owned	(8)	5
Loss on sale of fixed assets	2	—
Deferred income taxes	(250)	500
Gain on sale of branches	—	(1,844)
Cash provided by (used in) changes in:
Net change in accrued interest receivable	(829)	(312)
Net change in other assets	370	(507)
Net change in accrued interest payable	143	22
Net change in accrued expenses and other liabilities	859	702

Net cash provided by operating activities	7,296	4,314

Cash flows from investing activities:
Purchases of investment securities available for sale	(50,939)	(83,896)
Purchases of mortgage backed securities available for sale	(67,274)	(19,105)
Proceeds from callable investment securities available for sale	—	3,000
Proceeds from maturities of investment securities available for sale	65,000	24,105
Proceeds from pay-downs of mortgage backed securities available for sale	19,702	8,372
Increase in loans, net of repayments	(64,041)	(37,223)
Purchases of premises and equipment	(4,030)	(5,567)
Proceeds from sale of other real estate owned	392	297
Net cash paid in connection with CSB merger	—	(65)
Net cash from branch sales	—	829

Net cash used in investing activities	(101,190)	(109,253)

Cash flows from financing activities:
Net increase in demand and savings deposits	36,548	101,603
Net increase in securities sold under agreement to repurchase	15,114	5,419
Net increase in other borrowings	3,000	—
Stock options exercised	607	170
Net proceeds of shareholder rights offering	—	12,708
Net proceeds of public stock offering	34,854	—
Proceeds from sale of minority interest of subsidiary	—	120
Dividends paid	(857)	(690)

Net cash provided by financing activities	89,266	119,330

Net (decrease) increase in cash and cash equivalents	(4,628)	14,391
Cash and cash equivalents, at beginning of year	90,115	71,059

Cash and cash equivalents, at end of year	$85,487	$85,450

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

Nine month periods ended September 30, 2005 and 2004

(in thousands of dollars)

	2005	2004
Supplemental schedule of noncash activities:
Market value adjustment-investment securities available for sale
Market value adjustment-investment securities	$(520)	$(582)
Deferred income tax asset	196	217

Unrealized loss on investments available for sale	$(324)	$(365)

Transfer of loans to other real estate owned	$—	$297

Cash paid during the year for:
Interest	$8,112	$5,596

Income taxes	$2,560	$1,688

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(1)	Nature of Operations and Summary of Significant Accounting Policies

The consolidated financial statements of CenterState Banks of Florida, Inc. (the “Company”) include the accounts of CenterState Banks of Florida, Inc. (the “Parent Company”), its four wholly owned subsidiary banks and an 80% owned subsidiary, C. S. Processing.

The Company, through its subsidiary banks, operates through 25 locations in seven Counties throughout Central Florida, providing traditional deposit and lending products and services to its commercial and retail customers. C.S. Processing is an 80% owned subsidiary at December 31, 2004, which provides item processing services for the Company’s four subsidiary banks and the minority shareholder bank which owns the remaining 20%.

The following is a description of the basis of presentation and the significant accounting and reporting policies, which the Company follows in preparing and presenting its consolidated financial statements.

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent Company, its four wholly owned banking subsidiaries (the “Banks”) and its’ majority owned subsidiary, C.S. Processing. The operations of the Company currently consist primarily of the operations of each of the four banks. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash and due from banks, federal funds sold, money market and non interest bearing deposits in other banks with a purchased maturity of three months or less to be cash equivalents.

(c)	Investment Securities Available for Sale

The Company accounts for its investments at fair value and classifies them as available for sale. Unrealized holding gains and losses are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to period-end, and forecasted performance of the security.

(d)	Loans

Loans receivable that management has the intent and the Company has the ability to hold for the foreseeable future or payoff are reported at their outstanding unpaid principal balance, less the allowance for loan losses and deferred fees on originated loans.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

Loan origination fees and the incremental direct cost of loan origination, are capitalized and recognized in income over the contractual life of the loans. If the loan is prepaid, the remaining unamortized fees and costs are charged or credited to interest income. Amortization ceases for non-accrual loans.

Commitment fees and costs relating to the commitments are deferred until the commitment period has expired or the commitment is exercised. If the commitment is exercised during the commitment period, the commitment fee is recognized over the life of the loan as an adjustment of yield.

Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, or when the full timely collection of interest or principal becomes uncertain, unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off, accretion of the net deferred loan origination fees cease. The loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status.

The Company, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the secondary market value of the loan, or the fair value of the collateral for collateral dependent loans. Impaired loans are written down to the extent that principal is judged to be uncollectible and, in the case of impaired collateral dependent loans where repayment is expected to be provided solely by the underlying collateral and there is no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Impairment losses are included in the allowance for loan losses.

(e)	Allowance for Loan Losses

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with generally accepted accounting principles to maintain the allowance at a level adequate to absorb probable losses in the loan portfolio at the date of the financial statements. The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; non real estate commercial loans; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for probable inherent losses which exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; trends in the historical losses of the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the risk identification process; changes in the outlook for local, regional and national economic conditions; and concentrations of credit risk.

In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Company complies with the views included in SAB 102.

Regulatory examiners may require the Company to recognize adjustments to the allowance based upon their judgment about the information available to them at the time of their examination.

(f)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are depreciated over the shorter of their useful lives or the term of the lease. Major renewals and betterments of property are capitalized; maintenance, repairs, and minor renewals and betterments are expensed in the period incurred. Upon retirement or other disposition of the asset, the asset cost and related accumulated depreciation are removed from the accounts, and gains or losses are included in income.

(g)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. For all periods presented, the annual impairment analysis was performed with no impairment noted.

(h)	Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

The core deposit intangible is amortized over a ten-year period on an accelerated basis using the projected decay rates of the underlying core deposits.

(i)	Other Real Estate Owned

Real estate acquired in the settlement of loans is recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value, less estimated selling costs. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

(j)	Compensation Programs

Substantially all of the Company’s employees are covered under the Company’s employee benefit plan. Certain directors and key employees are covered under the Company’s stock option plans. The expenses of providing these plans are charged to income in the year the expenses are incurred.

The Company applies Accounting Principle Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company’s stock-based compensation plan been determined consistent with FASB Statement No. 123, the Company’s net income would have been reduced to the pro forma amounts indicated below (amounts are in thousands of dollars except for per share data):

	period ended Sept 30,
	2005	2004
Net income, as reported	$4,495	$3,390
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(278)	(167)

Pro forma net income	$4,217	$3,223

Basic earnings per share, as reported	$1.00	$0.93
Deduct per share stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(0.06)	(0.04)

Pro forma basic earnings per share	$0.94	$0.89

Diluted earnings per share, as reported	$0.97	$0.91
Deduct per share stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(0.06)	(0.05)

Pro forma diluted earnings per share	$0.91	$0.86

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(k)	Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income is the unrealized gain or loss on investment securities available for sale, net of applicable deferred taxes.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

(m)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions relate to useful life of intangibles and valuation of goodwill and allowance for loans receivable. Actual results could differ from these estimates.

(n)	Segment Reporting

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company derives its revenues from providing similar banking products and services to customers located throughout the Central Florida Region through similar distribution channels and processes. Operating segments consist of the Company’s banking subsidiaries. Management believes that the Company meets the aggregation criteria, as defined by SFAS No. 131, for aggregating its operating segments into the bank segment.

(o)	Effect of New Pronouncements

In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments. This staff accounting bulletin summarizes the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. In particular, this bulletin clarifies whether the entity can consider the expected future cash flows related to the associated servicing of the loan and adds additional disclosures to the annual consolidated financial statements. The adoption of this bulletin did not have a material effect on our consolidated financial statements.

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation expense for stock options provided to employees in return for employee service. The expense is measured at the fair value of the options when granted, and is expensed over the employee service period, which is the vesting period of the options. This will apply to awards granted or modified

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

beginning with the next fiscal year beginning after June 15, 2005. Compensation expense will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and thus cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $498 in 2006 and $428 in 2007 (dollars are in thousands).

On September 14, 2005, the FASB decided to include in the draft final FASB Staff Position (FSP) FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” guidance similar to that provided in EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” regarding the accounting for debt securities subsequent to an other-than-temporary impairment. The Board also decided to add a footnote to clarify that the final FSP will not address when a debt security should be designated as non accrual or how to subsequently report income on a non accrual debt security. In addition, the Board decided that (1) the FSP would be applied prospectively and (2) the effective date would be reporting periods beginning after December 15, 2005. The adoption of this Statement is not expected to have a material effect on our consolidated financial statements.

(2)	Investment Securities Available for Sale

The amortized cost and estimated fair values of investment securities available for sale at September 30, 2005 and December 31, 2004, are as follows:

	September 30, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$101,855	$10	$(652)	$101,213
Obligations of U.S. government agencies	26,817	7	(227)	26,597
Mortgage backed securities	94,213	58	(953)	93,318
Municipal securities	1,136	1	—	1,137
Federal Home Loan Bank stock	699	—	—	699
Federal Reserve Bank stock	728	—	—	728
Other investments	400	—	—	400

	$225,848	$76	$(1,832)	$224,092

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

	December 31, 2004
	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$121,438	$—	$(629)	$120,809
Obligations of U.S. government agencies	21,826	1	(110)	21,717
Mortgage backed securities	47,250	8	(506)	46,752
Municipal securities	635	—	—	635
Federal Home Loan Bank stock	413	—	—	413
Federal Reserve Bank stock	674	—	—2	674
Other investments	400	—	—	400

	$192,636	$9	$(1,245)	$191,400

The amortized cost and estimated fair value of investment securities available for sale at September 30, 2005, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value
Investment securities available for sale
Due in one year or less	$80,623	$80,128
Due after one year through five years	137,125	135,819
Due after five years through fifteen years	5,938	5,983
Due after fifteen years through thirty years	635	635
Federal Home Loan Bank stock	699	699
Federal Reserve Bank stock	728	728
Other equity investment	100	100

	$225,848	$224,092

At September 30, 2005, the Company had $19,030 (estimated fair value) in investment securities pledged to the Treasurer of the State of Florida as collateral on public fund deposits and for other purposes required or permitted by law. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with fair values of $85,876 and $41,188 at September 30, 2005 and December 31, 2004 respectively.

Proceeds from sales of investment securities available for sale were $0 for the nine month periods ending September 30, 2005 and 2004.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2005 and December 31, 2004.

	September 30, 2005
	less than 12 months		12 months or more		Total
	fair value	unrealized losses	Fair value	unrealized losses	fair value	unrealized Losses
U.S. Treasury securities	$55,936	$342	$38,802	$310	$94,738	$652
Obligations of U.S. government agencies	16,671	155	6,928	72	23,599	227
Mortgage backed securities	57,171	412	23,395	541	80,566	953

Total temporarily impaired securities	$129,778	$909	$69,125	$923	$198,903	$1,832

	December 31, 2004
	less than 12 months		12 months or more		Total
	fair value	unrealized losses	Fair value	unrealized losses	fair value	unrealized losses
U.S. Treasury securities	$107,351	$577	$8,437	$52	$115,788	$629
Obligations of U.S. government agencies	14,762	79	1,970	31	16,732	110
Mortgage backed securities	28,713	307	10,652	199	39,365	506

Total temporarily impaired securities	$150,826	$963	$21,059	$282	$171,885	$1,245

U.S. Treasury securities and Obligations of U.S. Government agencies: The unrealized losses on investments in U.S. Treasury securities and Obligations of U.S Government agencies were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Mortgage-backed securities: The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. Fannie Mae guarantees the contractual cash flows of these securities. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(3)	Loans

Major categories of loans included in the loan portfolio as of September 30, 2005 and December 31, 2004 are:

	Sept 30 2005	Dec 31 2004
Real estate:
Residential	$144,315	$129,796
Commercial	214,130	179,846
Construction	30,927	20,032

Total real estate	389,372	329,674
Commercial	64,944	64,984
Consumer and other loans	51,212	46,883

	505,528	441,541
Less: Deferred loan origination fees, net	745	536

Total loans	504,783	441,005
Less: Allowance for loan losses	6,426	5,685

Total net loans	$498,357	$435,320

The following is a summary of information regarding nonaccrual loans, impaired loans and other real estate owned at September 30, 2005 and December 31, 2004:

	Sept 30 2005	Dec 31 2004
Nonaccrual loans	$932	$890

Recorded investment in impaired loans	$739	$1,053

Allowance for loan losses related to impaired loans	$402	$406

Other real estate owned	$—	$384

	Interest income not recognized on nonaccrual loans	Interest Income recognized on impaired loans	Average recorded investment in impaired loans
For the nine months end Sept 30, 2005	$26	$10	$897
For the year ended Dec 31, 2004	$40	$48	$1,103

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

Certain principal stockholders, directors and officers and their related interests were indebted to the Company as summarized below for the periods ending September 30, 2005 and December 31, 2004:

	Nine month period ending Sept 30, 2005	Year ending Dec 31, 2004
Balance, beginning of period	$11,037	$13,230
Additional new loans	6,782	5,297
Repayments on outstanding loans	4,969	7,490

Balance, end of period	$12,850	$11,037

All such loans were made in the ordinary course of business. At September 30, 2005 and December 31, 2004, certain principal stockholders, directors and officers of the Company and their related interests had $5,292 and $5,272, respectively, available in lines of credit.

Changes in the allowance for loan losses for the nine month period ending September 30, 2005 and the year ended December 31, 2004, are as follows:

	Nine month period ending Sept 30, 2005	Year ending Dec 31, 2004
Balance, beginning of period	$5,685	$4,850
Provision charged to operations	795	1,270
Loans charged-off	(128)	(350)
Recoveries of previous charge-offs	74	45
Adjustment relating to sale of branches	—	(130)

Balance, end of period	$6,426	$5,685

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(4)	Bank Premises and Equipment

A summary of bank premises and equipment as of September 30, 2005 and December 31, 2004, is as follows:

	Sept 30 2005	Dec 31 2004
Land	$10,192	$9,139
Land improvements	334	309
Buildings	16,016	14,456
Leasehold improvements	1,227	1,139
Furniture, fixtures and equipment	9,406	8,936
Construction in progress	686	143

	37,861	34,122
Less: Accumulated depreciation	9,378	8,453

	$28,483	$25,669

(5)	Deposits

A detail of deposits at September 30, 2005 and December 31, 2004 is as follows:

	Sept 30 2005	Weighted average interest Rate	Dec 31 2004	Weighted average interest rate
Non-interest bearing deposits	$201,749	0.0%	$175,072	0.0%
Interest bearing deposits:
Interest bearing demand deposits	100,990	0.3%	100,496	0.3%
Savings deposits	46,024	0.5%	51,011	0.3%
Money market accounts	99,413	1.6%	119,881	1.2%
Time deposits less than $100,000	131,776	3.4%	126,006	3.0%
Time deposits of $100,000 or greater	116,169	3.5%	87,164	3.0%

	$696,121	1.5%	$659,630	1.3%

The following table presents the amount of certificate accounts at September 30, 2005, maturing during the periods reflected below:

Year ending Sept 30,	Amount
2006	$135,928
2007	48,203
2008	24,523
2009	27,721
2010	11,546
2011	24

Total	$247,945

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

A summary of interest expense on deposits for the nine month periods ended September 30, 2005 and 2004 is as follows:

	September 30,
	2005	2004
Interest-bearing demand deposits	$239	$190
Savings deposits	146	89
Money market accounts	1,078	725
Time deposits less than $100,000	3,213	2,594
Time deposits of $100,000 or greater	2,448	1,551

	$7,124	$5,149

The Company had deposits from certain principle shareholders, directors and officers and their related interests of approximately $10,380 and $10,274 at September 30, 2005 and December 31, 2004 respectively.

(6)	Securities sold under agreements to repurchase

The Company’s subsidiary banks enter into borrowing arrangements with their retail business customers by agreements to repurchase (“repurchase agreements”) under which the banks pledge investment securities owned and under its control as collateral against the one-day borrowing arrangement.

At September 30, 2005 and December 31, 2004, the Company had $39,741 and $24,627 in repurchase agreements with weighted average interest rates of 3.25% and 1.56%, respectively. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with fair values of $85,876 and $41,188 at September 30, 2005 and December 31, 2004, respectively.

Repurchase agreements averaged $36,518 and $26,110 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The maximum amount outstanding at any month-end for the corresponding periods was $49,046 and $35,167, respectively. Total interest expense paid on repurchase agreements for the nine month periods ending September 30, 2005 and 2004, was $654 and $114, respectively.

(7)	Corporate debenture

The Company formed CenterState Banks of Florida Statutory Trust I (the “Trust”) for the purpose of issuing trust preferred securities. On September 22, 2003, the Company issued a floating rate corporate debenture in the amount of $10,000. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture of the Company. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the corporate debentue (three month LIBOR plus 305 basis points). The rate is subject to change on a quarterly basis. The rate in effect during the quarter ended September 30, 2005 was 6.54%. The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by the Company or the Trust, at their respective option after five years, and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. Related loan origination costs of $188 were capitalized and are being amortized to interest expense over a five year period. The Company has treated the trust preferred security as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(8)	Income Taxes

The provision for income taxes for the nine month periods ending September 30, 2005 and 2004, consists of the following:

	Current	Deferred	Total
September 30, 2005:
Federal	$2,065	$211	$2,276
State	364	38	402

	$2,429	$249	$2,678

September 30, 2004:
Federal	$1,267	$429	$1,696
State	230	74	304

	$1,497	$503	$2,000

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2005 and December 31, 2004, are presented below:

	Sept 30 2005	Dec 31 2004
Deferred tax assets:
Allowance for loan losses	$2,413	$2,085
Deferred loan fees	263	202
Merger cost	50	50
Intangible assets	16	36
Unrealized loss on investment securities available for sale	661	464
Net operating loss carryforward	39	277

Total deferred tax asset	3,442	3,116

Deferred tax liabilities:
Premises and equipment, due to differences in depreciation methods and useful lives	(541)	(630)
Core deposit intangible	(180)	(207)
Like kind exchange	(293)	(293)
Accretion of discounts on investments	(89)	(67)
Other	(9)	(33)

Total deferred tax liability	(1,112)	(1,232)

Net deferred tax asset	$2,330	$1,884

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

A reconciliation between the actual tax expense and the “expected” tax expense (computed by applying the U.S. federal corporate rate of 34 percent to earnings before income taxes) is as follows:

	Nine months ending Sept 30,
	2005	2004
“Expected” tax expense	$2,439	$1,833
Tax exempt interest	(75)	(89)
State income taxes, net of federal income tax benefits	275	203
Merger and other public registration expenses	—	—
Other, net	39	53

	$2,678	$2,000

(10)	Rent

The following is a schedule of future minimum annual rentals under the noncancellable operating leases of the Company’s facilities:

Year ending September 30,
2006	$156
2007	138
2008	89
2009	10
2010	—

$393

Rent expense for the nine month periods ended September 30, 2005 and 2004, was $294 and $236, respectively, and is included in occupancy expense in the accompanying consolidated statements of operations.

(11)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents – The carrying amount of cash and cash equivalents approximates fair value due to short-term maturity and market interest rates earned.

Investments – The Company’s investment securities available for sale represents investments in U.S. Treasury securities, U.S. Government agency securities, mortgage backed securities, and municipal securities. The Company’s equity investments at year end represents stock investments in the Federal Reserve Bank, Federal Home Loan Bank and other equity. The stocks are not publicly traded and the carrying amount was used to estimate the fair value. The fair value of the U.S. Treasury securities, U.S. Government agency securities, mortgage backed securities and municipal securities was estimated based on quoted market prices.

Loans – For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits – The fair values disclosed for non-interest bearing demand deposits are, by definition, equal to the amount payable on demand (that is their carrying amounts). The carrying amounts of variable rate, money market accounts and fixed term certificates of deposit (CDs) approximate their fair value at the reporting date due to the fact they reprice frequently. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Repurchase agreements – The carrying amount of the repurchase agreements approximate their fair value due to the short-term nature of the agreement and the market interest rates charged.

Corporate debenture – Because it reprices quarterly and has no significant change in credit risk, fair value is based on carrying value.

The following tables present the carrying amounts and estimated fair values of the Company’s financial instruments.

	September 30, 2005
	Carrying Amount	Fair value
Financial assets:
Cash and cash equivalents	$85,487	$85,487
Investment securities available for sale	224,092	224,092
Loans, less allowance for loan losses of $6,426	498,357	494,398
Financial liabilities:
Deposits:
Without stated maturities	$448,176	$448,176
With stated maturities	247,945	248,993
Securities sold under agreement to repurchase	39,741	39,741
Other borrowings	3,000	3,000
Corporate debenture	10,000	10,000

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

	December 31, 2004
	Carrying Amount	Fair value
Financial assets:
Cash and cash equivalents	$90,115	$90,115
Investment securities available for sale	191,400	191,400
Loans, less allowance for loan losses of $5,685	435,320	434,565
Financial liabilities:
Deposits:
Without stated maturities	$446,460	$446,460
With stated maturities	213,170	219,647
Securities sold under agreement to repurchase	24,627	24,627
Corporate debenture	10,000	10,000

(12)	Regulatory Capital

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of September 30, 2005, that the Company meets all capital adequacy requirements to which it is subject.

As of September 30, 2005, the most recent notification from the Office of Comptroller of the Currency and the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

A summary of actual, required, and capital levels necessary to be considered well-capitalized for the Company as of September 30, 2005 and December 31, 2004, are presented in the table below.

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2005:
Total capital (to risk weighted assets)	$108,788	19.7%	$44,234	>8%	$55,292	>10%
Tier 1 capital (to risk weighted assets)	102,362	18.5%	22,117	>4%	33,175	>6%
Tier 1 capital (to average assets)	102,362	12.4%	33,154	>4%	41,442	>5%
December 31, 2004:
Total capital (to risk weighted assets)	$68,894	14.6%	$37,730	>8%	$47,163	>10%
Tier 1 capital (to risk weighted assets)	63,209	13.4%	18,865	>4%	28,298	>6%
Tier 1 capital (to average assets)	63,209	8.6%	29,404	>4%	36,755	>5%

(13)	Dividends

The Company declared and paid cash dividends of $857 and $690 during the nine month periods ended September 30, 2005 and 2004, respectively. Banking regulations limit the amount of dividends that may be paid by the subsidiary banks to the Company without prior approval of the Bank’s regulatory agency. At September 30, 2005 dividends from the subsidiary banks available to be paid to the Company, without prior approval of the Bank’s regulatory agency, was $9,435, subject to the Banks meeting or exceeding regulatory capital requirements.

(14)	Stock Option Plans

The Company has authorized 365,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options become 25% vested immediately as of the grant date and will continue to vest at a rate of 25% on each anniversary date thereafter. At September 30, 2005, there were 72,230 shares available for future grants. In addition to the 1999 Plan, the Company has assumed and converted the stock option plans of the four subsidiary Banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At September 30, 2005, they represented exercisable options on 73,739 shares of the Company’s common stock.

In 2004, the Company’s shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 200,000, which amount shall be increased on December 31 of each calendar year for an amount equal to 6% of the increase in the outstanding shares of common stock from January 1 of each calendar year (from February 27, 2004 for the 2004 calendar year). During July 2004, the Company granted options on 30,607 shares of common stock pursuant to the ESPP. The options vest at the date of grant. The exercise price was $20.31 per share and the options expired on June 30, 2005. As of September 30, 2005, there are no grants outstanding pursuant to this plan.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

A summary of the status of the Company’s stock option plans at September 30, 2005 and December 31, 2004, and changes during the periods ended on those dates is presented below:

	September 30, 2005		December 31, 2004
	Number	Weighted Average Exercise price	Number	Weighted average exercise price
Stock Options
Options outstanding, beginning of period	344,333	$19.96	245,086	$14.25
Granted	17,500	$34.06	122,000	$29.98
Exercised	(8,624)	$17.34	(19,503)	$12.11
Forfeited	(2,250)	$18.34	(3,250)	$13.16

Options outstanding, end of period	350,959	$20.73	344,333	$19.96

Options exerciseable at end of period	237,709	$16.50	232,208	$16.07

Weighted-average fair value of options granted during the period per share	$16.31		$13.45

Employee Stock Purchase Plan
Options outstanding, beginning of period	26,404	$20.31	—	—
Granted	—	—	30,607	$20.31
Exercised	(22,549)	$20.31	(4,203)	$20.31
Forfeited	(3,855)	$20.31	—	—

Options outstanding, end of period	—	—	26,404	$20.31

Options exerciseable at end of period	—	—	26,404	$20.31

Weighted-average fair value of options granted during the period per share	—		$4.97

Under the fair value method, stock option expense is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. The Company used the following variables: ten year U.S. government treasury rates for the risk free rate at the date of grant; dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date; expected volatility was calculated as of the grant date, ranging from approximately 31.1 through 31.7; and an expected life of 10 years.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

The following table summarizes information about stock options outstanding at September 30, 2005:

Range of exercise prices	Number Outstanding at September 30, 2005	Weighted Remaining Contractual Life	Weighted average exercise price	Number exercisable at September 30, 2005	Weighted average exercise price at September 30, 2005
$7.25 - $10.88	11,615	16 months	$8.34	11,615	$8.34
$10.89 - $16.34	161,219	62 months	$13.53	161,219	$13.53
$16.35 - $24.53	51,625	93 months	$19.53	33,250	$19.45
$24.54 - $36.81	123,500	111 months	$31.34	30,875	$31.34
$36.82 - $39.55	3,000	114 months	$39.55	750	$39.55

(15)	Employee Benefit Plan

Substantially all of the subsidiary banks employees are covered under the Company’s 401(k) compensation and incentive plan. Employees are eligible to participate in the plan after completing six months of continuous employment. The Company contributes an amount equal to a certain percentage of the employees’ contributions based on the discretion of the Board of Directors. In addition, the Company may also make additional contributions to the plan each year, subject to profitability and other factors, and based solely on the discretion of the Board of Directors. For the nine month periods ended September 30, 2005 and 2004, the Company’s contribution expense to the plan were $537 and $351, respectively, which are included in salary and benefits on the statement of operations.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(16)	Parent Company Only Financial Statements

Condensed financial statements of CenterState Banks of Florida, Inc. (parent company only) follow:

Condensed Balance Sheet

September 30, 2005 and December 31, 2004

	Sept 30, 2005	Dec 31, 2004
Assets:
Cash and due from banks	$4,729	$10,602
Inter-company receivables from subsidiary banks	37,000	—
Investment in wholly-owned bank subsidiaries	64,438	56,405
Investments	400	400
Prepaid expenses and other assets	255	626

Total assets	$106,822	$68,033

Liabilities:
Accounts payable and accrued expenses	383	369
Corporate debenture	10,000	10,000

Total liabilities	10,383	10,369
Shareholders’ Equity:
Common stock	52	41
Additional paid-in capital	74,995	39,545
Retained earnings	22,487	18,849
Accumulated other comprehensive loss	(1,095)	(771)

Total shareholders’ equity	96,439	57,664

Total liabilities and shareholders’ equity	$106,822	$68,033

Condensed Statements of Operations

Nine month periods ending September 30, 2005 and 2004

	2005	2004
Other income	$16	$4
Interest expense	493	358
Operating expenses	898	813

Loss before equity in net earnings of subsidiaries	(1,375)	(1,167)
Equity in net earnings of subsidiaries (net of income tax expense of $3,191 and $2,435 at September 30, 2005 and 2004, respectively)	5,357	4,122

Net income before income tax benefit	3,982	2,955
Income tax benefit	(513)	(435)

Net income	$4,495	$3,390

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

Condensed Statements of Cash Flows

Nine month periods ending September 30, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income	$4,495	$3,390
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net earnings of subsidiaries	(5,357)	(4,122)
Increase in payables and accrued expenses	14	263
Decrease (increase) in other assets	371	(218)

Net cash flows used in operating activities	(477)	(687)

Cash flows from investing activities:
Cash payments to CSB shareholders	—	(65)
Purchase of CD investment, available for sale portfolio	—	(300)
Investment in subsidiaries	(3,000)	(4,100)
Increase in inter-company receivable from subsidiaries	(37,000)	—

Net cash flows used in investing activities	(40,000)	(4,465)

Cash flows from financing activities:
Stock options exercised	607	170
Dividends paid to shareholders	(857)	(690)
Public stock offering (net of cost)	34,854	—
Shareholder rights offering (net of cost)	—	12,708

Net cash flows provided by financing activities	34,604	12,188

Net (decrease) increase in cash and cash equivalents	(5,873)	7,036
Cash and cash equivalents at beginning of period	10,602	4,545

Cash and cash equivalents at end of period	$4,729	$11,581

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

Condensed Statements of Cash Flows - continued

Nine month periods ended September 30,	2005	2004
Supplemental disclosure of noncash activities:
Market value adjustment – investment securities available for sale:
Market value adjustment – investment securities	$(520)	$(582)
Deferred income tax asset	196	217

Unrealized loss on investment securities available for sale, net	$(324)	$(365)

(17)	Credit Commitments

The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer’s credit worthiness is evaluated on a case-by-case basis. A summary of commitments to extend credit and standby letters of credit written at September 30, 2005 and December 31, 2004, are as follows:

	Sept 30 2005	Dec 31 2004
Standby letters of credit	$4,877	$2,573
Available lines of credit	98,882	78,548
Unfunded loan commitments – fixed	12,042	15,351
Unfunded loan commitments – variable	13,706	12,821

Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

The Company’s policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income providing commercial properties.

Standby letters of credit are contractual commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Outstanding commitments are deemed to approximate fair value due to the variable nature of the interest rates involved and the short-term nature of the commitments.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(18)	Concentrations of Credit Risk

Most of the Company’s business activity is with customers located within Osceola, Orange, Pasco, Hernando, Citrus, Sumter and Polk Counties of the State of Florida and portions of adjacent counties. The majority of commercial and mortgage loans are granted to customers residing in these areas. Generally, commercial loans are secured by real estate, and mortgage loans are secured by either first or second mortgages on residential or commercial property. As of September 30, 2005, substantially all of the Company’s loan portfolio was secured. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Osceola, Orange, Pasco, Hernando, Citrus, Sumter and Polk Counties and portions of adjacent counties. The Company does not have significant exposure to any individual customer or counterparty.

(19)	Basic and Diluted Earnings Per Share

Basic and diluted earnings per share for the nine month periods ending September 30, 2005 and 2004 are calculated as follows:

	2005	2004
Numerator for basic and diluted earnings per share:
Net income	$4,495	$3,390

Denominator:
Denominator for basic earnings per share - weighted-average shares	4,485,902	3,644,523
Effect of dilutive securities:
Employee stock options	136,808	84,445

Denominator for diluted earnings per share - adjusted weighted-average shares	4,622,710	3,728,968
Basic earnings per share	$1.00	$0.93
Diluted earnings per share	$0.97	$0.91

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (unaudited)

(amounts are in thousands of dollars, except per share data)

as of September 30, 2005 and December 31, 2004 and for the

nine month periods ending September 30, 2005 and 2004

(20)	Investment in CenterState Home Loans, LLC

The Company acquired a 49% interest in a newly formed joint venture, CenterState Home Loans, LLC, during 2004 for $34. The entity, located in Orlando, Florida, brokers single family home mortgages for a fee. The Company does not assume any interest rate risk, market risk or credit risk. The entity commenced business on December 1, 2004. The investment is carried on the equity method and included in other assets on the Company’s consolidated balance sheet. Income earned from the joint venture is included in other service charges and fees in the Company’s consolidated statement of operations. Summary combined unaudited financial information for the investee company as of September 30, 2005 and December 31, 2004, and for the nine month periods ending September 30, 2005 and 2004 follows:

CenterState Home Loans, LLC Balance Sheets as of

September 30, 2005 and December 31, 2004

	Sept 30 2005	Dec 31 2004
Cash	$82	$92
Accounts receivable	104	—
Fixed assets, net of accumluated depreciation	10	—

Total assets	$196	$92

Accounts payable	$68	$—
Stockholders’ equity	128	92

Total liabilities and stockholders’ equity	$196	$92

CenterState Home Loans, LLC Statement of Operations

for the nine month periods ending September 30, 2005 and 2004

	2005	2004
Total revenues	$895	$—

Total expenses	$619	$—

Net income	$276	$—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the such Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	-	Agreement and Plan of Merger dated September 30, 2005 between CenterState Banks of Florida, Inc. and CenterState Bank Mid Florida (attached as Appendix A to the proxy statement/prospectus)

3.1	-	Articles of Incorporation of CenterState Banks of Florida, Inc. *

3.2	-	Bylaws of CenterState Banks of Florida, Inc. *

4.1	-	Specimen Stock Certificate of CenterState Banks of Florida, Inc. *

5	-	Legal Opinion of Smith Mackinnon, PA with respect to the validity of the Common Stock being offered hereby

8	-	Tax Opinion of Crowe Chizek and Company LLC

10.1	-	CenterState Banks of Florida, Inc. Stock Option Plan */**

10.2	-	CenterState Banks of Florida, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement dated March 25, 2004) **

10.3	-	CenterState Banks of Florida, Inc. Split-Dollar Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006) **

21	-	Subsidiaries of CenterState Banks of Florida, Inc.

23.1	-	Consent of KPMG, LLP

23.2	-	Consent of Crowe Chizek and Company LLC

23.3	-	Consent of The Carson Medlin Company

23.4	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5)

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Notice of Special Meeting of CenterState Bank Mid Florida shareholders

99.2	-	Form of Proxy to be used at CenterState Bank Mid Florida Special Shareholders Meeting

*	Incorporated by reference to the same Exhibit number in the Registrant’s Registration Statement No. 333-95087

**	Designates a management contract, agreement or compensation arrangement.

(b)	Financial Statements

(1)	Financial Statements are included in the proxy statement/prospectus; see “Index to Financial Statements” in the Prospectus.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant will (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed information on the plan of distribution; (2) for determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on January 13, 2006.

CenterState Banks of Florida, Inc.

/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer

/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and James J. Antal, for himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on January 13, 2006.

Signature	Title

/s/ Ernest S. Pinner Ernest S. Pinner	Chairman, President and Chief Executive Officer and Director

/s/ James H. Bingham James H. Bingham	Director

/s/ G. Robert Blanchard G. Robert Blanchard, Jr.	Director

/s/ Terry W. Donley Terry W. Donley	Director

/s/ Bryan W. Judge Bryan W. Judge	Director

/s/ Samuel L. Lupfer, IV Samuel L. Lupfer, IV	Director

/s/ Lawrence W. Maxwell Lawrence W. Maxwell	Director

/s/ George Tierso Nunez, II George Tierso Nunez, II	Director

/s/Thomas E. Oakley Thomas E. Oakley	Director

/s/ J. Thomas Rocker J. Thomas Rocker	Director

INDEX TO EXHIBITS

Exhibits

5	-	Legal Opinion of Smith Mackinnon, PA with respect to the validity of the Common Stock being offered hereby

8	-	Tax Opinion of Crowe Chizek and Company LLC

21	-	Subsidiaries of CenterState Banks of Florida, Inc.

23.1	-	Consent of KPMG, LLP

23.2	-	Consent of Crowe Chizek and Company LLC

23.3	-	Consent of The Carson Medlin Company

99.1	-	Notice of Special Meeting of CenterState Bank Mid Florida shareholders

99.2	-	Form of Proxy to be used at CenterState Bank Mid Florida Special Shareholders Meeting